    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999

                                                       REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            NORTH COAST ENERGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      1311
                          (Primary Standard Industrial
                            Classification Code No.)
                                   34-1594000
                                (I.R.S. Employer
                             Identification Number)

                               1993 CASE PARKWAY
                             TWINSBURG, OHIO 44087
                                 (330) 425-2330
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                  GARRY REGAN
                                   PRESIDENT
                               1993 CASE PARKWAY
                             TWINSBURG, OHIO 44087
                                 (330) 425-2330
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:
                              MICHAEL D. PHILLIPS
                         CALFEE, HALTER & GRISWOLD LLP
                     MCDONALD INVESTMENT CENTER, SUITE 1400
                             CLEVELAND, OHIO 44114
                                 (216) 622-8200
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED        PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE      MAXIMUM OFFERING   AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED        PRICE PER UNIT         PRICE(1)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share(1)................................      15,532,721           $0.63(3)          $9,785,614.23         $2,886.76
---------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants and
  options(2)..............................       6,115,126           $0.63(3)          $3,852,529.38         $1,136.50
---------------------------------------------------------------------------------------------------------------------------
Total.....................................      21,647,847           $0.63(3)         $13,638,143.61         $4,023.26
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) The 15,532,721 shares consist of Common Stock previously issued in private placements, upon exercise of warrants issued in private placements, for payment of director fees and payment of other fees in lieu of cash.

(2) Represents shares of Common Stock issuable upon exercise of the Warrants and options.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION AND AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH THAT OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                       PROSPECTUS DATED FEBRUARY 5, 1999

PROSPECTUS

                               21,647,847 SHARES

                            NORTH COAST ENERGY, INC.
                                  COMMON STOCK

This prospectus relates to the offer and sale of 15,532,721 shares of Common Stock, $.01 par value (the "Common Stock"), of North Coast Energy, Inc., a Delaware corporation (the "Company"), which are currently issued and outstanding and 6,115,126 shares of Common Stock issuable upon the exercise of outstanding stock warrants (the "Warrants") and options to purchase shares of Common Stock. All of the Common Stock being registered hereby may be offered and sold from time to time by certain selling stockholders of the Company. See "Principal and Selling Stockholders" and "The Offering." The Company will receive approximately $5,322,000 in proceeds if the Warrants and options are exercised. The Company will receive no proceeds from the sale of the Common Stock.

Shares of the Company's Common Stock are traded on the Nasdaq Small Cap Market under the symbol "NCEB." On February 4, 1999, the last reported sales price for the Common Stock was $0.66 per share.

Information contained in this prospectus is subject to completion and amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which that offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus (including the material incorporated herein by reference) and, if given or made, that information or representation must not be relied upon as having been authorized by the Company or by any other person deemed to be an underwriter. Neither the delivery of this prospectus nor any sale made hereunder will under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION ABOUT THE COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

           The date of this prospectus is                      , 1999

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's annual report on Form 10-K for the fiscal year ended March 31, 1998, the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998, and the Company's current report on Form 8-K, dated July 14, 1998, are incorporated herein by reference. Statements contained in the foregoing documents incorporated by reference should be considered to be modified or superseded for purposes of this prospectus to the extent that statements contained herein modify, supersede or replace such statements. Any statement so modified should not be considered, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, the Company will furnish, without charge to each person to whom this prospectus is delivered, a copy of any or all of the documents described above, other than exhibits thereto not incorporated by reference into those documents. Requests should be addressed to: North Coast Energy, Inc., 1993 Case Parkway, Twinsburg, Ohio 44087-2343, Attention: Garry Regan, telephone: (330) 425-2330.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

                                  THE COMPANY

North Coast Energy, Inc. ("North Coast" or the "Company") is an independent natural gas and oil company engaged in exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania. The Company's strategy focuses primarily on its acquisition of proved undeveloped natural gas and oil properties and on the turnkey (fixed price) drilling and development of these properties in conjunction with drilling partnerships managed and sponsored by the Company ("Drilling Programs"). Drilling Programs are funded through the sale of partnership interests to non-industry investors and by contributions from the Company.

As of September 30, 1998, the Company served as the managing general partner of 27 Drilling Programs and operated 1,495 wells, 381 of which are operated for Drilling Programs. In connection with the drilling and development of the wells it operates, North Coast currently transports gas from 1,225 Company-operated wells through its pipelines. At March 31, 1998, the Company had estimated net proved reserves of approximately 18 Bcf of natural gas and 136,000 barrels of oil, not including the reserves associated with approximately 760 producing oil and gas properties acquired from Kelt Ohio, Inc. ("Kelt") on April 8, 1998. Kelt had proved reserves of 236,900 barrels of oil and 25.4 Bcf of natural gas at December 31, 1997.

The Company focuses its exploration and development activities in the Appalachian Basin, where wellhead prices for natural gas have, in recent years, generally averaged higher than in the Gulf Coast and mid-continent regions of the country due to the area's proximity to major commercial and industrial markets.

                              RECENT DEVELOPMENTS

The Company acquired the assets of Kelt pursuant to a purchase and sale agreement dated April 8, 1998 and subsequently amended on May 12, 1998. The Kelt acquisition closed on May 29, 1998, with an effective date of April 8, 1998. The purchase price for the acquired assets was $16.0 million. The acquired assets included approximately 900 natural gas and oil wells and Kelt's brine disposal facilities, drilling and service rigs, natural gas compressors and gas gathering systems, and a large inventory of oilfield service equipment and supplies. The Company funded the acquisition using cash and an increase in its existing line of credit. Approximately $15.0 million of the $16.0 million purchase price was financed under a recently amended credit facility, which increased the Company's borrowing base to $25.0 million. See "Description of Certain Indebtedness."

                            ------------------------

The Company was incorporated in Delaware on August 30, 1988 as a successor to the business carried on by its predecessor since 1981. Its principal executive offices are located at 1993 Case Parkway, Twinsburg, Ohio 44087 and its telephone number is (330) 425-2330.

                                  THE OFFERING

COMMON STOCK....................    Common Stock was issued to several parties
                                    through private transactions by the issuance of Warrants and options. The following is a summary of the shares to be registered.

                                    - Common Stock was issued to NUON
                                      International bv, a limited liability
                                      company organized under the laws of the
                                      Netherlands ("NUON"), pursuant to a
                                      private offering at the then current price of $0.87. NUON purchased 11,494,254 shares of Common Stock in two separate transactions on September 4, 1997, and September 30, 1998. NUON also has an option to purchase an additional 5,747,127 shares of Common Stock prior to September 30, 1999 for $0.87 per share.

                                    - Range Resources Corporation ("Range"),
                                      formerly Lomak Petroleum, Inc., owns
                                      3,959,874 shares of Common Stock to be
                                      registered.

                                    - The directors of the Company received
                                      Common Stock in lieu of cash compensation for director's fees between the dates of October 1996 and December 1997 in the amounts to be registered listed below. Mr. Bradley received a Warrant to purchase 99,999 shares of Common Stock of which one third vested on April 16, 1998 and one third vests on the one year anniversary for each of the following two years. The issuance of this Warrant was also in lieu of cash compensation for director fees.

                                      John Pinkerton       8,464 shares
                                      Steve Grose          8,971 shares
                                      C. Rand Michaels     8,094 shares
                                      Ralph Bradley       99,999 shares
                                      George Begley       16,715 shares
                                      Dale Wegrich        12,403 shares
                                      Charles Ebinger     11,973 shares
                                      Robert Bauman       11,973 shares

                                    - The Company issued Warrants to purchase
                                      134,000 shares of Common Stock each to
                                      Messrs. Berns and Siegel associated with the NUON investment transactions of September 4, 1997 and September 30, 1998 for their work as consultants.

USE OF PROCEEDS.................    The Company will not receive any proceeds
                                    from the sale of Common Stock offered by the selling stockholders. The net proceeds from the exercise of any Warrant or option is anticipated to be utilized to repay indebtedness and for general corporate purposes.

NASDAQ SYMBOL FOR COMMON
  STOCK.........................    "NCEB"

COMMON STOCK OUTSTANDING PRIOR
  TO OFFERING...................    22,757,168 (1)

COMMON STOCK OUTSTANDING AFTER
  THE EXERCISE OF WARRANTS AND
  OPTIONS.......................    28,872,294 (1)
---------------

(1) Does not reflect 1,704,425 shares of Common Stock issuable upon conversion of the Preferred Stock or 504,950 shares issuable upon exercise of options and warrants outstanding as of September 30, 1998 but does reflect the shares of Common Stock issuable to NUON and Messrs. Bradley, Siegel and Berns upon the exercise of their currently exercisable options and Warrants. See "Capitalization" and "Description of Securities."

                                  RISK FACTORS

You should carefully consider the risk factors set forth under the caption "Risk Factors" and any other information included in the prospectus prior to making an investment decision.

             SUMMARY OIL AND GAS PRODUCTION AND RESERVE INFORMATION

Set forth below is a summary of information regarding the Company's gas and oil production and proved gas and oil reserves. See "Business--Gas and Oil Reserves" and the Company's consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                         YEAR ENDED                  SIX MONTHS ENDED
                                         MARCH 31,                     SEPTEMBER 30,
                            ------------------------------------   ---------------------
                               1996         1997         1998        1997        1998
                            ----------   ----------   ----------   --------   ----------
SUMMARY OIL AND GAS DATA:
Production:
  Gas (Mcf)...............   1,166,000    1,153,000    1,116,000    569,000    1,262,000
  Oil (Bbls)..............      14,100       16,200       13,900      7,400       13,500
  Equivalent Mcf @ 6 Mcf/
     Bbl..................   1,250,600    1,250,200    1,199,400    613,400    1,343,000
Average Sales Price:
  Gas, per Mcf............  $     2.24   $     2.43   $     2.50   $   2.30   $     2.59
  Oil, per Bbl............  $    17.01   $    20.65   $    16.18   $  17.53   $    11.32
Average Lifting Cost per
  Mcf.....................  $      .64   $      .62   $      .70   $    .69   $      .89

                                                           YEAR ENDED
                                                            MARCH 31,
                                             ---------------------------------------
                                                1996          1997          1998
                                             -----------   -----------   -----------
PROVED RESERVE DATA (1)(2):
Gas (Mcf)..................................   20,048,000    16,959,000    17,802,000
Oil (Bbls).................................      195,200       120,200       135,700
Equivalent Mcf @ 6 Mcf/Bbl.................   21,219,200    17,680,200    18,616,200
Estimated Future Net Revenues (Before
  Income Taxes)............................  $39,818,000   $28,937,000   $31,174,000
Discounted Present Value (Before Income
  Taxes)...................................  $19,267,000   $14,164,000   $14,765,000

---------------

(1) See "Business--Oil and Gas Reserves."

(2) Does not include the reserves purchased from Kelt with an effective date of April 8, 1998.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth summary consolidated financial information of the Company as of the dates and periods indicated. The summary consolidated financial data should be read in conjunction with the financial statements and the notes thereto of the Company appearing elsewhere in this prospectus.

                                                                      (UNAUDITED)
                                           FISCAL YEAR ENDED       SIX MONTHS ENDED
                                               MARCH 31,             SEPTEMBER 30,
                                       -------------------------   -----------------
                                        1996      1997     1998     1997      1998
                                       -------   ------   ------   -------   -------
OPERATIONS DATA:
Revenues:
  Oil and gas production.............  $ 2,849   $3,137   $3,014   $1,415    $3,428
  Drilling revenues..................    5,490    3,784    2,988      739       327
  Well operating, transportation and
     other...........................    1,610    1,860    1,622      823       934
  Administrative, management and
     agency fees.....................      911      884      966      426       418
                                       -------   ------   ------   ------    ------
          Total......................   10,860    9,665    8,590    3,403     5,107
Costs and Expenses:
  Oil and gas production expenses....      796      777      840      433     1,197
  Drilling costs.....................    4,161    2,877    2,517      630       572
  Oil and gas operations.............      881      977      653      306       445
  General and administrative
     expenses........................    2,879    2,308    2,216    1,048     1,011
  Depreciation, depletion,
     amortization, impairment and
     other...........................    3,298    1,385    1,242      552     1,012
  Abandonment of oil and gas
     properties......................       60       74       89        3        --
  Interest expense...................      773    1,055      839      505       999
  Other income, net..................      (96)     (80)     (68)     (29)      (44)
                                       -------   ------   ------   ------    ------
                                        12,752    9,373    8,328    3,448     5,192
                                       -------   ------   ------   ------    ------
Income (Loss) Before Income Taxes....   (1,892)     292      262      (45)      (85)
Provision (Credit) For Income
  Taxes..............................     (638)      --       --       --        --
                                       -------   ------   ------   ------    ------
Net Income (Loss)....................  $(1,254)  $  292   $  262   $  (45)   $  (85)
                                       =======   ======   ======   ======    ======
Net Income (Loss) Applicable to
  Common Stock (1)...................  $(1,904)  $ (167)  $   (6)  $ (179)   $ (210)
                                       =======   ======   ======   ======    ======
Net Income (Loss) Per Share..........  $  (.24)  $ (.02)  $ (.00)  $(0.02)   $(0.01)
                                       =======   ======   ======   ======    ======

                                                                      (UNAUDITED)
                                           FISCAL YEAR ENDED       SIX MONTHS ENDED
                                               MARCH 31,             SEPTEMBER 30,
                                       -------------------------   -----------------
                                        1996      1997     1998     1997      1998
                                       -------   ------   ------   -------   -------
CASH FLOW DATA:
Net income (loss)....................  $(1,254)  $  292   $  262   $  (45)   $  (85)
Depreciation, depletion, amortization
  and other..........................    3,298    1,385    1,242      552     1,012
Abandonment of oil and gas
  properties.........................       60       74       89        3        --
Loss (gain) on sale of property and
  equipment..........................      (18)      20       (2)      (2)        2
Deferred income taxes................     (555)       5      (12)      --        --
                                       -------   ------   ------   ------    ------
Subtotal.............................    2,785    1,484    1,317      553     1,014
Changes in working capital, net......     (482)    (614)    (403)    (600)   (1,347)
                                       -------   ------   ------   ------    ------
          Total adjustments..........    2,303      870      914      (47)     (333)
                                       -------   ------   ------   ------    ------
Net cash provided by operating
  activities.........................  $ 1,049   $1,162   $1,176   $  (92)   $ (418)
                                       =======   ======   ======   ======    ======

                                                             AT SEPTEMBER 30, 1998
                                                            -----------------------
                                                            ACTUAL   AS ADJUSTED(2)
                                                            ------   --------------
BALANCE SHEET DATA:
Working Capital...........................................  $3,487       $3,487
Property and Equipment (net)..............................  34,787       34,787
          Total Assets....................................  42,389       42,389
Long-Term Debt (3)........................................  21,672       16,747
          Total Stockholders' Equity......................  17,094       22,019

---------------

(1) Dividends paid or in arrears on the Preferred Stock for the years ended March 31, 1996, 1997 and 1998 and the six months ended September 30, 1997 and 1998 in the amounts of $650, $459, $268, $134 and $125, respectively.

(2) Adjusted for the exercise of the option held by NUON for Common Stock and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(3) Long-term debt does not include that portion of indebtedness classified as current.

                                  RISK FACTORS

You should carefully consider the following factors, in addition to the other information contained in this prospectus, in evaluating an investment in the Common Stock offered by this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this prospectus.

DEPENDENCE ON DRILLING PROGRAMS

A substantial portion of the Company's revenues historically have been realized from drilling, well operating, gas gathering and transportation, gas marketing and other services performed under contract to Drilling Programs. To date, the Company has organized 49 Drilling Programs, of which 28 are still active and operating. The Company's ability to continue to market Drilling Programs to investors, and the amount of capital raised through these Drilling Programs, will depend upon a number of factors, including:

    - the performance of the Company's gas and oil development activities,

    - the continued availability of certain federal income tax benefits for investors,

    - the absence of adverse changes in federal and state securities regulations,

    - factors affecting natural gas and oil prices and markets,

    - the Company's ability to maintain good working relationships with the broker-dealer group which sells partnership interests in Drilling Programs and

    - general economic conditions.

If the Company is unable to continue successfully sponsoring Drilling Programs, the size, scope and diversification of the Company's operations could be limited. See "Business--Drilling Programs."

ACQUISITION AND DEVELOPMENT OF ADDITIONAL RESERVES

The Company's future growth depends on its ability to develop or acquire additional natural gas and oil properties and reserves that can be operated or developed on a basis which is profitable enough to provide attractive rates of return. Unless the Company is successful developing and acquiring additional reserves, its reserves will be depleted as they are produced. Although the Company emphasizes development drilling in the Clinton/Medina formation in the Appalachian Basin where drilling results are generally more predictable than in other geological areas, there can be no assurance that the Company will be able to economically find or acquire additional gas and oil reserves or that it will be able to economically develop its current or any future reserves. See "--Capital Availability," "--Dependence on Drilling Programs," "Business--Appalachian Basin" and "--Acquisition of Properties."

CAPITAL AVAILABILITY

The Company's strategy of finding, acquiring and developing natural gas and oil properties depends upon its ability to obtain financing for these activities. Although the Company may be able to issue Common Stock or other securities for such purposes (subject to market conditions and certain restrictions under the Company's existing reducing revolving credit facility on the issuance of debt and preferred stock), it also intends to utilize the credit facility and internally generated funds to finance these activities, including its investment in Drilling Programs. Also, NUON has the option to acquire 5,747,127 shares of Common Stock for $5,000,000. Although NUON has opted to purchase 11,494,254 shares of Common Stock for $10,000,000, there is no assurance when or if NUON will exercise the remaining option. In addition, the Company intends to continue to utilize Drilling Programs as part of its acquisition, drilling and development strategy. See "--Dependence on Drilling Programs."

The credit facility limits the Company's outstanding borrowings to those amounts, determined by the bank in its sole discretion, based upon several factors including the discounted present value of the Company's estimated future net cash flow from oil and gas production.

Any future acquisition or development activities by the Company requiring bank financing in excess of the amount then available under the credit facility will depend upon the bank's evaluation of the properties proposed to be acquired or developed. In the event funds are not available under the credit facility and cannot be obtained from alternative sources, the scope of the Company's operations would be limited. The credit facility will convert to a term loan on September 30, 1999, the principal amount of which is scheduled to be amortized over five years. Although there can be no assurance, the Company believes the credit facility can be renewed on substantially similar terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

The gas and oil industry is highly competitive in many respects, including:

    - identification of attractive gas and oil properties for acquisition,

    - drilling and development,

    - marketing,

    - securing financing for such activities and

    - obtaining the necessary equipment and personnel to conduct such activities.

Many other gas and oil companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will be able to compete effectively with these larger entities. See "Business--Competition."

DEPENDENCE ON NATURAL GAS

During fiscal 1998, 89% of the Company's gas and oil production revenues (or 35% of total revenues) were derived from the sale of natural gas. In addition, approximately 95% of the Company's March 31, 1998 proved developed reserves (on an equivalent Mcf basis) are attributable to natural gas. Consequently, the Company is highly dependent upon both the markets and prices paid for its natural gas production. See "Business--Markets."

UNCERTAIN MARKETS AND PRICES FOR GAS AND OIL

The revenues generated from the oil and gas operations of the Company are highly dependent upon the prices at which gas and oil can be sold. Various factors beyond the control of the Company affect prices of oil and natural gas, including:

    - worldwide and domestic supplies,

    - actions by members of the Organization of Petroleum Exporting Countries ("OPEC"),

    - political instability or armed conflict in oil producing regions,

    - a significant decline in crude oil prices since March 31, 1998,

    - the level of consumer demand,

    - weather,

    - the price and availability of alternative fuels,

    - the availability of pipeline capacity and

    - changes in existing federal regulation and price controls.

Historically, prices have been subject to considerable fluctuation. Any significant decline in the price of natural gas or oil would materially adversely affect the Company's revenues and operating income and its financial condition, and would result in a write down in the carrying value of the Company's oil and gas properties which would affect the availability of funds and the Company's ability to repay borrowed funds under the credit facility. See "Business--Markets."

LIMITATIONS ON ACCURACY OF RESERVE ESTIMATES

There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures. The reserve data set forth in this prospectus represents only estimates. In addition, the estimates of future net revenues from proved reserves and their discounted present value are based upon assumptions about future production levels, prices and costs that may not be accurate. The estimates of the future net cash flows as of March 31, 1998 reflect average oil and gas prices, on that date, of $16.18 per Bbl and $2.50 per Mcf, respectively. There can be no assurance that these prices will be realized or that the projected volumes will be produced. See "Business--Oil and Gas Reserves." At September 30, 1998, the prevailing field price for crude oil in the Appalachian Basin was $11.32 per barrel. The average price of natural gas for the six months ended September 30, 1998 was $2.59. If the current estimate of proved reserves is materially inaccurate, it could materially adversely affect production, cash flow and net income.

DRILLING AND OPERATING RISKS

Drilling carries the risk that commercial production will not be obtained. The cost of drilling, completing and operating wells is uncertain and drilling and/or production may be curtailed or delayed as a result of many factors. The business is also subject to all of the operating risks normally associated with the exploration for and production of gas and oil, including, but not limited to, unexpected formations or pressures, uncontrollable flows of gas, oil, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance which it believes is reasonable, it is not fully insured against all risks. Losses and liabilities arising from uninsured or under-insured events could have a materially adverse effect on the financial condition and operations of the Company. See "Business--Operating Hazards and Uninsured Risks."

PARTICIPATION IN DRILLING PROGRAMS

As managing general partner of the Drilling Programs, the Company is subject to full liability for the obligations of the Drilling Programs although it is indemnified by each program to the extent of the assets of Drilling Programs under certain circumstances. To maintain the marketability of its Drilling Programs, the Company also agrees to indemnify the investors under certain circumstances against liabilities in excess of their capital contributions. The partnership interests in Drilling Programs constitute securities and the Company is subject to potential liability for failure to comply with applicable federal and state securities laws and regulations.

LAWS AND REGULATIONS

The Company's operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and gas production, operations and economics are or have been affected by changes in price controls, taxes and other laws relating to the oil and gas industry. The Company cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on its business or financial condition. See "Business--Regulation" and "Business--Markets."

ENVIRONMENTAL REGULATIONS

The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require the Company to incur costs to remedy discharges. The Company may be unable to insure against these potential liabilities either because insurance is not available or is not available on reasonably economic terms. The Company believes its present activities substantially comply in all material aspects with existing environmental laws and regulations.

OBLIGATIONS UNDER DRILLING CONTRACTS

For fiscal 1998, approximately 35% of the Company's revenues were received from its drilling contracts with Drilling Programs. The Company enters into these drilling contracts on a turnkey (fixed price) basis and in turn subcontracts with drilling contractors to drill and complete the wells. The Company is obligated to conduct all operations necessary for the drilling and completion of Drilling Program wells regardless of actual costs incurred and consequently is subject to the risks of cost overruns, increased prices for goods and services, or other unanticipated costs. See "Business--Drilling Services."

CONTROL OF THE COMPANY

The officers, directors and holders of ten percent (10%) or more of the outstanding Common Stock of the Company beneficially own approximately 76% of the Company's voting capital stock. Furthermore, pursuant to an August 1, 1997 stock purchase agreement between the Company and NUON, NUON is entitled to designate a majority of the members of the board of directors until such time as NUON's ownership of the Company's outstanding Common

Stock falls below 33 1/3 %. Accordingly, such stockholders may remain in a position to control future corporate actions requiring stockholder approval by reason of their ownership of such a substantial percentage of the Company's voting securities. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management," "Principal and Selling Stockholders" and "Description of Securities."

LIQUIDATION PREFERENCES

As of September 30, 1998, there were 74,491 shares of 6% Series A Noncumulative Convertible Preferred Stock outstanding (the "Series A Preferred Stock") and 233,864 shares of Series B Cumulative Convertible Preferred Stock outstanding (the "Series B Preferred Stock", and together with the Series A Preferred Stock, the "Preferred Stock"). In addition, the board of directors is authorized to create and issue, in one or more series, 811,730 additional shares of preferred stock. The outstanding Preferred Stock is entitled to receive liquidation preferences of $3,083,550, in the aggregate, prior to any distribution on the Common Stock in the event of liquidation or dissolution of the Company. See "Description of Securities." There can be no assurance that the assets of the Company would be sufficient to satisfy such liquidation preferences or, if such preferences are satisfied, as to the extent of assets remaining for distribution to holders of Common Stock.

The Company has dividends in arrears on its Series B Preferred Stock of $375,570 at September 30, 1998. See "Price Range of Common Stock and Dividend Policy."

DIVIDEND RESTRICTIONS

The credit facility currently prohibits the payment of cash dividends. In addition, holders of Preferred Stock are entitled to receive dividends before any cash dividends are paid on Common Stock. See "Price Range of Common Stock and Dividend Policy" and "Description of Securities."

CREDIT FACILITY RESTRICTIONS AND COLLATERAL

The Company's credit facility contains certain financial and negative covenants which limit the ability of the Company to take certain actions, including the payment of dividends. There can be no assurance that the Company will not experience difficulty meeting the financial covenants. In addition, the credit facility is collateralized by substantially all of the Company's assets, including receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and Warrants and could impair the Company's ability to raise additional capital through the public sale of its equity securities. Of the Company's stockholders, NUON owns approximately 50.5% of the Common Stock and Range owns approximately 17.4% of the Common Stock. See "Principal and Selling Stockholders." In addition, certain stockholders, including Range, have rights requiring the Company to register their shares of Common Stock for resale.

OUTSTANDING OPTIONS AND WARRANTS AND CONVERSION RIGHTS

At September 30, 1998, the Company had outstanding options and warrants to purchase an aggregate of 6,620,076 shares of Common Stock. The Preferred Stock is currently convertible into an aggregate of 1,704,425 shares of Common Stock. See "Description of Securities." Although the exercise of options or Warrants may raise capital for the Company, such amounts may be less than could be received by the Company in a public offering at the time of exercise.

ANTI-TAKEOVER PROTECTION

The Company's certificate of incorporation and by-laws include several provisions that may inhibit a change of control of the Company. These include super-majority voting requirements for certain transactions, a classified board of directors serving staggered terms and the authorization of additional classes of preferred stock. In addition, certain of the Company's officers have entered into employment contracts providing for certain payments to be made if a change of control of the Company occurs. These provisions may discourage a tender offer for or an attempt to obtain control of the Company. See "Description of Securities--Certain Anti-Takeover Provisions."

DELISTING OF SECURITIES

The Common Stock is currently listed on the Nasdaq Small Cap Market. Nasdaq has established certain minimum criteria for the continued listing of the Common Stock on the Small Cap Market, including a minimum price of $1.00 per share. Since September 29, 1998, the Common Stock has traded at prices less than this minimum criteria. As a result, on November 5, 1998, the Company received a notice from Nasdaq indicating that the Common Stock would be delisted if the Common Stock could not meet the minimum criteria for ten consecutive days before a period of ninety calendar days after the date of the notice had lapsed. The Company is preparing to present an appeal to Nasdaq in which the Company will request an extension of this ninety day period. The delisting of the Common Stock, or the perception that the delisting of the Common Stock could occur, could adversely affect the prevailing market price for the Common Stock.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Common Stock is traded on the Nasdaq Small Cap Market under the symbol "NCEB." The following table sets forth, for the fiscal periods indicated, the high and low bid and ask prices for the Common Stock.

                                  COMMON STOCK
                     (amounts rounded to the nearest 32nd)

                                                      HIGH                  LOW
                                               ------------------    ------------------
                                                 BID        ASK        BID        ASK
                                               -------    -------    -------    -------
FISCAL 1996
  First Quarter..............................  $ 1  1/4   $ 1 7/16   $    1/2   $    7/8
  Second Quarter.............................    1  3/8     1  1/2       9/16        7/8
  Third Quarter..............................    1  3/8     1  1/2        7/8     1 1/16
  Fourth Quarter.............................    1          1  3/8        1/2        3/4
FISCAL 1997
  First Quarter..............................  $ 1 1/16   $ 1 3/16   $    1/2   $    3/4
  Second Quarter.............................    1 7/16     1  5/8        5/8        3/4
  Third Quarter..............................    1 5/16     1  1/2        7/8     1 1/16
  Fourth Quarter.............................    1 3/16     1  3/8        5/8        3/4

                                                     HIGH                  LOW
                                              ------------------    ------------------
                                                BID        ASK        BID        ASK
                                              -------    -------    -------    -------
FISCAL 1998
  First Quarter.............................  $ 1        $ 1 31/32  $   11/16  $    3/4
  Second Quarter............................    1 3/16     1 5/16       13/16      27/32
  Third Quarter.............................      31/32    1 1/32       17/32      11/16
  Fourth Quarter............................    1          1 1/32       17/32       5/8
FISCAL 1999
  First Quarter.............................  $ 1 3/16   $ 1  1/4   $    3/4   $   27/32
  Second Quarter............................    1 1/16     1  1/8       7/16       9/16
  Third Quarter.............................      15/16    1             1/2       9/16
  Fourth Quarter (through January 28,
     1999)..................................      13/16       7/8        1/2       9/16

As of September 30, 1998, there were approximately 22,757,168 shares of Common Stock outstanding which were held by approximately 1,300 holders of record.

Holders of Series A Preferred Stock (convertible into 2.3 shares of Common Stock) are entitled to receive semi-annual non-cumulative cash dividends at an annual rate of $.60 per share. Such dividends are payable on June 1 and December 1 of each year. Holders of Series B Preferred Stock (convertible into 6.55 shares of Common Stock) are entitled to receive quarterly cumulative cash dividends at an annual rate of $1.00 per share. For the six months ended September 30, 1998, the Company paid $85,292 in aggregate cash dividends on its Series B Preferred Stock. The Company has dividends in arrears on its Series B Preferred Stock of $375,570 at September 30, 1998.

The Company has never paid any cash dividends on its Common Stock and is currently restricted from paying cash dividends on any of its capital stock under the terms of its reducing revolving credit facility. The Company currently intends to retain future earnings in order to provide funds for use in the operation of its business.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1998 and as adjusted to give effect only to the issuance of Common Stock that would be issued upon the exercise of the NUON option (at $0.87 per share of Common Stock) and the application of the net proceeds of the offering as set forth under "Use of Proceeds." This table should be read in conjunction with the financial statements and the notes related thereto of the Company included elsewhere in this prospectus. See "Description of Securities."

                                                          SEPTEMBER 30, 1998
                                                      --------------------------
                                                        ACTUAL       AS ADJUSTED
                                                      -----------    -----------
                                                             (UNAUDITED)
Short-term debt (current portion of long-term
  debt).............................................  $    72,300    $    72,300
                                                      ===========    ===========
Long-term debt......................................   21,672,473     16,747,473
Stockholders' equity:
  Series A 6% Non-Cumulative Convertible Preferred
     Stock, par value $.01 per share; 563,270 shares
     authorized; 74,491 issued and outstanding
     (aggregate liquidation value of
     $744,910) (1)..................................          745            745
  Series B Cumulative Convertible Preferred Stock,
     par value $.01 per share; 625,000 shares
     authorized, 233,864 issued and outstanding
     (aggregate liquidation value of $2,338,640)
     (2)............................................        2,339          2,339
  Undesignated Serial Preferred Stock, par value
     $.01 per share; 811,730 shares authorized; none
     issued and outstanding.........................           --             --
  Common Stock, par value $.01 per share; 60,000,000
     shares authorized; 22,757,168 issued and
     outstanding, 28,504,295 as adjusted (3)........      227,572        285,043
  Additional paid-in capital........................   21,723,150     26,590,679
  Retained deficit..................................   (4,859,352)    (4,859,352)
                                                      -----------    -----------
          Total stockholders' equity................  $17,094,454    $22,019,454
                                                      -----------    -----------
          Total capitalization......................  $38,766,927    $38,766,927
                                                      ===========    ===========

---------------

(1) Each share of Series A Preferred Stock is currently convertible into 2.3 shares of Common Stock.

(2) Each share of Series B Preferred Stock is currently convertible into 6.55 shares of Common Stock.

(3) Does not include 872,949 shares of Common Stock reserved for issuance pursuant to stock options and warrants to purchase shares of Common Stock granted to certain Directors, employees of the Company and third parties and the shares of Common Stock issuable upon exercise of the Warrants.

                                USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock offered by the selling stockholders. The Company intends to use the net proceeds, if any, from the exercise of the Warrants or options for general corporate purposes.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data for the year ended March 31, 1998 and the six months ended September 30, 1998 reflects the effect of the Kelt acquisition and the effect of only the issuance of Common Stock that would be issued upon the exercise of the NUON option as if they had occurred at the beginning of the period. The unaudited pro forma combined financial data and accompanying notes should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this prospectus. The unaudited pro forma combined financial data are provided for informational purposes only and should not be construed to be indicative of the Company's results of operations had the Kelt acquisition been consummated on the dates assumed and are not intended to constitute projections with regard to the Company's results of operations for any future period.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     YEAR ENDED MARCH 31, 1998 (UNAUDITED)

                                                        PRO FORMA
                                       HISTORICAL     ADJUSTMENTS(2)     PRO FORMA
                                       -----------    --------------    -----------
TOTAL REVENUE........................  $ 8,590,632      $4,620,970      $13,211,602
COSTS AND EXPENSE....................    7,556,714       3,303,347       10,860,061
                                       -----------                      -----------
INCOME FROM OPERATION................    1,033,918       1,317,623        2,351,541
                                       -----------                      -----------
OTHER INCOME.........................       67,562              --           67,562
INTEREST EXPENSE.....................      839,342       1,116,250        1,955,592
                                       -----------                      -----------
NET INCOME...........................  $   262,138                      $   463,511
                                       ===========                      ===========
NET LOSS, applicable to common stock
  (after preferred stock dividends
  paid or in arrears of $268,264)....  $    (6,126)                     $   195,247
                                       ===========                      ===========
BASIC AND DILUTED EARNINGS, per
  common share.......................  $     (0.00)                     $      0.01
                                       ===========                      ===========
BASIC WEIGHTED AVERAGE SHARES,
  outstanding........................   14,106,492                       19,853,619
                                       ===========                      ===========

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                SIX MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)

                                                        PRO FORMA
                                       HISTORICAL     ADJUSTMENTS(3)     PRO FORMA
                                       -----------    --------------    -----------
TOTAL REVENUE........................  $ 5,107,380                      $ 5,107,380
COSTS AND EXPENSE....................    4,237,957                        4,237,957
                                       -----------                      -----------
INCOME FROM OPERATION................      869,423                          869,423
                                       -----------                      -----------
OTHER INCOME.........................       45,558              --           45,558
INTEREST EXPENSE.....................      999,519        (209,000)         790,519
                                       -----------                      -----------
NET INCOME (LOSS)....................  $   (84,538)                     $   124,462
                                       ===========                      ===========
NET LOSS, applicable to common stock
  (after preferred stock dividends
  paid or in arrears of $125,532)....  $  (210,070)                     $    (1,070)
                                       ===========                      ===========
BASIC AND DILUTED EARNINGS, per
  common share.......................  $     (0.01)                     $     (0.00)
                                       ===========                      ===========
BASIC WEIGHTED AVERAGE SHARES,
  outstanding........................   16,742,269                       22,489,396
                                       ===========                      ===========

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                        PRO FORMA COMBINED BALANCE SHEET

                         SEPTEMBER 30, 1998 (UNAUDITED)

                                                        PRO FORMA
                                       HISTORICAL     ADJUSTMENTS(3)     PRO FORMA
                                       -----------    --------------    -----------
               ASSETS
Cash.................................  $ 3,330,079      $  209,000      $ 3,539,079
Current assets.......................    2,543,906                        2,543,906
Property and equipment, net..........   34,787,236                       34,787,236
Other assets.........................    1,727,771                        1,727,771
                                       -----------                      -----------
          Total assets...............   42,388,992                       42,597,992
                                       ===========                      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..................    2,386,865                        2,386,865
Long-term debt, net of current
  portion............................   21,672,473      (4,925,000)      16,747,473
Other liabilities....................    1,235,200                        1,235,200
Stockholders' equity:................   17,094,454       5,134,000       22,228,454
                                       -----------                      -----------
          Total liability and
             stockholders' equity....  $42,388,992                      $42,597,992
                                       ===========                      ===========

---------------

(1) Adjustments to the pro forma combined statement of operations were made to reflect events relating to Kelt for the period April 1, 1997 to March 31, 1998 including, but not limited to, revenues and direct operating expenses, additional general and administrative expenses, depreciation, depletion, amortization, impairment and other adjustments, and additional interest expense on the purchase price of $16 million.

(2) Adjustments to the pro forma consolidated balance sheet were made to reflect the issuance of the 5,747,127 shares of Common Stock that would be issued upon the exercise of the NUON option. Interest expense was assumed reduced by $492,500 associated with the payment of long-term debt.

(3) Adjustments to the pro forma consolidated balance sheet were made to reflect the issuance of the 5,747,127 shares of Common Stock that would be issued upon the exercise of the NUON option. Interest expense was assumed reduced by $209,000 associated with the payment of long-term debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PRODUCTION DATA)

The following selected consolidated financial data for the Company for the years ended March 31, 1994, 1995, 1996, 1997 and 1998 are derived from the Company's audited consolidated financial statements. Operating results for the six months ended September 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of the Company included elsewhere and incorporated by reference in this prospectus. In the opinion of management, these unaudited consolidated financial statements include all adjustments necessary for a fair presentation of the financial data for each period. Results for the six months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending March 31, 1999. The selected consolidated financial data below should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

                                                                                 SIX MONTHS
                                                                                   ENDED
                                           YEAR ENDED MARCH 31,                SEPTEMBER 30,
                               --------------------------------------------   ----------------
                                1994      1995     1996      1997     1998     1997    1998(4)
                               -------   ------   -------   ------   ------   ------   -------
                                                                                (UNAUDITED)
Income Statement Data:
REVENUES:
  Oil and Gas Production.....  $ 3,116   $2,846   $ 2,849   $3,137   $3,014   $1,415   $3,428
  Drilling Revenues..........    7,407    8,802     5,490    3,784    2,988      739      327
  Well Operating,
     Transportation, and
     Other...................    1,661    2,814     1,610    1,860    1,622      823      934
     Administrative,
       Management and Agency
       Fees..................      650      813       911      884      966      426      418
                               -------   ------   -------   ------   ------   ------   ------
  Total Revenues.............   12,834   15,275    10,860    9,665    8,590    3,403    5,107
EXPENSES:
  Oil and Gas Production
     Expenses................      548      561       796      777      840      433    1,197
  Drilling Costs.............    5,892    7,178     4,161    2,877    2,517      630      572
Oil and Gas Operations.......      829    1,943       881      977      653      306      445
  General and Administrative
     Expenses................    3,020    2,949     2,879    2,308    2,216    1,048    1,011
  Depreciation, Depletion,
     Amortization, and
     Other...................    1,529    1,711     3,298    1,385    1,242      552    1,012
  Abandonment of Oil and Gas
     Properties..............       73      147        60       74       89        3       --
  Interest...................      185      529       773    1,055      839      505      999
  Other income, net..........      (65)     (87)      (96)     (80)     (68)     (29)     (44)
                               -------   ------   -------   ------   ------   ------   ------
  Total Expenses.............   12,011   14,931    12,752    9,373    8,328    3,448    5,192
                               -------   ------   -------   ------   ------   ------   ------

                                                                                 SIX MONTHS
                                                                                   ENDED
                                           YEAR ENDED MARCH 31,                SEPTEMBER 30,
                               --------------------------------------------   ----------------
                                1994      1995     1996      1997     1998     1997    1998(4)
                               -------   ------   -------   ------   ------   ------   -------
                                                                                (UNAUDITED)
  Income (Loss) Before Income
     Taxes...................      823      344    (1,892)     292      262      (45)     (85)
  Provision (Credit) for
     Income Taxes............     (171)      49      (638)      --       --       --       --
                               -------   ------   -------   ------   ------   ------   ------
  Net Income (Loss)..........  $   652   $  295   $(1,254)  $  292   $  262   $  (45)  $  (85)
                               =======   ======   =======   ======   ======   ======   ======
  Net Income (Loss)
     Applicable to Common
     Stock...................  $   (28)  $ (359)  $(1,904)  $ (167)  $   (6)  $ (179)  $ (210)
                               =======   ======   =======   ======   ======   ======   ======
  Net Income (Loss) Per
     Common Share (primary
     and fully diluted)
     (1).....................  $ (0.00)  $(0.05)  $ (0.24)  $(0.02)  $(0.00)  $(0.02)  $(0.01)
                               =======   ======   =======   ======   ======   ======   ======

                                                MARCH 31,                      SEPTEMBER 30,
                               --------------------------------------------   ----------------
                                1994      1995     1996      1997     1998     1997    1998(4)
                               -------   ------   -------   ------   ------   ------   -------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Working Capital............  $(1,005)  $ (482)  $  (360)  $  325   $  782   $  960   $3,487
  Property and Equipment
     (net)...................   12,754   16,386    16,736   17,901   18,789   17,837   34,787
  Total Assets...............   15,796   21,135    20,243   21,229   22,311   20,880   42,389
  Long-Term Debt (2).........    3,626    6,197     8,955   10,721    7,171   10,635   21,672
  Total Stockholders'
     Equity..................    7,688    9,223     7,319    7,310   12,339    7,263   17,094

                                                                                SIX MONTHS
                                                                                  ENDED
                                          YEAR ENDED MARCH 31,                SEPTEMBER 30,
                              --------------------------------------------   ----------------
                               1994      1995     1996      1997     1998     1997    1998(4)
                              -------   ------   -------   ------   ------   ------   -------
                                                                               (UNAUDITED)
CASH FLOW DATA:
  Net Cash Provided by (used
     for) Operating
     Activities.............  $ 3,318   $2,428   $ 1,049   $1,162   $1,176   $  (92)  $  (418)
  Net Cash Used for
     Investing Activities...   (4,543)  (5,065)   (3,377)  (1,827)  (2,122)    (459)  (17,006)
  Net Cash Provided By
     Financing Activities...      516    3,708     1,513      616    1,022      469    19,175

                                                                 SIX MONTHS ENDED
                                YEAR ENDED MARCH 31,               SEPTEMBER 30,
                        ------------------------------------   ---------------------
                           1996         1997         1998        1997        1998
                        ----------   ----------   ----------   --------   ----------
                                                                    (UNAUDITED)
PRODUCTION DATA:
     Production:
Gas (Mcf).............   1,166,000    1,153,000    1,116,000    569,000    1,262,000
Oil (Bbls)............      14,100       16,200       13,900      7,400       13,500
Equivalent Mcf @ 6
  Mcf/Bbl.............   1,250,600    1,250,200    1,199,400    613,400    1,343,000
  Average Sales Prices:
Gas (Mcf).............  $     2.24   $     2.43   $     2.50   $   2.30   $     2.59
Oil (Bbls)............  $    17.01   $    20.65   $    16.18   $  17.53   $    11.32
Average Lifting Cost
  per Mcf.............  $      .64   $      .62   $      .70   $    .69   $      .89
   Producing Wells:
Gross (3).............         631          690          725        688        1,688
Net...................      298.83       344.14       348.13     343.38     1,269.01
Average Working
  Interest............       47.36%       49.88%       48.02%     50.59%       75.18%
Operated Wells........         657          654          691        652        1,495

---------------

(1) Dividends paid on the arrears on the Preferred Stock for the years ended March 31, 1994, 1995, 1996, 1997 and 1998 and the six months ended September 30, 1997 and 1998 in the amounts of $680, $654, $650, $459, $268, $134 and
    $125, respectively

(2) Long-term debt does not include that portion of indebtedness classified as current.

(3) Gross producing wells include 35, 32, 45, 45 and 92 wells at March 31, 1996, 1997 and 1998 and September 30, 1997 and 1998, respectively, in which the Company owns a royalty interest.

(4) Includes the operations of the Kelt acquisition.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company is engaged in the exploration, development and production of natural gas and oil, primarily in conjunction with Drilling Programs it sponsors and manages. The Company derives its revenues from its own oil and gas production and turnkey drilling, well operations, gas gathering, transportation and gas marketing services performed under contract with Drilling Programs.

Since inception, the Company has raised approximately $85,000,000 from the sale of partnership interests, which has resulted in the formation of 49 partnerships.

The Company's growth depends on a number of factors, including its continued ability to raise Drilling Program funds, drilling results for corporate wells, contract drilling and service-related revenues and the Company's ability to maintain adequate liquidity to provide its contributions to new Drilling Programs and to acquire additional proved undeveloped or proved producing properties. The Company's growth is also dependent on several external factors, including the price at which gas, and to a lesser extent oil, can be found and sold.

RECENT DEVELOPMENTS

The Company acquired the assets of Kelt pursuant to a purchase and sale agreement dated April 8, 1998 and amended on May 12, 1998. The Kelt acquisition closed on May 29, 1998, with an effective date of April 8, 1998. The purchase price for the acquired assets was $16.0 million. The acquired assets included approximately 900 natural gas and oil wells and Kelt's brine disposal facilities, drilling and service rigs, natural gas compressors and gas gathering systems, and a large inventory of oilfield service equipment and supplies. The Company funded the acquisition using cash and an increase in its existing line of credit. Approximately $15.0 million of the $16.0 million purchase price was financed under a recently amended credit facility, which expands the Company's credit line to $25.0 million. See "Description of Certain Indebtedness."

RESULTS OF OPERATIONS

The following table is a review of the results of operations of the Company for the fiscal years ended March 31, 1996, 1997 and 1998 and the six months ended September 30, 1997 and 1998. All items in the table are calculated as a percentage of total revenues.

                                                                      SIX MONTHS
                                                                        ENDED
                                                                      SEPTEMBER
                                             YEAR ENDED MARCH 31,        30,
                                             --------------------    ------------
                                             1996    1997    1998    1997    1998
                                             ----    ----    ----    ----    ----
Revenues:
  Oil and gas production...................   26%     32%     35%     41%     67%
  Drilling revenues........................   50      39      34      22       6
  Well operating, transportation and
     other.................................   15      19      19      24      18
  Administrative, management and agency
     fees..................................    8       9      11      12       8
  Other income.............................    1       1       1       1       1
                                             ---     ---     ---     ---     ---
          Total Revenues...................  100%    100%    100%    100%    100%
                                             ---     ---     ---     ---     ---

                                                                      SIX MONTHS
                                                                        ENDED
                                                                      SEPTEMBER
                                             YEAR ENDED MARCH 31,        30,
                                             --------------------    ------------
                                             1996    1997    1998    1997    1998
                                             ----    ----    ----    ----    ----
Expenses:
  Oil and gas production expenses..........    7%      8%     10%     13%     23%
  Drilling costs...........................   38      29      29      18      11
  Oil and gas operations...................    8      10       7       9       9
  General and administrative expenses......   26      24      26      30      20
  Depreciation, depletion, amortization,
     impairment and other..................   30      14      14      16      20
  Abandonment of oil and gas properties....    1       1       1       0       0
  Provision (credit) for income taxes......   (6)      0       0       0       0
  Other Expenses (Income) Net..............    7      11      10      15      19
                                             ---     ---     ---     ---     ---
          Total Expenses...................  111%     97%     97%    101%    102%
                                             ---     ---     ---     ---     ---
Net Income (Loss)..........................  (11)%     3%     (3)%    (1)%     (2)%
                                             ===     ===     ===     ===     ===

The following discussion and analysis reviews the financial condition and results of operations of the Company for the six months ended September 30, 1997 and 1998 and for the years ended March 31, 1996, 1997 and 1998. This review should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in this prospectus.

SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO SIX MONTHS ENDED SEPTEMBER 30, 1997

Revenues. Oil and gas production revenues increased 142.2% to $3,428,000 for the six months ended September 30, 1998 compared to $1,415,000 for the prior corresponding period. This increase in oil and gas revenue is due to the increase of production related to approximately 760 producing oil and gas properties acquired from Kelt. The sale of gas production from the Kelt wells was contracted with a third party at a 4% higher price than its previous contract on June 15, 1998, for a period of one year. Management believes that the value of this contract will comprise approximately 50% of the Company's oil and gas revenue during the contract period. The Company received an average price of $11.32 and $17.53 per barrel of oil for the six months ended September 30, 1998 and 1997, respectively, and $2.59 and $2.30 per Mcf of natural gas for the six months ended September 30, 1998 and 1997, respectively.

Drilling revenues for the period decreased by 55.7% to $327,000 for the six months ended September 30, 1998 from $739,000 for the prior corresponding period due to the decrease in the number of wells recognized in revenue for the period. This decline is a direct consequence of the reduced capital raised through Drilling Programs. Drilling revenues were recognized on 2 wells for the six months ended September 30, 1998 compared to 4 wells for the prior corresponding period.

For the six months ended September 30, 1998, well operating, transportation and other revenues increased 13.5% to $934,000 compared to $823,000 for the prior corresponding period, largely due to a third party sale of $64,000 coupled with increases in transportation and well operating revenues.

Expenses. Oil and gas production expenses increased 176.6% to $1,197,000 for the six months ended September 30, 1998 compared to $433,000 for the prior corresponding period, primarily due to the acquisition of Kelt.

Drilling costs for the six months ended September 30, 1998 decreased 9.2% to $572,000 compared to $630,000 for the prior corresponding period. This decrease between comparable periods was due to the fewer number of wells drilled during the six months ended September 30, 1998. However, the overall decrease was offset by a higher per well overhead allocation the Company experienced during the six months ended September 30, 1998.

Oil and gas operations expenses increased 45.4% to $445,000 for the six months ended September 30, 1998 compared to $306,000 for the prior corresponding period. This increase was primarily due to increased costs arising from the Kelt acquisition as well as an increase in gas purchases related to unaffiliated third party gas sales for the six months ended September 30, 1998.

Interest expense increased 98.1% to $999,000 for the six months ended September 30, 1998 compared to $505,000 for the prior corresponding period. This increase reflects the increase in the average outstanding borrowings for the comparable periods due to the increase in debt associated with the Kelt acquisition.

Income from operations for the six months ended September 30, 1998 increased 101.4% to $870,000 compared to $431,000 for the prior corresponding period. The increase in income from operations was primarily due to the Kelt acquisition. The Company's net loss increased 89.2% to $85,000 for the six months ended September 30, 1998 compared to $45,000 for the prior corresponding period. The increase in the net loss was primarily a result of the increased interest expense related to the Kelt acquisition.

FISCAL 1998 COMPARED TO FISCAL 1997

Revenues. Oil and gas production revenues decreased 3.9% to $3,014,000 for fiscal 1998 compared to $3,137,000 for the prior corresponding period. The decrease in oil and gas production revenues was a result of a decrease in oil revenues of approximately $110,000 due to a decrease in the oil production and in the average price received for oil by the Company between comparable periods. For fiscal 1998 the Company received an average price of $16.18 per barrel of oil and $2.50 per Mcf of natural gas compared to an average price of $20.65 per barrel of oil and $2.43 per Mcf of natural gas received for the prior corresponding period.

Drilling revenues for the period decreased 21.0% to $2,988,000 for fiscal 1998 compared to $3,784,000 for the prior corresponding period due to the decrease in the number of wells recognized in revenue. This decline is a direct consequence of the reduced capital raised through Drilling Programs for fiscal 1997 and 1998. Management believes that these declines were a result of investor and broker uncertainty as to the control and strategic direction of the Company occasioned by Range's acquisition of Common Stock in 1996 and NUON's initial investment in 1997. The Company recognized revenues for fiscal 1998 on 20 wells as compared to 29 wells for fiscal 1997. The decrease in the number of wells recognized in drilling revenues was also due to the higher number of carryover wells at the end of fiscal 1996. The Company has 2 wells in work-in-progress at the end of fiscal 1998 compared to 5 at the end of fiscal 1997.

Revenues generated from well operating, transportation and other decreased 12.8% to $1,622,000 for fiscal 1998 compared to $1,860,000 for the prior corresponding period. This decrease was primarily due to a decrease in unaffiliated third party gas sales. Unaffiliated third party gas sales fluctuate from year to year based upon the availability of these types of transactions.

Revenue from administrative, management and agency fees, which are based on a percentage of the total investor capital raised in Drilling Programs, increased 9.3% to $966,000 for fiscal 1998 compared to $884,000 for the prior corresponding period due to the formation of Drilling Programs in fiscal 1998. The administrative fees derived from fiscal 1998 Drilling Programs were charged a rate equal to 4.5% of total capital raised compared to the prior year's programs, which are charged an annual fee equal to 2% of total capital raised.

Expenses. Oil and gas production expense increased 8.1% to $840,000 for fiscal 1998 compared to $777,000 for the prior corresponding period. This increase was primarily due to additional costs incurred with relocation of certain production facilities in the Gulf Coast area and costs associated with reworking wells in Pennsylvania.

Drilling costs for fiscal 1998 decreased 12.5% to $2,517,000 compared to $2,877,000 for the prior corresponding period due to the decreased number of wells completed between comparable periods. The profit margin on drilling revenue decreased to 16% for fiscal 1998 compared to 24% for fiscal 1997. The decrease in the drilling profit margin was due to actual completion costs in excess of the estimated costs for wells recognized in drilling income coupled with increased general and administrative costs allocated to drilling activities. Net drilling income decreased approximately $435,000 between fiscal year ends due to the fewer number of wells drilled and completed.

Oil and gas operations expense decreased 36.2% to $653,000 for fiscal 1998 compared to $977,000 for the prior corresponding period. This decrease was primarily due to reduced natural gas purchases associated with unaffiliated third party gas sales.

Interest expense decreased 20.5% to $839,000 for fiscal 1998 compared to $1,055,000 for the prior corresponding period. This decrease was primarily due to the reduction of the borrowings under the Company's credit facility and other debt by utilizing funds received from the sale of Common Stock. At March 31, 1998, $6,565,265 was outstanding under the Company's credit facility compared to $8,640,000 at March 31, 1997.

Net income for fiscal 1998 decreased 10.1% to $262,000 compared to $292,000 for the prior corresponding period. The decrease reflects the decreased drilling activity and production revenues between comparable periods.

FISCAL 1997 COMPARED TO FISCAL 1996

Revenues. Oil and gas production revenues increased 10.1% to $3,137,000 for fiscal 1997 compared to $2,849,000 for the prior corresponding period. Oil and gas production was relatively constant between years. The increase in production revenues was primarily attributable to an average increase in gas prices of 8.5% and an increase of oil prices of 21%. For fiscal 1997 the Company received an average price of $20.65 per barrel of oil and $2.43 per Mcf of natural gas compared to an average price of $17.01 per barrel of oil and $2.24 per Mcf of natural gas received during fiscal 1996.

Drilling revenues for the period decreased 31.1% to $3,784,000 for fiscal 1997 compared to $5,490,000 for the prior corresponding period due to the decrease in the number of wells recognized in revenue. The Company recognized revenues for fiscal 1997 on 29 wells as compared to 45 wells for fiscal 1996. The decrease in the number of wells recognized in drilling revenues was due to the decrease of $3,444,500 in the amount of funds raised in fiscal 1997 Drilling Programs compared to $6,460,000 for fiscal 1996 Drilling Programs. Management believes that this reduction was caused by the uncertainties arising from the purchase of Common Stock by Range, a stockholder of the Company. The Company had 5 wells in work-in-progress at the end of 1997 compared to 14 at the end of 1996.

Revenues generated from well operating, transportation and other increased 15.5% to $1,860,000 for fiscal 1997 compared to $1,610,000 for the prior corresponding period. This increase was primarily due to an increase in unaffiliated third party gas sales. Unaffiliated third party gas sales fluctuate from year to year based upon the availability of these types of transactions and Company resources. The increase was also due to increases in well operating revenue and compression revenue from the Company's 5 compressor stations.

Expenses. Drilling costs for fiscal 1997 decreased 30.9% to $2,877,000 compared to $4,161,000 in the prior corresponding period due to the lower number of wells completed between comparable periods. The gross profit margin was 24% for both fiscal periods presented. Net drilling income decreased approximately $423,000 between fiscal year ends due to the fewer number of wells drilled and completed.

Oil and gas operations expense increased 10.9% to $977,000 for fiscal 1997 compared to $881,000 in the prior corresponding period. This increase was primarily due to the increase in gas purchases related to unaffiliated third party gas sales discussed above.

General and administrative expenses decreased 19.8% to $2,308,000 for fiscal 1997 compared to $2,879,000 for the prior corresponding period despite incurring $311,000 in expenses associated with the litigation associated with Range and the Company's offer to convert the Company's Preferred Stock. The Range litigation was settled on November 12, 1996. The decrease in general and administrative expenses was primarily due to costs savings derived from reduced salaries and employee benefits when the Company reduced the size of its staff. Also, the staff reductions resulted in changes in job responsibility resulting in additional general and administrative costs being allocated to production expense and oil and gas operations.

Depreciation, depletion, amortization, impairment and other decreased 58.0% to $1,385,000 for fiscal 1997 compared to $3,298,000 for the prior corresponding period. This decrease was primarily due to the implementation of the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during fiscal 1996 which resulted in an impairment of $1,561,776 for fiscal 1996 without a corresponding impairment for fiscal 1997. Also, the adoption of SFAS No. 121 resulted in a decreased basis of existing properties being depleted for future periods.

Interest expense increased 36.6% to $1,055,000 for fiscal 1997 compared to $773,000 for the prior corresponding period. This increase was primarily due to the Company's additional borrowings on its revolving credit facility. At March 31, 1997, $8,640,000 was outstanding under the credit facility, compared to $7,560,000 at March 31, 1996.

Operating income for fiscal 1997 increased to $1,267,000 compared to an operating loss of $1,215,000 for the prior corresponding period. Net income increased to $292,000 for fiscal 1997 compared to a net loss of $1,254,000 for the prior corresponding period. These increases in operating income and net income were primarily due to the decrease in general and administrative expenses, depreciation, depletion, amortization, impairment and other as well as increases in oil and gas production and well operating, transportation and other.

INFLATION AND CHANGES IN PRICES

The Company received an average price of $11.32 and $17.53 per barrel for the six months ended September 30, 1998 and 1997, respectively, and $2.59 and $2.30 per Mcf of natural gas for the six months ended September 30, 1998 and 1997, respectively. On average, natural gas prices decreased $0.121 per Mcf for the six months ended September 30, 1998 compared to the six months ended September 30, 1997 based on major price indices used in the Appalachian Basin. However, the Company experienced a $0.29 per Mcf increase for its natural gas during this period. The increase can be attributed to the Company continuing its marketing strategy of targeting small to medium sized commercial end-users and balancing the remainder of its gas between spot Appalachian Basin prices, Nymex-based contracts and turnkey contracts. This strategy allows the Company the greatest opportunity to exceed the average regional prices, while minimizing the effects of a negative fluctuation. In addition, the Company committed just over 50% of its natural gas production for one year for the price of $2.855. This further minimizes the Company's exposure to negative fluctuations in the spot market which have recently been experienced industry-wide due to a surplus in storage during the summer of 1998. Storage figures reached record levels by the end of the summer. While the costs of operations have been and may continue to be affected by inflation, oil and gas prices have fluctuated during recent years and generally have not followed the same pattern as inflation. Management believes that other forces of the economy and world events, such as OPEC, the weather, economic factors, and the effects of supply of natural gas in the United States and regionally have a more immediate effect on current pricing than inflation.

Currently, the Company sells natural gas under both turnkey contracts and on the spot market. The spot market price the Company receives for gas production is related to several variables, including the weather and the effects of gas storage. The Company anticipates that spot market prices will continue to fluctuate in response to various factors, primarily weather and market conditions.

LIQUIDITY AND CAPITAL RESOURCES

The Company's working capital was $3,487,000 at September 30, 1998 compared to $782,000 at March 31, 1998. The increase of $2,705,000 in working capital from September 30, 1998 reflects the funds received from NUON when NUON exercised its option to purchase $5.0 million of Common Stock on September 29, 1998. The Company has also drilled several wells using its drilling rig acquired in the Kelt acquisition. The Company intends to invest in both corporately owned wells and in Drilling Programs. As of September 30, 1998, the Company had $21,027,635 outstanding under its credit facility. The Company's current ratio was 2.46 to
1.0 at September 30, 1998 and 1.32 to 1.0 at March 31, 1998.

The Company's cash used by operating activities increased by approximately $326,000 for the six months ended September 30, 1998 compared to the period ended September 30, 1997. This increase reflects the working capital changes in accounts receivable and other current assets. A certain amount of working capital was utilized to fund the operations of the 760 producing wells for a 60 to 90 day period until the revenue on those wells are collected.

Also, the Company recorded other assets of approximately $1,000,000 in connection with the Kelt acquisition, which represents the net present value of approximately $4,000,000 of prepaid well royalties.

Net cash used for investing activities increased to approximately $17,006,000 for the six months ended September 30, 1998 from approximately $459,000 for the six months ended September 30, 1997. The increase was primarily due to the Kelt acquisition. The Kelt acquisition included approximately 900 natural gas and oil wells and Kelt's brine disposal facilities, drilling and service rigs, natural gas compressors and gas gathering systems, and a large inventory of oilfield service equipment and supplies. The addition of the service rigs and equipment will allow the Company to generate additional revenues by servicing the Company's wholly owned wells at a reduced cost and by servicing Drilling Program wells which generate revenue for the Company. The purchase of property and equipment also reflects the completion of 3 corporately owned wells and the drilling of 2 corporately owned wells during the six months September 30, 1998.

Net cash from financing activities increased by approximately $18,706,000 for the six months ended September 30, 1998 compared to the six months ended September 30, 1997. This increase reflects the Company's borrowings under its credit facility to finance the Kelt acquisition and the receipt of $5.0 million from NUON on September 29, 1998 for the issuance of Common Stock and the subsequent payment of a portion of the Company's credit facility.

On February 9, 1998, the Company entered into an agreement with ING (U.S.) Capital Corporation ("ING") to replace the $20.0 million revolving credit facility with its previous lender. The Company's amended credit facility, dated May 29, 1998, expanded the Company's $20.0 million revolving credit facility with ING to a $25.0 million revolving credit facility. The credit agreement also provides for a borrowing base which is determined semi-annually by the lender based upon the Company's financial position, oil and gas reserves, as well as outstanding letters of credit ($150,000 at September 30, 1998). The credit agreement requires payment of an agent fee of 0.75% on amounts available and a 0.50% commitment fee on amounts not borrowed up to the available credit line. At September 30, 1998, the Company's borrowing base was $25.0 million subject to reduction for the outstanding letters of credit. Available borrowings under the facility at September 30, 1998 were $3,822,365 and may change based upon the semi-annual reserve study and borrowing base determination. See Note 4 to the Company's March 31, 1998 financial statements. The credit facility provides that the payment of dividends with respect to the Common Stock is prohibited. As of September 30, 1998, the Company had $21,027,635 outstanding under the credit facility, and was in compliance with its loan covenants. Amounts borrowed under the credit facility bear interest at the prime rate of the lending bank plus 0.75% or LIBOR plus 2.50%. The revolving line of credit is reviewed semi-annually and may be extended by an amendment to the current facility or converted to a term loan on July 1, 1999.

The amounts borrowed under its reducing revolving line of credit are secured by the Company's receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves. The mortgage notes are secured by certain land and buildings.

In addition, at September 30, 1998, the Company had approximately $48,518 outstanding under a mortgage note payable for its facility in Youngstown. The mortgage note bears interest at the rate of 8% and requires the Company to make monthly payments of approximately $1,019 through July 2003. The Company entered into a mortgage note for its headquarters on May 13, 1996 for $540,000 with a 15-year term and an interest rate of 8.58%. The mortgage note may be renegotiated every five years. The amount outstanding under the mortgage note at September 30, 1998 was $497,808.

On September 29, 1998 the Company sold an additional 5,747,127 shares of its Common Stock for $5.0 million to NUON, pursuant to the terms of a stock purchase agreement between the Company and NUON dated August 1, 1997 (the "Agreement"). By exercising its option to purchase additional shares by September 30, 1998, NUON's stock ownership increased to 51% of the outstanding Common Stock and NUON gained the ability to appoint additional directors at the Company's next annual meeting. The Company also issued 134,000 Warrants representing the right of the holder to purchase one share of Common Stock for $0.875 per share in connection with the sale of Common Stock to NUON. Pursuant to the terms of the Agreement and subject to the satisfaction of certain conditions, NUON may purchase an additional 5,747,127 shares of Common Stock by September 30, 1999. The Company is also obligated to issue 134,000 Warrants when and if NUON purchases an additional 5,747,127 shares. The additional warrants represent the right to purchase one share of Common Stock for $0.875 per share.

Effective on April 8, 1998, the Company acquired certain assets and assumed certain obligations of Kelt, headquartered in Cambridge, Ohio. The Kelt acquisition was made pursuant to a purchase and sale agreement. The purchase price for the acquired assets was approximately $16.0 million. The acquired assets include approximately 900 natural gas and oil wells and Kelt's brine disposal facilities, drilling and service rigs, natural gas compressors and gas gathering systems, and a large inventory of oilfield service equipment and supplies. The Company funded the acquisition using cash and an increase in its existing line of credit. Approximately $15.0 million of the total purchase price was financed under an expanded credit facility with the remaining amount paid in cash.

Management believes that general economic conditions and various sources of available capital, including current available borrowings under the credit facility will be sufficient to fund the Company's operations and meet debt service requirements through fiscal 1999.

YEAR 2000 READINESS DISCLOSURE

The Company has developed an action plan and identified the resources required to convert its computer systems and software applications to achieve Year 2000 compliance with no anticipated effect on its customers or disruption of its business operations. The Company has already implemented the first three phases of its four-phase action plan. In Phase One, the Company assessed its information technology ("IT") and non-IT systems. The term "computer equipment and software" includes systems that are commonly thought of as IT systems, including accounting, data processing, telephone, scanning equipment and other miscellaneous systems. Those items not considered IT systems include alarms, fax machines and monitors for field operations. Both IT and non-IT systems may contain embedded technology which complicates Year 2000 identification and assessment efforts.

In Phase Two, the Company tested existing systems and determined whether those systems suspect to Year 2000 compliance problems should be replaced. In Phase Three, the Company replaced systems and software because of the Year 2000 issue and because the Kelt acquisition necessitated newer and more compatible systems. The Company estimates that the cost to complete Phases One, Two and Three, which primarily includes the purchase of software and hardware upgrades under normal maintenance agreements with third party vendors, will be approximately $60,000. To date, the Company has incurred approximately 83.0% of these anticipated costs.

Phase Four of the Company's action plan involves the implementation of the Company's Year 2000 compliant software and the reevaluation of all of the Company's material systems. The Company may engage independent consultants to assist in completing Phase Four. The additional cost of these independent consultants has not been determined and has not yet been included in the Company's Year 2000 compliance cost estimates.

In addition, the Company has discussed Year 2000 compliance issues with its vendors and customers. Although the Company has no reason to believe that its vendors and customers will not be Year 2000 compliant, the Company is unable to determine the extent to which Year 2000 issues will effect its vendors and customers. The Company continues to discuss procedures necessary to address this issue with its vendors and customers.

The Company presently does not plan to incur significant operational problems due to the Year 2000 issue. However, there can be no assurance that the Year 2000 issue will not materially impact the Company's financial condition or results of operations, or adversely effect its relationship with customers, vendors and others. Additionally, there can be no assurance that the Year 2000 issues of other entities will not have a material impact on the Company's systems or results of operations.

ACCOUNTING STANDARDS

In February 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which may require the Company to report certain information about operating segments including product, services and geographical areas. SFAS No. 131 is required to be adopted for financial statements with fiscal years beginning after December 15, 1997. The Company has not determined the impact, if any, of this standard on the Company's financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, the competition within the oil and gas industry, the price of oil and gas in the Appalachian Basin area, the weather in the Company's geographic region, possible acquisitions by the Company, the cost of the locating and drilling oil and gas wells in the Appalachian Basin area, the amount of funds raised in the fiscal 1999 Drilling Programs, and the ability to locate productive oil and gas prospects for development by the Company.

                                    BUSINESS

GENERAL

North Coast is an independent natural gas and oil company engaged in exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania. The Company's strategy focuses primarily on the acquisition of proved undeveloped natural gas and oil properties and the turnkey drilling and development of such properties by the Company in conjunction with Drilling Programs. Drilling Programs are funded through the sale of partnership interests to non-industry investors and by contributions from the Company. Typically, the Company obtains leases or other drilling rights to these properties and assigns specific drill sites to Drilling Programs for drilling and development. The Company also engages in well operating, gas gathering and transportation and gas marketing, primarily for Drilling Program wells.

STRATEGY

The Company's strategy focuses on increasing its natural gas and oil reserves, as well as production, drilling and oilfield service revenues, by acquiring undeveloped oil and gas properties in the Appalachian Basin and financing and conducting the drilling and developing of these properties in conjunction with Drilling Programs.

Drilling Programs have permitted the Company to broaden its exploration, development and production activities by participating in a greater number of wells than would be possible for the Company to do by drilling solely for its own account. Additionally, Drilling Programs have allowed the Company to diversify its activities and sources of revenues into related oilfield services by providing such services under contract to Drilling Programs. As of September 30, 1998, the Company served as the managing general partner of 27 Drilling Programs and operated 1,495 wells in Ohio and Pennsylvania, of which 381 wells are operated for Drilling Programs.

While the Company is pursuing its strategy of increasing reserves through drilling and development in conjunction with Drilling Programs and more recently acquisitions, it continues to review potential acquisitions, including other gas and oil companies or partnerships and producing properties. Although potential acquisitions outside the Appalachian Basin are also reviewed, the Company anticipates continuing its focus on the Appalachian Basin.

EXPLORATION AND DEVELOPMENT

Exploration and development activities conducted by the Company have involved the acquisition of proved undeveloped oil and gas properties and the drilling and development of such properties in conjunction with Drilling Programs and joint ventures. Management has chosen to sponsor limited partnerships and joint ventures to increase the funds available to the Company and enable it to engage in a greater number of drilling opportunities. In addition, Drilling Programs add to the Company's reserves and produce additional sources of income for the Company, including revenues from serving as general contractor for drilling operations, management services, oilfield service operations and gas-gathering, and marketing services which are provided to Drilling Programs.

The Company's strategy focuses on increasing its natural gas and oil reserves, as well as production, drilling and oil field service revenues, by acquiring undeveloped oil and gas properties in the Appalachian Basin and financing and conducting the drilling and development of these properties in conjunction with Drilling Programs. While the Company is pursuing its strategy of increasing reserves through drilling and development in conjunction with Drilling Programs, it continues to review potential acquisitions, including other gas and oil companies or partnerships and producing properties.

AREAS OF OPERATION

The Appalachian Basin is located in close proximity to major natural gas markets in the northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, coupled with the relatively stable nature of Appalachian Basin production and the availability of transportation facilities, has resulted in generally higher wellhead prices for Appalachian Basin natural gas than those prices available in the Gulf Coast and Mid-continent regions. The Appalachian Basin is the oldest gas and oil producing region in the United States and includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Historically, most production in the Appalachian Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized as long-lived reserves which generally produce for more than 20 years.

To date, the Company's drilling operations in the Appalachian Basin have principally involved drilling to the Clinton/Medina sandstone geologic formation. This formation is an oil and gas bearing sandstone formation which underlies a large section of eastern Ohio and western Pennsylvania in varying thickness and at depths ranging generally from 2,800 to 7,500 feet. Substantially all of the wells which the Company drills in this area have estimated depths of between 3,500 and 6,700 feet. The Clinton/Medina formation is generally characterized by low permeability and low porosity. Generally, in a productive well, both oil and gas initially are produced at rates which rapidly decline after the first one or two years. Although Clinton/Medina wells generally produce for many years, a substantial portion of the total well production can be expected within the first several years of full production.

Certain of the Company's leaseholds are in the Upper Devonian age sandstone geological formations of Washington, Warren, McKean, Potter and Clearfield counties in Pennsylvania, which are a series of oil and gas bearing sands underlying eastern Ohio, western Pennsylvania and northern West Virginia. The Balltown, Cooper, and Bradford Sandstones, among others, are sandstone formations of the Upper Devonian age. Common productive depths range between approximately 1,000 feet and 5,000 feet. The Company's target zones typically range from 1,600 feet to 4,500 feet in depth. Historically, Upper Devonian wells generally have long production lives, and many wells drilled in these formations near the turn of the century are still in production.

The Company also maintains leasehold acreage in portions of Pennsylvania and West Virginia with other potential producing formations. Although there are variances in the nature and characteristics of these producing formations, they are generally typical of the Appalachian Basin area.

ACQUISITION OF PROPERTIES

The Company continually evaluates undeveloped prospects originated by its staff or other independent geologists as well as other gas and oil companies. If review of a prospect indicates that it may be geologically and economically attractive, the Company will attempt to obtain a lease of the mineral rights on the acreage.

Typically, the Company will acquire the entire working interest in a lease in consideration of paying a lease bonus and annual rentals subject to a landowner's royalty and, where the property is acquired through a third party, possibly an overriding royalty interest. After obtaining these drilling rights, the Company continues to evaluate the property for potential drilling. Substantially all of the Company's drilling operations are currently conducted in conjunction with Drilling Programs. If a prospect is selected for drilling through a Drilling Program, the Company assigns the minimum required acreage for a well to such entity. In such a case, the Company retains the balance of the leasehold acreage for future drilling.

In 1994, the Company acquired certain oil and gas interests in Erie and Crawford Counties in northwestern Pennsylvania previously owned by a private company. These properties include the entire working interest in 163 producing wells, 43 miles of gas gathering lines and drilling locations.

In 1997, the Company acquired additional interests in its Drilling Programs by extending an offer to the partners in certain of these Drilling Programs. Recent Drilling Programs give each investor the ability to present his interest to the Company to be purchased by the Company at a predetermined calculated price. In an effort to provide liquidity to investors in Drilling Programs which did not include this provision in their partnership agreements, the Company has continued to extend offers to certain of its investors in certain of its older Drilling Programs. Typically, the Company will not extend an offer to those Drilling Programs that have been in existence for less than three years. The Company acquired interests in several of its Drilling Programs in December 1997 for approximately $136,000. The Company recently made additional offers to purchase interests in its Drilling Programs and anticipates purchasing additional interests in its Drilling Programs in the estimated amount of approximately $435,000 in the near future.

In 1998, the Company acquired certain assets and assumed certain obligations of Kelt, headquartered in Cambridge, Ohio. The Kelt acquisition was made pursuant to a purchase and sale agreement. The purchase price for the acquired assets was approximately $16.0 million. The acquired assets include approximately 900 natural gas and oil wells and Kelt's brine disposal facilities, drilling and service rigs, natural gas compressors and gas gathering systems, and a large inventory of oilfield service equipment and supplies.

The Company continues to review potential acquisitions of oil and gas properties, but has no commitment with respect to any material acquisition.

DRILLING PROGRAMS

Since the Company's inception in 1981, North Coast has sponsored 49 Drilling Programs to engage in oil and gas drilling and development operations. Public Drilling Programs accounted for 7 of these programs, while 41 were sold through private placements. As a result of an exchange offer, 21 of the 22 partnerships were dissolved. The Company currently manages 28 Drilling Programs.

Each Drilling Program has been conducted as a separate limited partnership with the Company serving as managing general partner of each. To maintain the marketability of its Drilling Programs, the Company continually reviews program structure and performance and makes modifications from program to program, as it deems appropriate. These modifications have included changes to the compensation arrangements between the Company and Drilling Programs, including charges for its drilling and administrative services, and changes in the Company's interest in Drilling Programs.

The Company acts as operator and general contractor for drilling and production operations, undertaking to drill and complete Drilling Program wells and to serve as operator for producing wells for producing well operations. In Drilling Programs, typically the entire working interest in the leasehold is acquired by the program, although only the minimum required acreage for a well is assigned by the Company to each Drilling Program.

As managing general partner, the Company is subject to full liability for the obligations of Drilling Programs although it is indemnified by each program to the extent of the assets of Drilling Programs under certain circumstances. The partnership interests in Drilling Programs constitute securities and the Company is subject to potential liability for failure to comply with applicable federal and state securities laws and regulations.

Typically, each Drilling Program is structured as a "functional allocation" program whereby the non-industry investors contribute cash in an aggregate amount equal to the intangible drilling and development costs to be incurred for Drilling Program wells. The Company contributes the drill sites to each Drilling Program and agrees to contribute all tangible equipment necessary to drill, complete and produce each well, as well as organizational and syndication costs of each Drilling Program. The allocation of partnership revenues in each Drilling Program may vary depending upon the structure chosen by the Company, with the Company's percentage interest ranging from 20% to 40%.

Interests in Drilling Programs are sold to investors through securities dealers registered with the NASD. In each program, NCE Securities, Inc. ("NCE") acts as placement agent and enters into selling agreements with a number of broker-dealers to assist it in selling the interests.

Drilling Programs raised $3.5 million during fiscal 1999, $2.7 million during fiscal 1998 and $3.0 million during fiscal 1997. The Company intends to continue its efforts to market its Drilling Programs and increase the number of wells drilled and operated. If these efforts are unsuccessful, the Company would anticipate seeking alternatives including joint ventures with industry partners and the financing of drilling activity through internal cash flow and other financing alternatives.

DRILLING SERVICES

The Company enters into turnkey drilling contracts with Drilling Programs to drill wells. From time to time, the Company also performs a limited amount of drilling and other services for unaffiliated third parties. Pursuant to these drilling contracts, the Company is responsible for the drilling and development of wells. The Company acquired a drilling rig in its acquisition of Kelt and has drilled several corporately owned wells. However, the Company intends to subcontract with third parties for the performance of a substantial portion of the operations required to drill, complete and equip these wells for production. Although the Company manages and supervises all necessary drilling and related service and equipment operations on these wells, there are a number of third party services to obtain, including contract drilling, fracturing, logging and pipeline construction which are performed by subcontractors who specialize in those operations.

Since the Company contracts with Drilling Programs on a turnkey basis, the Company is responsible for drilling and completing the wells, regardless of the actual cost. Consequently, the Company is subject to the risk that costs incurred in the actual drilling and development operations could increase beyond the contract price, thereby rendering its drilling contracts less profitable or unprofitable. Moreover, difficulties encountered in drilling and completion operations can substantially increase costs without recourse for the Company. The Company continually monitors the cost incurred in drilling, completion and production operations and reviews its turnkey contract prices for each Drilling Program in order to reduce the risk of unprofitable drilling operations. These turnkey drilling prices are subject to change based on competition, the return sought by Drilling Program investors, the Company's revenue and profit considerations and other industry conditions.

OIL FIELD SERVICE OPERATIONS

As of September 30, 1998, the Company operated 1,495 wells, all of which were located in Ohio and Pennsylvania. As the operator of producing wells, the Company is responsible for the maintenance and verification of all production records, contracting for oil and gas sales, distribution of production proceeds and information, and compliance with various state and federal regulations. Generally, the Company provides the routine production operations for producing wells and is paid for such services on a monthly per well basis. The Company also subcontracts certain oil field operations.

The Company receives a monthly operating fee for each producing well it operates and is reimbursed for most third party costs associated with operations and production of the wells. Drilling Programs each pay the Company their specified operating fee based upon the investors' aggregate interest in Drilling Program wells, exclusive of the Company's ownership interest.

GAS GATHERING ACTIVITIES

In connection with the drilling and development of the wells which it operates, the Company has constructed and owns natural gas gathering pipelines in various counties throughout eastern Ohio and western Pennsylvania. These pipelines carry natural gas from the wellhead to the gas transmission systems of various utilities for sale to such utilities, to natural gas brokers purchasing gas for resale to others or to industrial purchasers pursuant to self-help gas purchase arrangements. These systems gathered gas from 1,225 wells as of September 30, 1998. Since early calendar 1992, the Company has increased its construction of new pipelines and the establishment of compressor facilities in order to expand the number of purchasers available to the Company.

For such gas gathering services, the Company collects certain allowances from public utilities, end-users or other natural gas purchasers (including natural gas brokers). These gathering fees or transportation allowances averaged approximately $.20 per Mcf of natural gas at September 30, 1998.

GAS AND OIL RESERVES

Proved Reserves. The following table summarizes estimates of the Company's Proved Reserves, as prepared by the Company.

                                                      AT MARCH 31,
                           ------------------------------------------------------------------
                                   1996                   1997                   1998
                           --------------------   --------------------   --------------------
                              GAS         OIL        GAS         OIL        GAS         OIL
                             (Mcf)      (Bbls)      (Mcf)      (Bbls)      (Mcf)      (Bbls)
                           ----------   -------   ----------   -------   ----------   -------
Proved developed
  reserves...............  16,303,000   151,800   14,472,000   120,200   15,087,000   126,700
Proved undeveloped
  reserves...............   3,745,000    43,400    2,487,000        --    2,715,000     9,000
                           ----------   -------   ----------   -------   ----------   -------
Total reserves...........  20,048,000   195,200   16,959,000   120,200   17,802,000   135,700
                           ==========   =======   ==========   =======   ==========   =======

Reservoir engineering is a subjective process of estimating underground accumulations of gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are generally different from the quantities of gas and oil that are ultimately recovered.

Estimated Future Net Revenues. The following table summarizes, as of March 31, 1998, the estimated future net revenues attributable to the properties of the Company after deducting future capital costs, production and ad valorem taxes and operating expenses, but before consideration of federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. These estimates do not include information reflecting the Kelt acquisition, which was consummated with an effective date of April 8, 1998. Estimates have been made in accordance with current Commission guidelines concerning the use of constant oil and gas prices and operating costs in reserve evaluations.

                 ESTIMATED FUTURE NET REVENUES (BEFORE INCOME TAXES)
                                   (in thousands)
                                                                            TOTAL
                                                            TOTAL           PROVED
                                                            PROVED        DEVELOPED
                                                           RESERVES        RESERVES
                 YEAR ENDING MARCH 31,                   ------------    ------------
  1999.................................................    $   859         $ 2,428
  2000.................................................      3,033           2,162
  2001.................................................      2,536           1,922
  Thereafter...........................................     24,746          20,910
                                                           -------         -------
          Total........................................    $31,174         $27,422
                                                           =======         =======
Discounted Present Value...............................    $14,765         $13,452
                                                           =======         =======

DRILLING ACTIVITY

The following table sets forth the results of drilling activities on the Company's properties. This information and the results of prior drilling activities should not be considered as necessarily indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled and the oil and gas reserves generated thereby.

                                                                      SIX MONTHS
                                             YEAR ENDED MARCH 31,        ENDED
                                             --------------------    SEPTEMBER 30,
                                             1996    1997    1998        1998
                                             ----    ----    ----    -------------
Development Wells
  Productive
     Gross.................................    52      20      17          2
     Net...................................  9.80    3.88    4.72          2
  Dry
     Gross.................................     0       0       0          0
     Net...................................     0       0       0          0
Exploratory Wells
  Productive
     Gross.................................     0       0       0          0
     Net...................................     0       0       0          0
  Dry
     Gross.................................     0       0       0          0
     Net...................................     0       0       0          0
Total Wells
  Productive
     Gross.................................    52      20      17          2
     Net...................................  9.80    3.88    4.72          2
  Dry
     Gross.................................     0       0       0          0
     Net...................................     0       0       0          0

PRODUCING WELLS

The following table sets forth the number of gross and net productive oil and gas wells in which the Company owned an interest directly or through Drilling Programs as of September 30, 1998. Wells are classified as gas or oil according to their predominant product stream.

             TYPE OF                GROSS                   AVERAGE WORKING
         PRODUCTIVE WELL           WELLS(1)    NET WELLS       INTEREST
         ---------------           --------    ---------    ---------------
Natural Gas......................   1,662      1,259.25           76%
Oil..............................      26          9.76           38%

---------------

(1) Gross producing wells include 92 wells at September 30, 1998 in which the Company owned a royalty interest.

Substantially all of the Company's oil and gas properties are working interests under industry-standard natural gas and oil leases, rather than mineral ownership or fee title.

LEASEHOLD ACREAGE

The following table sets forth the developed and undeveloped acreage of the Company, on both a gross and net basis, as of March 31, 1998:

                                                 GROSS ACRES    NET ACRES
                                                 -----------    ---------
Developed Acreage..............................    39,400        19,700
Undeveloped Acreage............................     1,300           700

PRODUCTION SUMMARY

The annual net production of the Company's interests in gas and oil wells for the past three fiscal years and the six months ended September 30, 1998 was as follows:

                                                                        SIX MONTHS
                                       YEAR ENDED MARCH 31,                ENDED
                                -----------------------------------    SEPTEMBER 30,
                                  1996         1997         1998           1998
                                ---------    ---------    ---------    -------------
Natural Gas (Mcf)
  Total Production............  1,166,000    1,153,000    1,116,000      1,262,000
  Average Daily Production....      3,195        3,159        3,058          6,915
Crude Oil (Bbls)
  Total Production............     14,100       16,200       13,900         13,500
  Average Daily Production....         39           44           38             74

The price of gas and oil may vary from region to region. The average weighted prices and the lifting costs per equivalent Mcf for the past three years and the six months ended September 30, 1998, were as follows:

                                                                         1998
                                                                      SIX MONTHS
                                          YEAR ENDED MARCH 31,           ENDED
                                       --------------------------    SEPTEMBER 30,
                                        1996      1997      1998         1998
                                       ------    ------    ------    -------------
Natural Gas Average Weighted Price
  per Mcf............................  $ 2.24    $ 2.43    $ 2.50       $ 2.59
Crude Oil Average Weighted Price per
  Bbl................................  $17.01    $20.65    $16.18       $11.32
Average Lifting Cost per Mcf.........     .64       .62       .70          .89

MARKETS

The ability of the Company to market oil and gas depends to a certain extent, on factors beyond its control. The potential effects of governmental regulation and market factors including alternative domestic and imported energy sources, available pipeline capacity, and general market conditions are not entirely predictable.

Natural Gas. Natural gas is generally sold pursuant to individually negotiated gas purchase contracts, which vary in length from spot market sales of a single day to term agreements that may extend several years. Customers of the Company purchasing natural gas include marketing affiliates of the major pipeline companies, natural gas marketing companies, and a variety of commercial and public authorities, industrial, and institutional end-users who ultimately consume the gas. Gas purchase contracts define the terms and conditions unique to each of these sales. The price received for natural gas sold on the spot market may vary daily, reflecting changing market conditions.

The deliverability and price of natural gas are subject to both governmental regulation and supply and demand forces. During the past several years, regional surpluses and shortages of natural gas have occurred resulting in wide fluctuations in prices achieved.

The lengths of the contracts vary widely. Additionally, several of the Company's contracts provide for monthly pricing which are derived from published price indexes. The Columbia Transmission ("TCO") and Consolidated Natural Gas ("CNG") Index prices, which create a basis for spot sales prices in the Mid-Atlantic and northeastern United States, ranged from $1.77 to $2.50 per Mcf during the first two quarters of fiscal 1999. As of September 30, 1998, approximately one-third of the Company's natural gas contracts are fixed price contracts with industrial end-users. The prices received from these contracts range between $1.97 and $4.43 per Mcf. The remainder of the Company's natural gas contracts are with utilities and marketers. Approximately 90% of the wells operated by the Company, which produce gas to fulfill the contractual obligations to utilities and marketers during the summer months, contain fixed prices ranging from $1.75 to $3.15 per Mcf. In addition, one-third of these wells contain market sensitive provisions during the winter months. The range of Appalachian Basin unit pricing during the winter of 1997 was from $2.12 to $3.59 per Mcf. For the six months ended September 30, 1998, the Company received an average price of $2.59 per Mcf of gas sold.

Due to the seasonal supply and demand market pressures, prices paid by purchasers will continue to fluctuate for the next several years. The Company has pursued a strategy of varying the length and pricing provisions of its gas purchase contracts so as to maintain flexibility to react to those fluctuating prices. Due to rising market conditions, the duration of recently renegotiated fixed price contracts has been limited to a year or less. Should market trends change, the Company will endeavor to commit a larger portion of its natural gas to longer-term arrangements to optimize revenues derived from these sales.

During the past several years, an overabundance of natural gas supplies and the promulgation of state and federal regulations pertaining to the sale, transportation, and marketing of natural gas resulted in increasing competition and declining prices. It is likely that supply and demand factors will continue to be the driving force in the changing marketplace.

Crude Oil. Oil produced from the Company's properties is generally sold at the prevailing field price to one or more of a number of unaffiliated purchasers in the area. Generally, purchase contracts for the sale of oil are cancelable on 30 days notice. The price paid by these purchasers is generally an established, or "posted," price that is offered to all producers. The Company received an average price of $16.18 per barrel for its oil during fiscal 1998. However, during the last several years prices paid for crude oil have fluctuated substantially. The price posted for purchase contracts for the sale of oil at September 30, 1998 was $11.25. Future oil prices are difficult to predict due to the impact of worldwide economic trends, coupled with supply and demand variables, and such non-economic factors as the impact of political considerations on OPEC pricing policies and the possibility of supply interruptions. To the extent that the prices which the Company receives for its crude oil, decline from current levels, revenues from oil production will be reduced accordingly.

COMPETITION

The gas and oil industry is highly competitive in all phases. The Company encounters strong competition from other independent oil companies in acquiring economically desirable properties as well as in marketing production therefrom and obtaining external financing. Many of the Company's competitors may have financial resources, personnel and facilities substantially greater than those of the Company.

REGULATION

Exploration and Production. The exploration, production and sale of natural gas and oil are subject to various types of local, state and federal laws and regulations. These laws and regulations govern a wide range of matters, including the drilling and spacing of wells, allowable rates of production, restoration of surface areas, plugging and abandonment of wells and requirements for the operation of wells. These regulations may adversely affect the rate at which the Company's wells produce gas and oil. In addition, legislation and new regulations concerning gas and oil exploration and production operations are constantly being reviewed and proposed. Most of the states in which the Company owns and operates properties have laws and regulations governing several of the matters mentioned above. Compliance with the laws and regulations affecting the gas and oil industry generally increases the Company's cost of doing business and consequently affects the Company's profitability.

Environmental Matters. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require the Company to incur costs to remedy discharges. Natural gas, oil or other pollutants (including salt water brine) may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage or explosion at natural gas facilities or gas and oil wells. Discharged hydrocarbons may migrate through soil to water supplies or adjoining property, giving rise to additional liabilities. A variety of federal and state laws and regulations govern the environmental aspects of natural gas and oil production, transportation and processing and may, in addition to other laws, impose liability in the event of discharges (whether or not accidental), failure to notify the proper authorities of a discharge, and other noncompliance with those laws. Compliance with such laws and regulations may increase the cost of gas and oil exploration, development and production, although the Company does not currently anticipate that compliance will have a material adverse effect on capital expenditures or earnings of the Company.

The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. The Company believes its present activities substantially comply, in all material respects, with existing environmental laws and regulations. Nevertheless, no assurance can be given that environmental laws will not, result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect the Company's financial condition and results of operations. Although the Company maintains liability insurance coverage for certain liabilities from pollution, environmental risks generally are not fully insurable. The amount of such coverage is currently $1,000,000 and is provided on a "claims made" basis.

Marketing and Transportation. The interstate transportation and sale for resale of natural gas is regulated by the Federal Energy Regulatory Commission (the "FERC") under the Natural Gas Act of 1938 ("NGA"). The sale and transportation of natural gas also is subject to regulation by various state agencies. The Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act"), eliminated all gas price regulation effective January 1, 1993. In addition, FERC recently has proposed several rules and orders concerning transportation and marketing of natural gas. The impact of these rules and other regulatory developments on the Company cannot be predicted. In 1992, FERC finalized Order 636, and also has promulgated regulations pertaining to the restructuring of the interstate transportation of natural gas. Pipelines serving this function have since been required to "unbundle" the various components of their service offerings, which include gathering, transportation, storage, and balancing services. In their current capacity, pipeline companies must provide their customers with only the specific service desired, on a non-discriminatory basis. Although the Company is not an interstate pipeline, the Company believes the changes brought about by Order 636 have increased competition in the marketplace, resulting in greater market volatility.

Various rules, regulations and orders, as well as statutory provisions may affect the price of natural gas production and the transportation and marketing of natural gas.

OPERATING HAZARDS AND UNINSURED RISKS

The Company's gas and oil operations are subject to all operating hazards and risks normally incident to drilling for and producing gas and oil, such as encountering unusual formations and pressures, blow-outs, environmental pollution, and personal injury. The Company will maintain such insurance coverage as it believes to be appropriate, taking into account the size of the Company and its proposed operations. The Company currently does not maintain insurance coverage for physical loss or damage to equipment located on the wells or for selected properties (such as crude oil stored in tanks). The Company's insurance policies also have standard exclusions. Losses can occur from an uninsurable risk or in amounts more than existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact on the Company's revenues and earnings.

EMPLOYEES

At September 30, 1998, the Company had 87 employees, including 57 field employees. None of these employees is represented by a union and the Company believes that it maintains good relations with its employees.

FACILITIES

The Company owns a 12,000 square foot building, its corporate headquarters, in Twinsburg, Ohio. The office facility is in a centralized location, which during fiscal 1997 allowed the Company to relocate certain operations and its personnel from its Cleveland and Youngstown offices. The Youngstown facility owned by the Company is used for field operations. As part of the Kelt acquisition, the Company held a six month lease on Kelt's facility in Cambridge, Ohio, with an option to purchase the property for $27,187. The Company recently exercised this option, although the formal purchase of this former Kelt property has not yet closed. The facility is used in the Company's field operations.

LEGAL PROCEEDINGS

The Company is involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of its business. The Company is not now involved in any litigation, individually or in the aggregate, which could have a material adverse effect on the Company's business, financial condition, results of operations, or cash flows.

                                   MANAGEMENT

The following table sets forth the names and ages of each of the current directors and executive officers of the Company and the principal offices and positions with the Company held by each such person. The officers of the Company are elected annually by the board of directors. Subject to rights, if any, under employment contracts, each officer serves a term of one year and thereafter until his successor is elected and qualified or until his death, resignation or removal.

                   NAME                     AGE                    TITLE
                   ----                     ---                    -----
Garry Regan (1)                              49    President and Director
Leo J. M. J. Blomen (1)                      43    Director
Dominic A. Visconsi (1)                      73    Director
Carel W. J. Kok (1)                          31    Director
S. F. E. Bas Rosenbaum (2)                   49    Director
Charles M. Lombardy, Jr. (2)                 48    Chief Executive Officer and Director
C. Rand Michaels (2)                         61    Director
John H. Pinkerton (2)                        45    Director
Saul Siegel (3)                              68    Chief Operating Officer and Director
Jos J. M. Smits (3)                          49    Director
Ralph L. Bradley (3)                         57    Director
Thomas A. Hill                               40    Secretary and General Counsel
Timothy Wagers                               39    Chief Financial Officer and Treasurer

---------------

(1) Term as director expires in 2001.

(2) Term as director expires in 1999.

(3) Term as director expires in 2000.

Garry Regan is President and a director. Mr. Regan served as an executive officer and a director of the Company's predecessor since 1981 and has been President and a director of the Company since August 1988. He received his B.S. from The Ohio State University and his Masters from Indiana University. Mr. Regan is a member of the Independent Petroleum Association of America. Mr. Regan also serves as President of NCE, a wholly owned subsidiary of the Company and a registered broker-dealer.

Leo J.M.J. Blomen is a director. Mr. Blomen was appointed to the board of directors in September 1997. He has been Director of the International Division of NUON Energy Group since March 1997. Since July 1996, Mr. Blomen has been Managing Director of NUON Projects International bv. Mr. Blomen is also the founder and, from January 1993 to July 1996, the Managing Director of Blomenco b.v. Mr. Blomen is also on the Boards of DATTEL a.s, a cable company in Prague; Calortex, Ltd., a gas company in the United Kingdom; and the Sino-foreign company Shantou Da Nan Windpower Development Company, Ltd., a joint venture which is currently constructing the largest windfarm in China. Mr. Blomen holds a degree in Chemical Engineering and a Ph.D. in Medicine.

Dominic A. Visconsi is a director. Mr. Visconsi was appointed to the board of directors in January 1999. Mr. Visconsi is the senior member of Cleveland-based, and nationally recognized, Visconsi Companies, Ltd., which acquires and develops commercial properties, and now manages more than two million square feet of retail space. In 1956, he and Richard E. Jacobs formed a partnership, Jacobs, Visconsi & Jacobs Company, that would eventually grow to become the nation's fifth-largest developer of shopping malls, The Richard E. Jacobs

Group. A recognized community leader, Mr. Visconsi is very involved in many philanthropic, charitable and social organizations primarily in the greater Cleveland area.

Carel W. J. Kok is a director. Mr. Kok has been Manager of Business Development with the International Division of the NUON Energy Group since October 1996. From 1990 to 1995 he was with the Royal Dutch Shell Group working in a variety of downstream commercial, trading and new business development functions in East Asia, the Middle East, and Western and Eastern Europe. Mr. Kok was co-founder of Lone Star Europe Holding, a U.S.-Dutch joint venture with the American chain Lone Star Steakhouse & Saloon. Mr. Kok is also on the Boards of Calortex Ltd., a retail gas distribution company in the United Kingdom serving nearly 500,000 customers and is Chairman of the Board of the Sino-foreign joint venture company Shantou Dan Nan Windpower Development Company, Ltd., a joint venture now operating the largest windfarm in China. Mr. Kok holds a B.A. from Princeton University and an M.B.A. from the Rotterdam School of Management at Erasmus University.

S. F. E. Rosenbaum is a director. Mr. Rosenbaum has been BU-manager Olefins for Tolson Holland BV. He is responsible for global coverage, turnover and results. From 1990 until 1993 Mr. Rosenbaum was Managing Director Europe/Partner for JLM Industries, where he founded branches in France and the Netherlands. He was responsible for all trading activities in NEW on hydrocarbons and other petrochemicals. Mr. Rosenbaum received his B.A. from HEAO-CE in Holland.

Charles M. Lombardy, Jr. is Chief Executive Officer and a director. Mr. Lombardy has served as an executive officer and as a director of the Company's predecessor since 1981 and has been Chief Executive Officer and a director of the Company since August 1988. Mr. Lombardy holds a B.B.A. from Kent State University and is a member of the Ohio Oil & Gas Association and the Independent Petroleum Association of America. Mr. Lombardy also serves as Secretary/Treasurer of NCE, a wholly owned subsidiary of the Company and a registered broker-dealer.

C. Rand Michaels is a director. Mr. Michaels was elected as a director of the Company in 1996. Mr. Michaels retired from the office of Vice Chairman of Range in 1998 and is a Director of Range. He served as President and Chief Executive Officer of Lomak from 1976 through 1988 and Chairman of the Board from 1984 through 1988, when he became Vice Chairman of Lomak. Mr. Michaels is also a director of American Business Computers Corporation of Akron, Ohio, a public company serving the beverage dispensing and fast foods industries.

John H. Pinkerton is a director. Mr. Pinkerton was appointed to the board of directors of the Company in 1996. Mr. Pinkerton is President, Chief Executive Officer and a Director of Range and joined Lomak in 1988. He was appointed President of Lomak in 1990 and Chief Executive Officer of Lomak in 1992. Previously, Mr. Pinkerton was Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his B.A. from Texas Christian University and his M.B.A. from the University of Texas. Mr. Pinkerton will serve out the unexpired term of Steven L. Grose, a Vice President of Range Resources Corporation, who resigned his position as director in 1998.

Saul Siegel is Chief Operating Officer and a director. Mr. Siegel was appointed as a director and Chief Operating Officer of the Company in September 1997. Since July 1996, Mr. Siegel has been President and owner of Clark Engineering Services, Inc., a Buchanan, Michigan testing facility for off-road vehicles. In addition, for more than five years Mr. Siegel has been

President of Metalworking International Corporation, a Cleveland, Ohio company that purchases manufacturing plants and new and used metalworking equipment. Since May 1996, Mr. Siegel has also been Treasurer of Precision Rebuilders, Inc., a New Orleans, Louisiana company which is engaged in the remanufacturing of oil and gas valves.

Jos J. M. Smits is a director. Mr. Smits was appointed to the board of directors in September 1997. Mr. Smits has been Manager-Purchasing and Trade for NUON Energy Group since July 1994. From October 1992 until July 1994, Mr. Smits was Managing Director of Fels B.V., a Dutch manufacturer of building materials. Mr. Smits holds a degree in Economics from the University of Amsterdam.

Ralph L. Bradley is a director. Mr. Bradley was elected to the board of directors on December 5, 1997. Mr. Bradley is currently President of Bradley Energy International, which provides energy solutions for the world market, and Bradley Energy USA, which provides individuals with the opportunity to own various aspects of natural gas production. Prior to forming these entities, Mr. Bradley was chief executive officer of The Eastern Group, Inc., and its predecessor, Eastern States Exploration Company, Inc.

Thomas A. Hill is Secretary and General Counsel. Mr. Hill was elected Secretary and General Counsel of the Company in August 1987. Mr. Hill joined Capital Oil & Gas, Inc. in 1984, prior to its acquisition by the Company. He graduated from Hiram College with a B.A. in History and Political Science and from George Washington University National Law Center with a J.D. Mr. Hill is a member of the Mahoning County Bar Association and Eastern Mineral Law Foundation.

Timothy Wagers is Treasurer and Chief Financial Officer. Mr. Wagers joined the Company in 1983 and currently is Treasurer and Chief Financial Officer. Mr. Wagers is also responsible for overseeing the accounting for partnership distributions, oil and gas production and tax reporting, and monitoring well costs. He received a B.S. in Accounting from the University of Akron. From 1982 through 1983, Mr. Wagers was employed by Hausser + Taylor, independent certified public accountants, as a staff accountant auditing various entities including oil and gas partnerships. Mr. Wagers is a certified public accountant, a member of the Ohio Society of Certified Public Accountants, the Ohio Petroleum Accountants Society, and the American Institute of Certified Public Accountants.

TERMS OF DIRECTORS

The board of directors currently consists of eleven directors. The board of directors is divided into three classes. With the approval of an amendment to the certificate of incorporation at its annual meeting of stockholders on December 16, 1998, the first two classes now consist of four directors each and the third class consists of three directors. One class of directors is elected annually by the Company's stockholders to serve a three-year term.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee, of which Messrs. Blomen, Michaels, Pinkerton, Bradley, Kok and Smits are currently members, oversees the accounting functions of the Company, including matters related to the appointment and activities of the Company's auditors.

The Compensation and Stock Option Committee, of which Messrs. Blomen and Smits are members, reviews and makes recommendations concerning the salaries of the Company's executive officers, reviews and makes recommendations concerning the Company's Stock Option Plan and Stock Bonus Plan and administers the Company's Profit Sharing Plan.

The Executive Committee, of which Messrs. Blomen, Siegel, Pinkerton, Smits and Regan are currently members, exercises the powers and authority of the full board of directors during the periods between meetings of the board of directors.

EXECUTIVE COMPENSATION

The following tables sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the two other executives (the "Named Executive Officers") earning in excess of $100,000 for fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                  NUMBER OF
                                                                                 COMPENSATION
                                        ANNUAL COMPENSATION             ------------------------------
                               --------------------------------------    NUMBER OF
                                                            OTHER       SECURITIES       ALL OTHER
                                                            ANNUAL      UNDERLYING      COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR    SALARY    BONUS   COMPENSATION     OPTIONS           (1)
 ---------------------------   ----    ------    -----   ------------   ----------      ------------
Charles M. Lombardy, Jr.       1998   $173,740    $0         N/A            --             $9,576
Chief Executive Officer;       1997    166,350     0         N/A            --              7,148
Director                       1996    165,000     0         N/A            --              6,308
Garry Regan                    1998    173,740     0         N/A            --              8,616
President; Director            1997    166,350     0         N/A            --              6,188
                               1996    165,000     0         N/A            --              5,348
Saul Siegel                    1998    102,733     0         N/A            --                  0
Chief Operating Officer;
Director

---------------

No Named Executive Officer received personal benefits or perquisites during fiscal year 1998 in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(1) The amounts set forth in the table include, with respect to Messrs. Lombardy and Regan, $2,810 and $1,850, respectively, for fiscal years 1998, 1997, and 1996 in life insurance premiums paid by the Company pursuant to the terms of employment agreements between the Company and such persons. See
    "Management -- Employment Agreements." With respect to all of the Named Executive Officers, the amounts set forth in the table reflect the following contributions under the Company's Profit Sharing Plan and matching funds through the 401(K) Plan: Mr. Lombardy, $6,766, $4,338 and $3,498 and Mr. Regan, $6,766, $4,338 and $3,498 for fiscal years 1998, 1997 and 1996, respectively. Mr. Siegel was not eligible under the terms of the plan.

STOCK OPTION PLAN

The Company has a stock option plan (the "Option Plan") to provide incentives to stimulate interest in the development and financial success of the Company. The Option Plan provides for the granting of stock options to purchase Common Stock at an option price determined by the Compensation Committee. The Compensation Committee determines the expiration date, but no option is exercisable for a period of more than 10 years. The aggregate fair market value of the Common Stock exercisable for the first time during any calendar year shall not exceed $100,000. Options granted under the Option Plan terminate upon the employee leaving the Company. Currently, the Company has issued options representing 57,450 shares of Common Stock with the ability to issue options representing up to 379,200 shares of Common Stock. The Option Plan expires on August 17, 1999. The Company, from time to time, may issue additional options outside the plan. The Company has options outstanding representing 214,000 shares of Common Stock that were not issued under the Option Plan.

OPTION GRANTS IN FISCAL 1998

No options were granted to the Named Executive Officers in fiscal 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

The following table summarizes options exercised during fiscal 1998 and presents the value of unexercised options held by the Named Executive Officers at fiscal year end:

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                         OPTIONS                IN-THE-MONEY OPTIONS
                             ACQUIRED                  AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                                ON       VALUE     ---------------------------   ---------------------------
           NAME              EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              --------   --------   -----------   -------------   -----------   -------------
Charles M. Lombardy, Jr....     --         $0        115,000           0             $0             $0
Garry Regan................     --          0        115,000           0              0              0
Saul Siegel................     --          0         67,000           0              0              0

---------------

(1) Based upon the closing bid price of a share of Common Stock as reported on the Nasdaq system on March 31, 1998. None of the options were in the money at March 31, 1998.

EMPLOYMENT CONTRACTS

Messrs. Lombardy and Regan each have an employment agreement running through May 3, 2001, unless terminated earlier pursuant to the terms of these agreements. These agreements provide for current base annual compensation of $178,623 to each of Messrs. Lombardy and Regan, with increases for cost of living based upon the Consumer Price Index. Additional bonuses may be awarded from time to time by the board of directors. Each agreement provides that for a period of two years from the date of the termination of the executive's employment the executive will not, directly or indirectly, engage in any business competitive with that of the Company or otherwise interfere with the Company's business.

The board of directors approved the award of an employment contract with Mr. Siegel at its meeting on March 16, 1998, with the terms and conditions to be substantially the same as those contained in the employment agreements with Messrs. Lombardy and Regan. The agreement was to commence May 3, 1998, for a three-year period, but was referred to the Executive Committee for review and final approval. Mr. Siegel is currently receiving a base annual compensation of $182,230 which also includes payment in lieu of health and life insurance benefits. The Executive Committee has yet to approve the contract, but Mr. Siegel is receiving a salary commensurate with that provided for in the contract.

Each of the employment agreements contains provisions addressing a possible change in control of the Company (the "Change in Control Provisions"). The purchase of Common Stock by NUON was exempted by a separate agreement. The Change in Control Provisions provide certain conditions which continue to exist. The Change in Control Provisions require the payment of certain benefits to these executive officers upon the termination of their employment, other than for good cause, after the occurrence of a Change in Control of the Company. A "Change in Control of the Company" includes a change in the securities ownership of the Company's securities which would be required to be reported as a change in control in a proxy statement filed under the Securities Exchange Act of 1934, the Company's ceasing to have a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, or the acquisition by any person or entity of 50% or more of the outstanding shares of Common Stock (or its equivalent in voting power of any class or classes of the Company's securities).

Under the Change in Control Provisions, any of these three executive officers who remain in the employ of the Company following the date of the occurrence of a Change in Control of the Company and whose employment is subsequently terminated other than for good cause would be entitled to receive a lump sum payment from the Company, regardless of whether such executive officer continues in the employ of the Company (the "Change in Control Payment"). After the occurrence of a Change in Control of the Company, "termination" includes relocation of the principal place at which the executive is to perform his duties to a location outside the Cleveland, Ohio metropolitan area, a substantial reduction in the benefits provided to the executive, a substantial reduction in the executive's responsibilities or functions or a substantial adverse change in the executive's working conditions. It should be noted that the Change in Control Provisions provide for the payment of the Change in Control Payment in the event of a termination of the executive's employment after any change in control of the Company, regardless of whether such change in control is approved by the board of directors and/or stockholders of the Company.

Under the Change in Control Provisions, in the event of a termination of employment after a Change in Control in the Company, other than for good cause, each of the three executive officers would be entitled to Change in Control Payments in the amount equal either to 2.99 times the average annual salary, bonus, and incentive compensation amounts paid during the three year period immediately preceding the termination after a Change in Control in the Company, payable in 36 equal monthly installments, or a lump sum equal to the aggregate of the monthly amounts payable discounted to present value at a discount rate of 7% per annum.

The Change in Control Provisions will make more difficult or may discourage a proxy contest, the assumption of control of the Company by a substantial shareholder or shareholder group, or the removal of incumbent management. Additionally, the Change in Control Provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Accordingly, stockholders of the Company may be deprived of certain opportunities to sell their shares of Common Stock at temporarily higher market prices often associated with actual or rumored takeover attempts.

DIRECTORS COMPENSATION

During fiscal 1998, the board of directors voted to discontinue the payment of any director fees to any board member. However, the board made a grant of options to purchase 99,999 shares at $.875 per share to Ralph L. Bradley during the year ending March 31, 1998. These options vest over a three-year period.

                              CERTAIN TRANSACTIONS

The Company believes that the terms of the following transactions were as favorable to the Company as could have been obtained from unaffiliated third parties. All future transactions between the Company and its affiliates will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties and all loans to Company officers, affiliates and stockholders will be approved by a majority of disinterested directors, if any.

In connection with the sale of shares of Common Stock to NUON, Mr. Siegel received cash payment of $112,500 and five-year Warrants to purchase 134,000 shares of Common Stock at a price of $0.875 per share. In addition, upon the exercise by NUON of its right to purchase additional shares of Common Stock, Mr. Siegel will receive an additional $37,500 and five year Warrants to purchase an additional 67,000 shares of Common Stock at a price of $0.875 per share.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the Common Stock, Series A Preferred Stock and Series B Preferred Stock owned on October 31, 1998 by: each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock and Preferred Stock at that date; each director of the Company; each of the executive officers listed in the Summary Compensation Table included elsewhere herein; and all directors and executive officers as a group, and the percentage of the outstanding shares represented thereby.

                                                        COMMON STOCK
                                           --------------------------------------
                                                 AMOUNT AND               PERCENT
         NATURE AND ADDRESS (1)             NATURE OF BENEFICIAL            OF
           OF BENEFICIAL OWNER                    OWNERSHIP                CLASS
         ----------------------            -----------------------        -------
Charles M. Lombardy, Jr..................           665,242 Shares(2)(3)    2.91%
Garry Regan..............................           685,424 Shares(2)       3.00%
Saul Siegel..............................           358,600 Shares(2)       1.57%
Leo J. M. J. Blomen......................                 0 Shares             *%
Jos J. M. Smits..........................                 0 Shares             *%
NUON.....................................        11,494,254 Shares(4)      50.51%
Ralph L. Bradley.........................            33,333 Shares(2)          *%
C. Rand Michaels.........................             8,094 Shares             *%
John H. Pinkerton........................             8,464 Shares             *%
Range Resources Corporation..............         3,959,874 Shares(5)      17.40%
All directors and executive officers as a
  group (11 persons).....................         1,832,631 Shares(6)       8.01%

---------------

 * Less than one percent

(1) The address of NUON is Utrechtsweg 68, 6812 AH Arnhem, The Netherlands. The address of Range Resources Corporation is 125 State Route 43, Hartville, Ohio 44632.

(2) Includes 330,333 shares of Common Stock, in the aggregate, which could be acquired by Messrs. Regan (115,000 shares), Lombardy (115,000 shares), Siegel (134,000 shares) and Bradley (33,333 shares) upon the exercise of immediately exercisable stock options or warrants which they hold. Does not include 67,000 shares of Common Stock that may be acquired through the exercise of a warrant which may be issued upon the purchase of additional Common Stock by NUON.

(3) The share ownership figures for Mr. Lombardy include 13,738 shares of Common Stock owned by a trust for which Mr. Lombardy is the trustee and as to which he disclaims any beneficial interest.

(4) Does not include 5,747,127 shares of Common Stock that may be immediately acquired by NUON upon exercise of an outstanding option for $0.87 per share.

(5) Does not include 200,000 shares of Common Stock which may be acquired upon the exercise of certain Warrants to purchase Common Stock.

(6) Includes 440,858 shares of Common Stock, which may be acquired by all directors and executive officers as a group upon the exercise of immediately exercisable stock options or warrants.

                           DESCRIPTION OF SECURITIES

The Company is authorized to issue 60,000,000 shares of Common Stock, $.01 par value and 2,000,000 shares of Preferred Stock, $.01 par value.

COMMON STOCK

Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as required by applicable law, holders of shares of Common Stock do not vote separately as a class, but vote together with the holders of outstanding shares of capital stock of all other classes and series. Certain actions require the affirmative vote of holders of more than a majority of the voting capital stock. See " -- Certain Anti-Takeover Provisions." There is no cumulative voting for the election of Directors.

Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding shares of any series of Preferred Stock (if any). Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the prior distribution rights of any outstanding shares of Preferred Stock which have a liquidation preference. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of Preferred Stock.

The Common Stock is traded on the Nasdaq Small Cap Market under the symbol
"NCEB."

PREFERRED STOCK

The Company's certificate of incorporation authorizes the issuance of 2,000,000 shares of Preferred Stock, which may be divided into one or more series of shares. The board of directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges, designations and limitations, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, designations and the authorized number of shares constituting any series, without any further vote or action by the stockholders. The rights of any series of Preferred Stock may, if provided by the board of directors, be senior to and have preference over the rights of the shares of Common Stock and/or shares of other series of Preferred Stock. The Series A Preferred Stock and the Series B Preferred Stock constitute series of Preferred Stock. See " -- Series A Preferred Stock" and " -- Series B

Preferred Stock." No other shares of the remaining Preferred Stock (equal to 811,730 authorized shares) are issued or outstanding.

The Company has no current plans to issue any shares of other series of Preferred Stock. The issuance of additional shares of Preferred Stock in the future could adversely affect the rights of the holders of any class of the Company's capital stock, including Common Stock. Also, the issuance of additional shares of Preferred Stock could have the effect of hindering or deterring an acquisition of the Company or potential tender offers. See
" -- Certain Anti-Takeover Provisions."

SERIES A PREFERRED STOCK

The board of directors has created a series of the Preferred Stock consisting of 563,270 shares designated as Series A 6% Convertible Non-Cumulative Preferred Stock, $.01 par value per share (the "Series A Preferred Stock").

Voting Rights. Holders of shares of Series A Preferred Stock are entitled to such number of votes per share as they would have if they had exercised their conversion rights and received shares of Common Stock as of the record date applicable to such vote. Except as required by applicable law, holders of shares of Series A Preferred Stock do not vote separately as a class or series, but vote together with the holders of outstanding shares of voting capital stock of all other classes and series.

Dividends. Holders of shares of Series A Preferred Stock are entitled to receive cash dividends at an annual rate of $.60 per share. Such cash dividends are non-cumulative, and are payable semi-annually on June 1 and December 1 of each year, if, when and as declared by the board of directors out of funds legally available therefor. Shares of Series A Preferred Stock are senior to shares of Common Stock with respect to such cash dividends. No cash dividends will be paid on shares of Common Stock unless and until all declared, unpaid cash dividends on the shares of Series A Preferred Stock have been paid or set aside for payment.

Liquidation Rights. The Series A Preferred Stock has a liquidation preference of $10.00 per share. Consequently, upon liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred Stock are entitled to receive, after payment of liabilities but prior to any distributions to holders of shares of Common Stock or of shares of any other class or series of the Serial Preferred Stock ranking junior in liquidation rights to the Series A Preferred Stock, the sum of $10.00 per share. If the amounts available for distribution to holders of shares of Series A Preferred Stock upon liquidation, dissolution or winding up of the Company are not sufficient to pay in full the preferred liquidation payments in respect of all of the outstanding shares of Series A Preferred Stock, holders of outstanding shares of Series A Preferred Stock will share ratably in any such distribution. After payment of the full preferred liquidation payments in respect of all of the outstanding shares of Series A Preferred Stock, holders of outstanding shares of Series A Preferred Stock shall not participate with respect to such shares in any further distribution of the assets of the Company upon its liquidation, dissolution or winding up.

Conversion Rights. A holder of outstanding shares of Series A Preferred Stock may elect at any time to convert his shares of Series A Preferred Stock into shares of Common Stock. The Company, at its option, at such time as it makes a Public Offering (as defined below) may convert all outstanding shares of Series A Preferred Stock into shares of Common Stock. In the event any shares of Series A Preferred Stock are called for redemption as described below, the holders thereof shall have the right to elect to convert such shares into shares of Common Stock in accordance with these provisions at any time prior to the date specified for such redemption to occur.

A holder of shares of Series A Preferred Stock is entitled to receive the number of whole shares of Common Stock for each share of Series A Preferred Stock converted as is determined by dividing $10.00 by the price at which conversion occurs (the "Conversion Price"), which Conversion Price currently equals $4.35. Therefore, each share of Series A Preferred Stock is currently convertible into
2.3 shares of Common Stock. Certain adjustments to the Conversion Price are provided from time to time in connection with stock dividends payable in shares of Common Stock or split-ups, combinations and other similar transactions affecting the outstanding shares of Common Stock. Further, in the event the Company issues any shares of Common Stock, other than shares of Common Stock issued upon conversion of outstanding shares of Series A Preferred Stock or upon the exercise of employee stock options, for a consideration per share less than the then current market price of the Common Stock, the Conversion Price will be adjusted to provide economic dilution protection for holders of shares of Series A Preferred Stock. The Company must reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purposes of conversion of the outstanding shares of Series A Preferred Stock, the number of shares of Common Stock sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. "Public Offering," as used with respect to the conversion of shares of Series A Preferred Stock, means an offering by the Company, pursuant to an effective registration statement under the Act, of shares of its Common Stock which yields net proceeds to the Company of not less than $5,000,000 and which is made at a public offering price of not less than a price per share equal to 1.5 multiplied by the Conversion Price (currently approximately $6.55), subject to adjustment for stock dividends payable in shares of Common Stock or split-ups, combinations and other similar transactions affecting the outstanding shares of Common Stock.

Redemption. The Company currently has the option to redeem, in whole or in part, shares of Series A Preferred Stock at a price of $10.00 per share plus declared, unpaid dividends on such shares to the date fixed for redemption. The Company may exercise such option by providing not less than 30 days prior written notice to each record holder of shares of Series A Preferred Stock. There are no sinking fund or mandatory redemption provisions for the shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock have no preemptive rights.

SERIES B PREFERRED STOCK

The board of directors has created a second series of Preferred Stock consisting of 625,000 shares designated as Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock").

Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when, as and if declared by the board of directors out of funds at the time legally available therefor, cash dividends at an annual rate of $1.00 per share, and no more, payable quarterly. Dividends will accrue and be cumulative from the date of first issuance of the Series B Preferred Stock and are payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the board of directors.

The Series B Preferred Stock has priority as to dividends over the Common Stock, the Series A Preferred Stock and any series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Series B Preferred Stock (the "Junior Dividend Stock"), and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Series B Preferred Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, any Common Stock or Junior Dividend Stock unless all accrued and unpaid dividends on the Series B Preferred Stock have been paid or declared and set apart for payment.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series B Preferred Stock are entitled to receive a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock, the Series A Preferred Stock, or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Series B Preferred Stock. However, the holders of the shares of the Series B Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Series B Preferred Stock (the "Senior Liquidation Stock") has been paid in full. The holders of Series B Preferred Stock and all series or classes of the Company's stock hereafter issued that rank on a parity as to liquidation rights with the Series B Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Series B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

Voting Rights. The holders of the Series B Preferred Stock have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series B Preferred Stock are entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares have no voting rights.

Whenever dividends on the Series B Preferred Stock or any outstanding shares of any class or series of the Company's capital stock having parity with the Series B Preferred Stock as to dividends (the "Parity Dividend Stock") have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of directors of the Company will be increased by two, and the holders of the Series B Preferred Stock, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors (and any successor to each such director) to the board of directors at any meeting of stockholders of the Company at which directors are to be elected held during the period such dividends remain in arrears. Such voting right will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

So long as any Series B Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66 2/3% of all outstanding shares of Series B Preferred Stock, voting separately as a class:

    - amend, alter or repeal any provision of the certificate of incorporation or the by-laws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock,

    - authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up of the Company or

    - effect any reclassification of the Series B Preferred Stock.

So long as any Series B Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 50% of all outstanding shares of Series B Preferred Stock, voting separately as a class, authorize, issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Series B Preferred Stock as to dividends or liquidation and having voting rights superior to the Series B Preferred Stock, or incur indebtedness or authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Series B Preferred Stock as to dividend or liquidation rights if, immediately following such event, Adjusted Stockholders' Equity is less than the aggregate liquidation preferences of all Series B Preferred Stock and stock ranking senior to or on parity with the Series B Preferred Stock as to liquidation. Adjusted Stockholders' Equity is the Company's stockholders' equity as shown on its most recent annual or quarterly balance sheet, increased by (a) any amount of any liability or other reduction in stockholders' equity attributable to the Series B Preferred Stock and each series of stock senior to or on parity with the Series B Preferred Stock as to liquidation and (b) the net proceeds of any equity financing since the date of the balance sheet, reduced by any reduction in stockholders' equity resulting from certain dispositions of assets since the date of the balance sheet.

Redemption. The Series B Preferred Stock is redeemable for cash, in whole or in part, at any time, at the option of the Company, at $10.00 per share plus any accrued and unpaid dividends, whether or not declared.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or by lot or in such other manner as the board of directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock. In the event that the Company has failed to pay accrued dividends on the Series B Preferred Stock, it may not redeem any of the then outstanding shares of the Series B Preferred Stock until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current quarterly dividend have been paid in full.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock to be redeemed. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of Series B Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

Conversion Rights

    Optional Conversion. At any time prior to the redemption thereof, the holders of Series B Preferred Stock shall have the right, exercisable at their option, to convert any or all of such shares into Common Stock at a conversion price of $1.74 per share (equivalent to a conversion rate of 6.55 shares of Common Stock per share of Series B Preferred Stock which includes an adjustment for the $1.40 per share of dividends in arrears), subject to adjustment in certain events as described below.

    Automatic Conversion. If at any time after the initial issuance thereof the mean between the closing bid and asked price for the Series B Preferred Stock as reported on NASDAQ (or the closing sale price as reported on any national securities exchange on which the Series B Preferred Stock is then listed), shall, for a period of 10 consecutive trading days, exceed $14.00, then, effective as of the closing of business on the tenth such trading day, all shares of Series B Preferred Stock then outstanding shall immediately and automatically be converted into shares of Common Stock at the conversion rate then in effect.

No fractional shares will be issued in connection with either the optional or automatic conversion of Series B Preferred Stock, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based upon the reported last sale price of the Common Stock on the business day prior to the date of conversion.

The Series B Preferred Stock is currently convertible into Common Stock at the rate of 6.55 shares of Common Stock for each share of Series B Preferred Stock converted. The conversion rate is subject to adjustment in certain events, including: the issuance of stock as a dividend on Common Stock; subdivisions or combinations of Common Stock; the issuance to all holders of Common Stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a price less than the current market price of Common Stock; or the distribution to all holders of Common Stock of evidences of indebtedness of the Company, cash (excluding ordinary cash dividends), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above).

The Company from time to time may decrease the conversion price by any amount for any period of at least 20 days, by giving at least 15 days notice of such decrease. The Company may, at its option, make such decreases in the conversion price, in addition to those set forth above, as the board of directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for Common Stock or from any event treated as such for income tax purposes.

Upon conversion of shares of Series B Preferred Stock, the rights of holders of shares so converted will be limited to the right to receive shares of Common Stock at the conversion rate then in effect.

Other Provisions. The shares of Series B Preferred Stock are duly and validly issued, fully paid and nonassessable. The holders of the shares of Series B Preferred Stock have no preemptive rights with respect to any securities of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

Certain provisions of the Company's certificate of incorporation and by-laws and rights of Common Stock, set forth below, might have the effect of delaying, deferring or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders.

Staggered Board of Directors. Under the Company's certificate of incorporation and by-laws, the board of directors shall consists of not less than seven (7) or more than thirteen (13) members with the number of directors to be fixed by the vote of the majority of the entire board of directors from time to time. The number of directors is currently fixed at eleven (11). The board of directors is also divided into three (3) classes, with four (4) directors being elected to each of Classes I and II, and three (3) directors being elected to Class III. Directors of each class serve a three-year term, with the term of office of one class expiring at the Company's annual meeting of stockholders in each year. The current board configuration is a result of the approval of an amendment to the Company's certificate of incorporation that was approved at the annual meeting of stockholders on December 16, 1998. The amendment was necessary to comply with the majority designation clause contained in the stock purchase agreement dated August 1, 1997, between the Company and NUON.

Supermajority Provisions. Under the certificate of incorporation, the affirmative vote of the holders of at least 80% of the aggregate outstanding voting capital stock of the Company is required (in addition to any separate vote of any other class or series of securities of the Company which may be required by the terms of such securities) to effect a merger or consolidation, or a sale, lease, exchange or transfer of more than 10% of the Company's assets, or a sale, lease, exchange or transfer of more than 10% of another entity's assets to the Company, where the other party to the transaction, including its affiliates and associated persons, is a holder or beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Company entitled to vote at a meeting called to consider such a proposed transaction (such party(ies) being hereinafter referred to as a "Related Person"). In addition, any such proposed transaction must also be approved by the affirmative vote of the holders of at least 55% of the aggregate voting power of the Company that is not held by the Related Person. The board of directors must make a conclusive determination as to whether the proposed transaction involves a Related Person. The requirements for supermajority approval are not applicable to proposed transactions approved by a majority of the directors who are not the Related Person and who were elected prior to the acquisition of the 10% share interest by the Related Person and who have served continuously since such election, provided that with respect to any proposed transaction as to which the supermajority voting requirements would otherwise be applicable, there has also been disclosure to all stockholders of any inducements in connection with the proposed transaction offered to directors of the Company which are not extended to all stockholders.

The provisions regarding division of the board of directors into classes and the above-described voting requirements may have the overall effect of making it more difficult to (i) attempt to take control of the Company through a merger, tender offer, proxy contest or other means; (ii) assume control of the Company by a holder of a large block of the Company's voting securities; and/or (iii) remove incumbent management (each, a "Change in Control Transaction"). This may be the case even though certain stockholders of the Company may determine such action to be in their best interests. These provisions of the Company's certificate of incorporation and its by-laws can be changed or amended only by the affirmative vote of the holders of at least 80% of the aggregate outstanding voting capital stock of the Company and, in the case of the above-described voting requirements with respect to certain transactions involving a Related Person, by the additional affirmative vote of the holders of at least 55% of such voting power held by persons who are not Related Persons.

Serial Preferred Stock. The board of director's ability to issue shares of Preferred Stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a Change in Control Transaction without the cooperation of management.

Section 203. The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

DIRECTOR LIABILITY

As permitted by the Delaware General Corporation law, the certificate of incorporation contains a provision which eliminates under certain circumstances the personal liability of the directors of the Company to the Company or its stockholders, in their capacity as directors of the Company, for monetary damages for the breach of fiduciary duty as a director. The provision in the certificate of incorporation does not change a director's duty of care, but it does eliminate the possibility of monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; however, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the certificate of incorporation does not in any way affect a director's liability under the federal securities laws. In addition, the Company's by-laws indemnify its past and present directors for and provide advancements in respect of any expense, liability or loss incurred in connection with any threatened, pending or completed action, suit or proceeding by an individual by reason of the fact that he is or was a director or officer of the Company or serving at the request of the Company in another capacity. The Company has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its directors for settlements in derivative actions.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

The American Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, of the 60,000,000 authorized shares of Common Stock, 29,377,244 shares will be outstanding or reserved for issuance pursuant to the exercise of exercisable stock options and warrants. Of these 29,377,244 shares of Common Stock, the 21,647,847 shares purchased in this offering by persons who are not "affiliates" of the Company will be freely tradable, without restriction under the Securities Act. The Company believes that 15,532,721 shares of Common Stock currently may be sold pursuant to Rule 144 under the Securities Act in compliance with the resale volume limitations of Rule 144. These volume limitations will apply only if and as long as the holders of these shares are "affiliates" of the Company for purposes of Rule 144.

The 6,620,076 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants will become eligible for resale under Rule 144 two years subsequent to the date or dates that the holders of such options and warrants exercise the same.

In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares must be aggregated), including a person who may be deemed an "affiliate" of the Company, who has beneficially owned "restricted securities" for at least one year, may sell within any three month period that number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the reported average weekly trading volume of the then outstanding shares of Common Stock for the four weeks preceding each such sale. The sales under Rule 144 also are subject to certain manner of sale restrictions and notice requirements and to the availability of current public information about the Company. In addition, a person (or persons whose shares must be aggregated) who owns restricted securities, who is not deemed an "affiliate" of the Company at any time during the 90 days preceding a sale and who acquired such shares at least two years prior to their resale, is entitled to sell such shares under Rule 144(k) without regard to the foregoing requirements. Sales of restricted securities by affiliates of the Company, even after the two-year holding period, must continue to be made in broker's transactions subject to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of the outstanding stock options), or the perception that such sales could occur, could adversely affect the prevailing market prices for the Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

The summary of the amended credit facility contained herein does not purport to be complete and is qualified in its entirety by reference to the provisions of the amended credit facility, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part.

On February 9, 1998, the Company entered into an agreement with ING to replace the $20.0 million revolving credit facility with its previous lender. The Company's amended credit facility, dated May 29, 1998, expanded the Company's $20.0 million revolving credit facility with ING to a $25.0 million revolving credit facility. The credit agreement also provides for a borrowing base which is determined semi-annually by the lender based upon the Company's financial position, oil and gas reserves, as well as outstanding letters of credit ($150,000 at September 30, 1998). The credit agreement requires payment of an agent fee of 0.75% on amounts available and a 0.50% commitment fee on amounts not borrowed up to the available credit line. At September 30, 1998, the Company's borrowing base was $25.0 million subject to reduction for the outstanding letters of credit. Available borrowings under the facility at September 30, 1998 were $3,822,365 and may change based upon the semi-annual reserve study and borrowing base determination. The credit facility provides that the payment of dividends with respect to the Common Stock is prohibited. As of September 30, 1998, the Company had $21,027,635 outstanding under the credit facility, and was in compliance with its loan covenants. Amounts borrowed under the credit facility bear interest at the prime rate of the lending bank plus 0.75% or LIBOR plus 2.50%. The revolving line of credit is reviewed semi-annually and may be extended by an amendment to the current facility or converted to a term loan on September 30, 1999.

The amounts borrowed under its reducing revolving line of credit are secured by the Company's receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves. The mortgage notes are secured by certain land and buildings.

                               MANNER OF OFFERING

The price and the manner of sale of the shares of Common Stock offered hereunder are in the sole discretion of the selling stockholders. Sales of shares of Common Stock covered by this prospectus may be made by the selling stockholder, or, subject to applicable law, by pledgees, donees, transferees or other successors in interest, in over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price or at prices and at terms determined in privately negotiated transactions. The shares of Common Stock may be sold through any one of several methods, including by any one or more of the following:

    - a block trade in which the broker or dealers so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    - privately negotiated transactions.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any shares of Common Stock covered by this prospectus, which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Company has advised the selling stockholders of their obligations under the Securities Exchange Act of 1934 (the "Exchange Act") to avoid market manipulation of Common Stock, including without limitation their obligation not to purchase or solicit purchases by others of any Common Stock during the two business days preceding the commencement of any offers or sales of Common Stock by the selling stockholders, until the offering pursuant to this prospectus by the selling stockholders has been completed.

The Company has also advised the selling stockholders of their obligations under the Securities Act to deliver copies of this prospectus to any purchaser of their Common Stock.

                                 LEGAL MATTERS

Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                    EXPERTS

The consolidated financial statements and notes thereto and schedules included or incorporated by reference in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

The Company is subject to the informational requirements of the Securities Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements, and other information, as well as the Registration Statement, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C., 20549 and at the Company's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the Nasdaq National Market System at 1735 K Street, N.W., Washington, D.C. 20006 or on the Commission's website at http://www.sec.gov.

                            NORTH COAST ENERGY, INC.
                     GENERAL INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              ---------
Consolidated Financial Statements
  September 30, 1998 (Unaudited)............................     F-2
Consolidated Financial Statements -
  March 31, 1998 (Audited)..................................    F-11
Kelt Ohio Interests - Financial Statements Consolidated
  Financial Statements -
  December 31, 1998 (Audited) and March 31, 1998
     (Unaudited)............................................    F-33
Proforma Combined Financial Statements North Coast Energy
  and Kelt Ohio Interests -
  March 31, 1998 (Audited)..................................    F-39

                            NORTH COAST ENERGY, INC.

                                                              PAGE NO.
                                                              ---------
PART I  -- FINANCIAL INFORMATION
Consolidated Balance Sheets -
  March 31, 1998 (Audited) and September 30, 1998
     (Unaudited)............................................     F-3
Unaudited Consolidated Statements of Operations -
  For the Three and Six Months Ended September 30, 1997 and
     1998...................................................     F-5
Unaudited Consolidated Statements of Cash Flows -
  For the Six Months Ended September 30, 1997 and 1998......     F-6
Unaudited Notes to Consolidated Financial Statements........     F-7

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     MARCH 31, 1998 AND SEPTEMBER 30, 1998

                                                               MARCH 31,      SEPTEMBER 30,
                                                                  1998            1998
                                                              ------------    -------------
                                                                       (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $  1,578,984    $  3,330,079
  Accounts receivable --
     Trade, net.............................................     1,311,714       2,099,529
     Affiliates.............................................        96,011          99,110
  Inventories...............................................       189,223         159,008
  Deferred income taxes.....................................        26,000          26,000
  Refundable income taxes...................................        38,000          38,000
  Other, net................................................         8,057         122,259
                                                              ------------    ------------
          Total current assets..............................     3,247,989       5,873,985
                                                              ------------    ------------
PROPERTY AND EQUIPMENT, at cost:
  Land......................................................        93,437          93,437
  Oil and gas properties (successful efforts)...............    25,754,748      39,788,193
  Pipelines.................................................     4,380,772       6,409,308
  Vehicles..................................................       420,026       1,267,491
  Furniture and fixtures....................................       508,417         586,262
  Buildings and improvements................................       786,689         796,037
                                                              ------------    ------------
                                                                31,944,089      48,940,728
Less -- Accumulated depreciation, depletion, amortization
  and impairment............................................   (13,155,288)    (14,153,492)
                                                              ------------    ------------
                                                                18,788,801      34,787,236
OTHER ASSETS, net...........................................       274,726       1,727,771
                                                              ------------    ------------
                                                              $ 22,311,516    $ 42,388,992
                                                              ============    ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     MARCH 31, 1998 AND SEPTEMBER 30, 1998

                                                               MARCH 31,     SEPTEMBER 30,
                                                                 1998            1998
                                                              -----------    -------------
                                                                      (UNAUDITED)
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $    88,300     $    72,300
  Accounts payable..........................................    1,824,740       1,940,213
  Accrued expenses..........................................      250,073         374,352
  Billings in excess of costs on uncompleted contracts......      302,881              --
                                                              -----------     -----------
          Total current liabilities.........................    2,465,994       2,386,865
                                                              -----------     -----------
LONG-TERM DEBT, net of current portion......................    7,171,035      21,672,473
DEFERRED INCOME TAXES AND OTHER LIABILITIES.................      335,200       1,235,200
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series A, 6% Noncumulative Convertible Preferred stock,
     par value $.01 per share; 563,270 shares authorized;
     75,481 and 74,491 issued and outstanding (aggregate
     liquidation value of $754,810 and $744,910,
     respectively)..........................................          755             745
  Series B, Cumulative Convertible Preferred stock, par
     value $.01 per share; 625,000 shares authorized,
     268,264 and 233,864 issued and outstanding (aggregate
     liquidation value $2,682,640 and $2,338,640,
     respectively)..........................................        2,683           2,339
  Undesignated Serial Preferred stock, par value $.01 per
     share; 811,730 shares authorized; none issued and
     outstanding............................................           --              --
  Common stock, par value $.01 per share; 60,000,000 shares
     authorized; 16,612,931 and 22,757,168 issued and
     outstanding............................................      166,129         227,572
  Additional paid-in capital................................   16,859,237      21,723,150
  Retained deficit..........................................   (4,689,517)     (4,859,352)
                                                              -----------     -----------
          Total stockholders' equity........................   12,339,287      17,094,454
                                                              -----------     -----------
                                                              $22,311,516     $42,388,992
                                                              ===========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE PERIODS ENDED SEPTEMBER 30, 1997 AND 1998

                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                           ------------------------    ------------------------
                                              1997          1998          1997          1998
                                           ----------    ----------    ----------    ----------
                                                               (UNAUDITED)
REVENUE:
  Oil and gas production.................  $  671,074    $1,862,691    $1,415,124    $3,427,603
  Drilling revenues......................     275,000            --       738,554       326,958
  Well operating, transportation and
     other...............................     394,424       530,355       823,052       934,411
  Administrative and agency fees.........     213,162       208,276       426,425       418,408
                                           ----------    ----------    ----------    ----------
                                            1,553,660     2,601,322     3,403,155     5,107,380
COSTS AND EXPENSES:
  Oil and gas production expenses........     202,641       634,897       432,882     1,197,161
  Drilling costs.........................     255,938       176,611       629,803       571,788
  Oil and gas operations.................     163,167       196,527       305,661       445,397
  General and administrative expenses....     569,220       567,013     1,047,880     1,011,139
  Depreciation, depletion, amortization,
     impairment and other................     258,700       494,545       552,242     1,012,472
  Abandonment of oil and gas
     properties..........................          --            --         3,039            --
                                           ----------    ----------    ----------    ----------
                                            1,449,666     2,069,593     2,971,507     4,237,957
                                           ----------    ----------    ----------    ----------
INCOME FROM OPERATIONS...................     103,994       531,729       431,648       869,423
                                           ----------    ----------    ----------    ----------
OTHER INCOME
  Interest...............................      13,377        28,607        26,293        45,676
  Other..................................          --         1,203            62         2,354
  Gain (loss) on sale of property and
     equipment...........................          --        (1,964)        1,897        (2,472)
                                           ----------    ----------    ----------    ----------
                                               13,377        27,846        28,252        45,558
                                           ----------    ----------    ----------    ----------
OTHER EXPENSE
  Interest...............................     239,053       547,615       504,591       999,519
                                           ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES........    (121,682)       11,960       (44,691)      (84,538)
CREDIT FOR INCOME TAXES:
  Current................................      (1,000)           --            --            --
  Deferred...............................          --            --            --            --
                                           ----------    ----------    ----------    ----------
                                               (1,000)           --            --            --
                                           ----------    ----------    ----------    ----------
NET INCOME (LOSS)........................  $ (120,682)   $   11,960    $  (44,691)   $  (84,538)
                                           ==========    ==========    ==========    ==========
NET LOSS, applicable to common stock
  (after preferred stock dividends paid
  or in arrears of $67,066 and $58,466
  for the three months ended September
  30, 1997 and 1998; and $134,132 and
  $125,532 for the six months ended
  September 30, 1997 and 1998)...........  $ (187,748)   $  (46,506)   $ (178,823)   $ (210,070)
                                           ==========    ==========    ==========    ==========
NET LOSS PER SHARE
  (basic and diluted)....................  $     (.02)   $     (.00)   $     (.02)   $     (.01)
                                           ==========    ==========    ==========    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING......  12,481,962    16,866,434    11,631,810    16,742,269
                                           ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of these Financial Statements

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

                                                                 1997           1998
                                                              -----------    -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (44,691)   $   (84,538)
  Adjustments to reconcile net loss to cash used by
     operating activities-
     Depreciation, depletion, amortization, impairment and
      other.................................................      552,242      1,012,472
     Abandonment of oil and gas properties..................        3,039             --
     (Gain) loss on sale of property and equipment..........       (1,897)         2,472
  Change in:
     Accounts receivable....................................       82,888       (790,914)
     Other current assets...................................       96,918        (83,987)
     Other assets...........................................       (6,462)    (1,309,922)
     Accounts payable.......................................     (326,084)       115,473
       Other liabilities....................................           --        900,000
       Accrued expenses.....................................       21,447        124,279
     Billings in excess of costs on uncompleted contracts...     (469,361)      (302,881)
                                                              -----------    -----------
          Total adjustments.................................      (47,270)      (333,008)
                                                              -----------    -----------
          Net cash used by operating activities.............      (91,961)      (417,546)
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (461,472)   (17,006,505)
  Proceeds on sale of property and equipment................        2,000             --
                                                              -----------    -----------
          Net cash used for investing activities............     (459,472)   (17,006,505)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of accounts payable used to finance property and
     equipment additions....................................      (87,161)            --
  Borrowings under revolving credit facility................      200,000     17,962,370
  Payments on long-term debt................................   (1,508,776)       (50,188)
  Repayments of borrowings under revolving credit
     facility...............................................   (2,840,000)    (3,500,000)
  Cash paid for deferred financing cost.....................           --       (150,000)
  Proceeds from issuance of long-term debt..................           --         73,256
  Net proceeds from the issuance of Common Stock............    4,772,633      4,925,000
  Distributions and dividends...............................      (67,066)       (85,292)
                                                              -----------    -----------
          Net cash provided by financing activities.........      469,630     19,175,146
                                                              -----------    -----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS.................      (81,803)     1,751,095
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD.................  $ 1,503,278    $ 1,578,984
                                                              -----------    -----------
CASH AND EQUIVALENTS AT END OF PERIOD.......................  $ 1,421,475    $ 3,330,079
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid during the period for --
  Interest..................................................  $   411,731    $   885,569
  Income taxes..............................................  $    11,049    $    58,017
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Long-term debt incurred for the purchase of property and
  equipment.................................................  $        --    $    73,256
Accounts payable incurred for the purchase of property and
  equipment.................................................  $    13,347    $        --
Common Stock issued for Director fees.......................  $    25,582    $        --
Accounts payable from interest on long-term debt............  $        --    $   155,799

   The accompanying notes are an integral part of these Financial Statements

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

A. GENERAL

     The consolidated financial statements included herein, have been prepared by North Coast Energy, Inc. without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position have been made.

     Information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto which are incorporated in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998.

     The results of the operations for the interim periods may not necessarily be indicative of the results to be expected for the full year. In addition, the preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of North Coast Energy, Inc. and its wholly owned subsidiaries (the Company), North Coast Operating Company (NCOC), and NCE Securities, Inc. (NCE Securities). In addition, the Company's investments in oil and gas drilling partnerships, which are accounted for under the proportional consolidation method, are reflected in the accompanying financial statements. The Company's ownership of revenues in these drilling partnerships are as follows:

Capital Drilling Fund 1986-1 Limited Partnership............    13.2%
North Coast Energy/Capital 1987-1 Appalachian Drilling
  Program Limited Partnership...............................    40.4%
North Coast Energy/Capital 1987-2 Appalachian Drilling
  Program Limited Partnership...............................    38.9%
North Coast Energy/Capital 1988-1 Appalachian Drilling
  Program Limited Partnership...............................    35.1%
North Coast Energy/Capital 1988-2 Appalachian Drilling
  Program Limited Partnership...............................    41.7%
North Coast Energy 1989 Appalachian Drilling Program Limited
  Partnership...............................................    31.6%
North Coast Energy 1990-1 Appalachian Drilling Program
  Limited Partnership.......................................    29.4%
North Coast Energy 1990-2 Appalachian Drilling Program
  Limited Partnership.......................................    28.9%
North Coast Energy 1990-3 Appalachian Drilling Program
  Limited Partnership.......................................    25.0%
North Coast Energy 1991-1 Appalachian Drilling Program
  Limited Partnership.......................................    28.4%
North Coast Energy 1991-2 Appalachian Drilling Program
  Limited Partnership.......................................    25.6%
North Coast Energy 1991-3 Appalachian Drilling Program
  Limited Partnership.......................................    28.9%
North Coast Energy 1992-1 Appalachian Drilling Program
  Limited Partnership.......................................    25.0%
North Coast Energy 1992-2 Appalachian Drilling Program
  Limited Partnership.......................................    27.8%
North Coast Energy 1992-3 Appalachian Drilling Program
  Limited Partnership.......................................    39.5%
North Coast Energy 1993-1 Appalachian Drilling Program
  Limited Partnership.......................................    32.6%
North Coast Energy 1993-2 Appalachian Drilling Program
  Limited Partnership.......................................    31.7%
North Coast Energy 1993-3 Appalachian Drilling Program
  Limited Partnership.......................................    30.0%
North Coast Energy 1994-1 Appalachian Drilling Program
  Limited Partnership.......................................    31.4%

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

North Coast Energy 1994-2 Appalachian Drilling Program
  Limited Partnership.......................................    25.0%
North Coast Energy 1994-3 Appalachian Drilling Program
  Limited Partnership.......................................    25.0%
North Coast Energy 1995-1 Appalachian Drilling Program
  Limited Partnership.......................................    20.0%
North Coast Energy 1995-2 Appalachian Drilling Program
  Limited Partnership.......................................    20.0%
North Coast Energy 1996-1 Appalachian Drilling Program
  Limited Partnership.......................................    20.0%
North Coast Energy 1996-2 Appalachian Drilling Program
  Limited Partnership.......................................    20.0%
North Coast Energy 1997-1 Appalachian Drilling Program
  Limited Partnership.......................................    38.2%
North Coast Energy 1997-2 Appalachian Drilling Program
  Limited Partnership.......................................    22.1%

     All significant intercompany accounts and transactions have been eliminated.

NOTE 2. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                     MARCH 31, 1998    SEPTEMBER 30, 1998
                                                     --------------    ------------------
Revolving credit notes payable -- bank.............    $6,565,265         $21,027,635
  Mortgage note payable to a bank, secured by land
     and a building, requiring monthly payments of
     approximately $1,019 (including interest at
     8%) through July 2003.........................        52,571              48,518
  Mortgage note payable to a bank, secured by land
     and a building, requiring monthly payments of
     approximately $5,248 (including interest at
     8.58%)........................................       507,404             497,808
  Various installment notes payable, in aggregate
     monthly installments (including interest of
     $6,860 at March 31, 1998 and $9,031 at
     September 30, 1998)...........................       134,095             170,812
                                                       ----------         -----------
                                                        7,259,335          21,744,773
Less current portion...............................        88,300              72,300
                                                       ----------         -----------
                                                       $7,171,035         $21,672,473
                                                       ==========         ===========

     On February 9, 1998, the Company entered into an agreement with ING (US) Capital Corporation to replace the $20,000,000 revolving credit facility with its previous lender. On May 29, 1998, the Company entered into an amended Credit Agreement with its lender increasing the Credit Facility from $20,000,000 to $25,000,000. The Agreement provides for a borrowing base which is determined semiannually by the lender based upon the Company's financial position, oil and gas reserves, as well as outstanding letters of credit ($150,000 at September 30, 1998), as defined. At September 30, 1998, the Company's borrowing base was $25,000,000 subject to reduction for the outstanding letters of credit. Available borrowings under the facility at September 30, 1998 were $3,822,365 and may subsequently change based upon the semiannual reserve study and borrowing base determination.

     The revolving line of credit is reviewed semi-annually and may be extended by an amendment to the current facility or converted to a term loan on July 1, 1999. The Bank is currently performing its semi-annual borrowing base review, and preliminary discussions indicate that the Company's Credit Facility will be continued without payment of principal until January 1, 2001. Therefore, the debt has been reflected in the financial statements as long-term.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

     Amounts outstanding under the reducing revolving line of credit bear interest at the lending bank's prime rate plus .75% or LIBOR plus 2.50%, or approximately 10% and 8.25% at September 30, 1997 and September 30, 1998, respectively. The agreement requires the company to pay a commitment fee of .5% on the unused amount of the available borrowings. The agreement contains certain restrictive covenants, including working capital, current ratio, tangible net worth, and EBITDA calculations, as defined. The Company was in compliance with all covenants and restrictions at September 30, 1998.

     The revolving credit facility and the notes are collateralized by substantially all of the Company's assets including receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves.

NOTE 3. BILLINGS IN EXCESS OF COSTS ON UNCOMPLETED CONTRACTS

     Billings in excess of costs on uncompleted contracts consist of:

                                                                           SEPTEMBER
                                                              MARCH 31,       30,
                                                                1998         1998
                                                              ---------    ---------
Billings on uncompleted contracts...........................  $335,920     $     --
Costs incurred on uncompleted contracts.....................    33,039           --
                                                              --------     --------
                                                              $302,881     $     --
                                                              ========     ========

     At September 30, 1998, all contracts were completed.

NOTE 4. COMMITMENT AND CONTINGENCIES

     The Company and a commercial bank have issued standby letters of credit which provide a guaranteed total amount of $150,000 in lieu of coverage provided by insurance for road bond deposits against damage.

     At September 30, 1998, the Company has committed to fund certain costs of the North Coast Energy Appalachian Drilling Programs estimated to be approximately $118,000 for tangible well equipment and pipeline construction.

NOTE 5. PREFERRED DIVIDENDS

     On September 30, 1998, the Company paid a dividend of $58,466 on the cumulative convertible Series B preferred stock. For purposes of computing earnings per share for the six months ended September 30, 1998, dividends paid and in arrears on the cumulative convertible Series B preferred stock were $125,532. Cumulative dividends in arrears on the cumulative convertible Series B preferred stock are $375,570 at September 30, 1998.

NOTE 6. SALE OF COMMON STOCK

     On September 29, 1998 the Company sold 5,747,127 shares of its Common Stock for $5 million to NUON International bv, a limited liability company organized under the laws of the Netherlands ("NUON"), pursuant to the terms of a stock purchase agreement ("Agreement") by and between the Company and NUON dated August 1, 1997. Pursuant to the terms of the Agreement and subject to the satisfaction of certain conditions, including the development of a plan of complementary business, NUON may purchase an additional 5,747,127 shares of Common Stock by September 30, 1999. By exercising their option to purchase additional shares by September 30, 1998, NUON's stock ownership increased to 51% of the Company's outstanding Common Stock with the ability of NUON to appoint additional directors at the Company's next Annual Meeting.

     A portion of the proceeds from the sale of Common Stock was utilized to reduce the amount outstanding under the Company's Credit Facility with the remaining proceeds being used for working capital purposes.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

NOTE 7. ACQUISITION OF KELT OHIO, INC.

     In May 1998, the Company acquired oil and gas properties from Kelt Ohio (the "Kelt Ohio Acquisition") for a purchase price of approximately $16 million. The acquisition was accounted for as a purchase. The acquired assets include approximately 900 natural gas and oil wells, brine disposal facilities, drilling and service rigs, and natural gas compressors and gas gathering systems.

     The Company funded the acquisition primarily with borrowings under its revolving credit facility which was amended in May 1998 to increase the borrowing base to $25 million, as defined.

     The accompanying unaudited pro forma financial information gives effect to the Kelt Ohio Acquisition and the related financing in May 1998 for approximately $16 million. The unaudited pro forma operating results were prepared as if both the Kelt Ohio Acquisition and the sale of Common Stock to NUON had occurred at April 1, 1997.

                                                                SEPTEMBER 30, 1997
                                                                    PRO FORMA
                                                                ------------------
                                                                   (UNAUDITED)
TOTAL REVENUES..............................................        $5,781,140
COSTS AND EXPENSES..........................................         4,529,154
INCOME FROM OPERATIONS......................................         1,251,986
OTHER EXPENSES..............................................         1,308,967
NET LOSS....................................................        $  (56,981)
                                                                    ==========
NET LOSS, applicable to common stock (after preferred stock
  dividends paid or in arrears of $134,132).................        $ (191,113)
                                                                    ==========
BASIC AND DILUTED EARNINGS, per common share................        $    (0.01)
                                                                    ==========
WEIGHTED AVERAGE SHARES, outstanding........................        16,499,595
                                                                    ==========

     The pro forma operating results do not purport to present actual operating results that would have been achieved had the acquisition and financing been made at the beginning of the period presented or to necessarily be indicative of future results of operations.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              ---------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................    F-12
FINANCIAL STATEMENTS:
  Consolidated balance sheets...............................    F-13
  Consolidated statements of operations.....................    F-14
  Consolidated statements of stockholders' equity...........    F-15
  Consolidated statements of cash flows.....................    F-16
  Notes to consolidated financial statements................    F-18

     All other financial statement schedules have been appropriately omitted if the information is not required or is furnished in the financial statements or in the notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
NORTH COAST ENERGY, INC.:

     We have audited the accompanying consolidated balance sheets of North Coast Energy, Inc. (a Delaware corporation) and Subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Coast Energy, Inc. and Subsidiaries as of March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Cleveland, Ohio,
June 4, 1998.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1997 AND 1998

                                                                 1997           1998
                                                              -----------    -----------
                           ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $ 1,503,278    $ 1,578,984
  Accounts receivable-
     Trade, net.............................................    1,306,577      1,311,714
     Affiliates.............................................       81,456         96,011
  Inventories...............................................      200,971        189,223
  Deferred income taxes.....................................       26,000         26,000
  Refundable income taxes...................................       50,000         38,000
  Other, net................................................        8,488          8,057
                                                              -----------    -----------
          Total current assets..............................    3,176,770      3,247,989
                                                              -----------    -----------
PROPERTY AND EQUIPMENT, at cost:
  Land......................................................       93,437         93,437
  Oil and gas properties (successful efforts)...............   24,290,505     25,754,748
  Pipelines.................................................    4,158,204      4,380,772
  Vehicles..................................................      348,825        420,026
  Furniture and fixtures....................................      501,049        508,417
  Building and improvements.................................      788,419        786,689
                                                              -----------    -----------
                                                               30,180,439     31,944,089
  Less -- Accumulated depreciation, depletion, amortization
     and impairment.........................................  (12,279,402)   (13,155,288)
                                                              -----------    -----------
                                                               17,901,037     18,788,801
OTHER ASSETS, net...........................................      150,893        274,726
                                                              -----------    -----------
                                                              $21,228,700    $22,311,516
                                                              ===========    ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $   108,900    $    88,300
  Accounts payable..........................................    1,952,863      1,824,740
  Accrued expenses..........................................      320,255        250,073
  Billings in excess of costs on uncompleted contracts......      469,361        302,881
                                                              -----------    -----------
          Total current liabilities.........................    2,851,379      2,465,994
                                                              -----------    -----------
LONG-TERM DEBT, net of current portion......................   10,720,510      7,171,035
DEFERRED INCOME TAXES, net..................................      347,200        335,200
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series A, 6% Noncumulative Convertible Preferred stock,
     par value $.01 per share; 563,270 shares authorized;
     76,951 and 75,481 issued and outstanding (aggregate
     liquidation value of $769,510 and $754,810,
     respectively)..........................................          770            755
  Series B, Cumulative Convertible Preferred stock, par
     value $.01 per share; 625,000 shares authorized;
     269,464 and 268,264 issued and outstanding (aggregate
     liquidation value of $2,694,640 and $2,682,640,
     respectively)..........................................        2,695          2,683
  Undesignated Serial Preferred stock, par value $.01 per
     share; 811,730 shares authorized; none issued and
     outstanding............................................           --             --
  Common stock, par value $.01 per share; 60,000,000 shares
     authorized; 10,753,895 and 16,612,931 issued and
     outstanding............................................      107,539        166,129
  Additional paid-in capital................................   12,083,196     16,859,237
  Retained deficit..........................................   (4,884,589)    (4,689,517)
                                                              -----------    -----------
          Total stockholders' equity........................    7,309,611     12,339,287
                                                              -----------    -----------
                                                              $21,228,700    $22,311,516
                                                              ===========    ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998

                                                          1996           1997          1998
                                                       -----------    ----------    ----------
REVENUE:
  Oil and gas production.............................  $ 2,848,610    $3,137,556    $3,013,929
  Drilling revenues..................................    5,490,364     3,783,630     2,988,371
  Well operating, transportation and other...........    1,610,469     1,859,806     1,622,608
  Administrative and agency fees.....................      911,053       883,997       965,724
                                                       -----------    ----------    ----------
                                                        10,860,496     9,664,989     8,590,632
                                                       -----------    ----------    ----------
COSTS AND EXPENSES:
  Oil and gas production expenses....................      796,530       777,163       840,346
  Drilling costs.....................................    4,160,788     2,876,615     2,516,588
  Oil and gas operations.............................      881,025       976,943       652,672
  General and administrative expenses................    2,878,762     2,307,994     2,215,961
  Depreciation, depletion, amortization, impairment
     and other.......................................    3,298,359     1,385,570     1,242,200
  Abandonment of oil and gas properties..............       60,506        73,528        88,947
                                                       -----------    ----------    ----------
                                                        12,075,970     8,397,813     7,556,714
                                                       -----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS........................   (1,215,474)    1,267,176     1,033,918
                                                       -----------    ----------    ----------
OTHER INCOME:
  Interest...........................................       63,063        47,491        62,263
  Other..............................................       14,429        52,892         3,690
  Gain on sale of property and equipment.............       18,295            --         1,609
                                                       -----------    ----------    ----------
                                                            95,787       100,383        67,562
                                                       -----------    ----------    ----------
OTHER EXPENSE:
  Interest...........................................      772,731     1,055,409       839,342
  Loss on sale of property and equipment.............           --        20,400            --
                                                       -----------    ----------    ----------
                                                           772,731     1,075,809       839,342
                                                       -----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES....................   (1,892,418)      291,750       262,138
PROVISION (CREDIT) FOR INCOME TAXES:
  Current............................................      (83,100)       (5,100)       12,000
  Deferred...........................................     (554,900)        5,100       (12,000)
                                                       -----------    ----------    ----------
                                                          (638,000)           --            --
                                                       -----------    ----------    ----------
NET INCOME (LOSS)....................................  $(1,254,418)   $  291,750    $  262,138
                                                       ===========    ==========    ==========
NET LOSS APPLICABLE TO COMMON STOCK (after Preferred
  stock dividends paid or in arrears of $649,864,
  $458,606 and $268,264 in 1996, 1997 and 1998,
  respectively)......................................  $(1,904,282)   $ (166,856)   $   (6,126)
                                                       ===========    ==========    ==========
NET LOSS PER SHARE (basic and diluted)...............  $     (0.24)   $    (0.02)   $    (0.00)
                                                       ===========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998

                             SERIES A              SERIES B
                          PREFERRED STOCK       PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                        -------------------   -------------------   ----------------------     PAID-IN      RETAINED
                         SHARES     AMOUNT     SHARES     AMOUNT      SHARES       AMOUNT      CAPITAL       DEFICIT
                        ---------   -------   ---------   -------   -----------   --------   -----------   -----------
BALANCE,
 MARCH 31, 1995.......    309,460   $3,095      464,665   $4,647      8,030,352   $ 80,304   $12,083,024   $(2,948,183)
 Net loss.............         --       --           --       --             --         --            --    (1,254,418)
 Shares converted.....     (4,260)     (43)          --       --          9,796         98           (55)           --
 Dividends on Series A
   Preferred stock
   ($0.60 per
   share).............         --       --           --       --             --         --            --      (185,199)
 Dividends on Series B
   Preferred stock
   ($1.00 per
   share).............         --       --           --       --             --         --            --      (464,665)
                        ---------   -------   ---------   -------   -----------   --------   -----------   -----------
BALANCE,
 MARCH 31, 1996.......    305,200    3,052      464,665    4,647      8,040,148     80,402    12,082,969    (4,852,465)
 Net income...........         --       --           --       --             --         --            --       291,750
 Shares converted.....   (228,249)  (2,282)    (195,201)  (1,952)     2,713,747     27,137           227            --
 Dividends on Series A
   Preferred stock
   ($.30 per share)...         --       --           --       --             --         --            --       (91,542)
 Dividends on Series B
   Preferred stock
   ($.50 per share)...         --       --           --       --             --         --            --      (232,332)
                        ---------   -------   ---------   -------   -----------   --------   -----------   -----------
BALANCE,
 MARCH 31, 1997.......     76,951      770      269,464    2,695     10,753,895    107,539    12,083,196    (4,884,589)
 Net income...........         --       --           --       --             --         --            --       262,138
 Shares converted.....     (1,470)     (15)      (1,200)     (12)        16,616        166            56            --
 Dividends on Series B
   Preferred stock
   ($.25 per share)...         --       --           --       --             --         --            --       (67,066)
 Issuance of common
   stock..............         --       --           --       --      5,825,720     58,257     4,765,716            --
 Issuance of stock
   bonus common
   shares.............         --       --           --       --         16,700        167        10,269            --
                        ---------   -------   ---------   -------   -----------   --------   -----------   -----------
BALANCE,
 MARCH 31, 1998.......     75,481   $  755      268,264   $2,683     16,612,931   $166,129   $16,859,237   $(4,689,517)
                        =========   =======   =========   =======   ===========   ========   ===========   ===========


                            TOTAL
                        STOCKHOLDERS'
                           EQUITY
                        -------------
BALANCE,
 MARCH 31, 1995.......  $  9,222,887
 Net loss.............    (1,254,418)
 Shares converted.....            --
 Dividends on Series A
   Preferred stock
   ($0.60 per
   share).............      (185,199)
 Dividends on Series B
   Preferred stock
   ($1.00 per
   share).............      (464,665)
                        ------------
BALANCE,
 MARCH 31, 1996.......     7,318,605
 Net income...........       291,750
 Shares converted.....        23,130
 Dividends on Series A
   Preferred stock
   ($.30 per share)...       (91,542)
 Dividends on Series B
   Preferred stock
   ($.50 per share)...      (232,332)
                        ------------
BALANCE,
 MARCH 31, 1997.......     7,309,611
 Net income...........       262,138
 Shares converted.....           195
 Dividends on Series B
   Preferred stock
   ($.25 per share)...       (67,066)
 Issuance of common
   stock..............     4,823,973
 Issuance of stock
   bonus common
   shares.............        10,436
                        ------------
BALANCE,
 MARCH 31, 1998.......  $ 12,339,287
                        ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998

                                                         1996           1997           1998
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $(1,254,418)   $   291,750    $   262,138
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities-
       Depreciation, depletion, amortization,
          impairment and other......................    3,298,359      1,385,570      1,242,200
       Abandonment of oil and gas properties........       60,506         73,528         88,947
       Loss (gain) on sale of property and
          equipment.................................      (18,295)        20,400         (1,609)
       Deferred income taxes........................     (554,900)         5,100        (12,000)
       Change in-
          Accounts receivable.......................      213,970         49,561        (19,692)
          Inventories and other current assets......      118,979       (102,127)        12,179
          Refundable income taxes...................     (115,000)        65,000         12,000
          Other assets, net.........................       88,129         23,109       (109,154)
          Accounts payable..........................     (997,350)      (521,662)       (62,667)
          Accrued expenses..........................     (143,417)        39,690        (70,182)
          Billings in excess of costs on uncompleted
            contracts...............................      352,467       (167,986)      (166,480)
                                                      -----------    -----------    -----------
          Total adjustments.........................    2,303,448        870,183        913,542
                                                      -----------    -----------    -----------
          Net cash provided by operating
            activities..............................    1,049,030      1,161,933      1,175,680
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............   (3,389,274)    (2,025,561)    (2,124,052)
  Proceeds on sale of property and equipment........       12,253        198,669          2,000
                                                      -----------    -----------    -----------
          Net cash used for investing activities....   (3,377,021)    (1,826,892)    (2,122,052)
                                                      -----------    -----------    -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998

                                                         1996           1997           1998
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of accounts payable used to finance
     property and equipment additions...............  $  (236,422)   $   (70,964)   $   (87,161)
  Borrowings under revolving credit facility........    3,800,000      2,080,000      6,765,265
  Borrowings (repayments) under note payable to
     stockholder....................................    1,064,000         84,883     (1,453,674)
  Repayment of borrowings under revolving credit
     facility.......................................   (2,290,003)    (1,000,000)    (8,840,000)
  Payments on long-term debt........................     (127,278)      (140,656)      (106,698)
  Cash paid for deferred financing..................      (47,354)       (12,900)       (88,223)
  Proceeds from issuance of long-term debt..........           --             --         65,031
  Net proceeds from issuance of common stock........           --             --      4,834,604
  Distributions and dividends.......................     (649,864)      (323,874)       (67,066)
                                                      -----------    -----------    -----------
          Net cash provided by financing
            activities..............................    1,513,079        616,489      1,022,078
                                                      -----------    -----------    -----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS.........     (814,912)       (48,470)        75,706
CASH AND EQUIVALENTS AT BEGINNING OF YEAR...........    2,366,660      1,551,748      1,503,278
                                                      -----------    -----------    -----------
CASH AND EQUIVALENTS AT END OF YEAR.................  $ 1,551,748    $ 1,503,278    $ 1,578,984
                                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for --
     Interest.......................................  $   716,000    $ 1,032,000    $   887,000
     Income taxes...................................       30,000         52,000         51,000
SUPPLEMENTAL DISCLOSURES ON NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Long-term debt incurred for the purchase of
     property and equipment.........................  $    91,000    $   638,000    $    65,000
  Accounts payable incurred for the purchase of
     property and equipment.........................       71,000         87,000         22,000
  Accounts payable from interest on long-term
     debt...........................................       64,000         85,000         44,000
  Accounts payable incurred for deferred
     financing......................................           --             --         88,000

  The accompanying notes are an integral part of these consolidated financial statements.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1996, 1997 AND 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A. ORGANIZATION

     North Coast Energy, Inc. (North Coast), a Delaware corporation, was formed in August 1988 to engage in the exploration, development and production of oil and gas, the acquisition of producing oil and gas properties, and the organization and management of oil and gas partnerships.

B. PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of North Coast Energy, Inc. and its wholly owned subsidiaries (collectively, the Company), North Coast Operating Company (NCOC), and NCE Securities, Inc. (NCE Securities). In addition, the Company's investments in oil and gas drilling partnerships, which are accounted for under the proportional consolidation method, are reflected in the accompanying financial statements. The Company's ownership of revenues in these drilling partnerships is as follows:

Capital Drilling Fund 1986-1 Limited Partnership............  13.2%
North Coast Energy/Capital 1987-1 Appalachian Drilling
  Program Limited Partnership...............................  40.4%
North Coast Energy/Capital 1987-2 Appalachian Drilling
  Program Limited Partnership...............................  38.9%
North Coast Energy/Capital 1988-1 Appalachian Drilling
  Program Limited Partnership...............................  35.1%
North Coast Energy/Capital 1988-2 Appalachian Drilling
  Program Limited Partnership...............................  41.7%
North Coast Energy/Capital 1989 Appalachian Drilling Program
  Limited Partnership.......................................  31.6%
North Coast Energy 1990-1 Appalachian Drilling Program
  Limited Partnership.......................................  29.4%
North Coast Energy 1990-2 Appalachian Drilling Program
  Limited Partnership.......................................  28.9%
North Coast Energy 1990-3 Appalachian Drilling Program
  Limited Partnership.......................................  25.0%
North Coast Energy 1991-1 Appalachian Drilling Program
  Limited Partnership.......................................  28.4%
North Coast Energy 1991-2 Appalachian Drilling Program
  Limited Partnership.......................................  25.6%
North Coast Energy 1991-3 Appalachian Drilling Program
  Limited Partnership.......................................  28.9%
North Coast Energy 1992-1 Appalachian Drilling Program
  Limited Partnership.......................................  25.0%
North Coast Energy 1992-2 Appalachian Drilling Program
  Limited Partnership.......................................  27.8%
North Coast Energy 1992-3 Appalachian Drilling Program
  Limited Partnership.......................................  39.5%
North Coast Energy 1993-1 Appalachian Drilling Program
  Limited Partnership.......................................  32.6%
North Coast Energy 1993-2 Appalachian Drilling Program
  Limited Partnership.......................................  31.7%
North Coast Energy 1993-3 Appalachian Drilling Program
  Limited Partnership.......................................  30.0%
North Coast Energy 1994-1 Appalachian Drilling Program
  Limited Partnership.......................................  31.4%
North Coast Energy 1994-2 Appalachian Drilling Program
  Limited Partnership.......................................  25.0%
North Coast Energy 1994-3 Appalachian Drilling Program
  Limited Partnership.......................................  25.0%
North Coast Energy 1995-1 Appalachian Drilling Program
  Limited Partnership.......................................  20.0%
North Coast Energy 1995-2 Appalachian Drilling Program
  Limited Partnership.......................................  20.0%
North Coast Energy 1996-1 Appalachian Drilling Program
  Limited Partnership.......................................  20.0%
North Coast Energy 1996-2 Appalachian Drilling Program
  Limited Partnership.......................................  20.0%
North Coast Energy 1997-1 Appalachian Drilling Program
  Limited Partnership.......................................  38.2%
North Coast Energy 1997-2 Appalachian Drilling Program
  Limited Partnership.......................................  22.1%

     All significant intercompany accounts and transactions have been eliminated.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

C. CASH EQUIVALENTS

     Investments having an original maturity of 90 days or less that are readily convertible into cash have been included in, and are a significant portion of, the cash and equivalents balances.

D. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated or depleted principally on methods and at rates designed to amortize their costs over their estimated useful lives (proved oil and gas properties using the unit-of-production method based upon estimated proved developed oil and gas reserves, pipelines using the straight-line method over 10 to 14 years, vehicles, furniture and fixtures using accelerated methods over 5 to 7 years, building and improvements using accelerated methods over 31.5 years).

E. OIL AND GAS INVESTMENTS AND PROPERTIES

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Under successful efforts, costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

     Costs to drill exploratory wells that do not find proved reserves, costs of development wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

     Unproved oil and gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

     When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to such amounts. Impairment is recorded on a drilling program or property specific basis, as applicable.

     On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

F. REVENUE RECOGNITION

     The Company recognizes revenue on drilling contracts using the completed contract method of accounting for both financial reporting purposes and income tax purposes. This method is used because the typical contract is completed in three months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

     Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Billings in excess of costs on uncompleted contracts are classified as current liabilities.

     Oil and gas production revenue is recognized as income as it is extracted and sold from the properties. Other revenue is recognized at the time it is earned and the Company has a contractual right to such revenue.

G. PER SHARE AMOUNTS

     The computation of basic and diluted earnings per share for 1996, 1997 and 1998 does not assume the conversion of the unconverted Series A and B Preferred stock or the effect of warrants and stock options

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES outstanding due to a calculated loss (after dividends) being incurred in each period and the effect, therefore, being anti-dilutive.

     The average number of outstanding shares used in computing both basic and diluted net loss per share was 8,033,642, 8,240,776 and 14,106,492, for the years ended March 31, 1996, 1997 and 1998, respectively.

H. RISK FACTORS

     The Company operates in an environment with many financial risks, including, but not limited to, its limited history of profitable operations, the ability to acquire additional economically recoverable oil and gas reserves, the continued ability to market drilling programs, the inherent risks of the search for development of and production of oil and gas, the ability to sell oil and gas at prices which will provide attractive rates of return, and the highly competitive nature of the industry and worldwide economic conditions. The Company's ability to expand its reserve base, diversify its operations and continue its marketing efforts for and investments in drilling programs is also dependent upon the Company's ability to obtain the necessary capital through operating cash flow, additional borrowings or additional equity funds.

     In the event that available borrowings under the Credit Facility are not sufficient or additional financing cannot be obtained, the Company would be required to continue its current efforts to conserve cash resources. In order to accomplish this objective, the Company believes that it would be necessary to take various actions, including reducing the amount of capital raised in future Drilling Programs, the introduction of additional cost cutting measures and the possible sale of certain assets.

I. ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

J. FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash and equivalents, accounts receivable, accounts payable and debt obligations. The book value of cash and equivalents, accounts receivable and payable are considered to be representative of fair value because of the short maturity of these instruments. The Company believes that the carrying value of its borrowings under its bank credit facility and other debt obligations approximates their fair value as they bear interest at adjustable interest rates which change periodically to reflect market conditions. The Company's accounts receivable are concentrated in the oil and gas industry. The Company does not view such a concentration as an unusual credit risk.

2. BILLINGS IN EXCESS OF COSTS ON UNCOMPLETED CONTRACTS:

     Billings in excess of costs on uncompleted contracts consist of the following at March 31:

                                                         1997        1998
                                                       --------    --------
Billings on uncompleted contracts....................  $738,554    $335,920
Costs incurred on uncompleted contracts 269,193          33,039
                                                       ========    ========
                                                       $469,361    $302,881
                                                       ========    ========

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

3. LEASE COMMITMENTS:

     The Company leases real and personal property under operating leases. The most significant obligations under these lease agreements were for annual building rentals, which included standard maintenance and insurance. Total rental expense under the operating leases for the years ended March 31, 1996, 1997 and 1998, amounted to approximately $82,000, $43,000 and $6,000, respectively. In 1996 and 1997, rent expense of approximately $65,000, and $34,000, respectively, was incurred pursuant to the lease of the Company's previous corporate headquarters from one of the Company's principal stockholders.

     The Company currently has no noncancelable operating leases which require future minimum rental payments.

4. LONG-TERM DEBT:

     Long-term debt consists of the following at March 31:

                                                                 1997           1998
                                                              -----------    ----------
Revolving credit notes payable -- bank......................  $ 8,640,000    $6,565,265
Notes payable to stockholder with interest at prime plus 1%
  and 8%, repaid in 1998....................................    1,453,674            --
Mortgage note payable to a bank, secured by land and a
  building, requiring monthly payments of approximately
  $1,019 (including interest at 8%) through July 2003.......       60,216        52,571
Mortgage note payable to a bank, secured by land and a
  building, requiring monthly payments of approximately
  $5,248 (including interest at 8.58%) through May 2001.
  Thereafter the balance of the note will be amortized over
  a ten-year period, at an interest rate to be renegotiated
  every five years..........................................      524,033       507,404
Various installment notes payable in aggregate monthly
  installments (including interest) of $6,860 at March 31,
  1998, through 2003........................................      151,487       134,095
                                                              -----------    ----------
                                                               10,829,410     7,259,335
Less -- Current portion.....................................      108,900        88,300
                                                              -----------    ----------
                                                              $10,720,510    $7,171,035
                                                              ===========    ==========

     The Company has a $20,000,000 revolving credit agreement with its lender at March 31, 1998. The Agreement provides for a borrowing base which is determined semiannually by the lender based upon the Company's financial position, oil and gas reserves, as well as outstanding letters of credit ($290,000 at March 31, 1998), as defined. At March 31, 1998, the Company's borrowing base was $10,000,000 subject to reduction for the outstanding letters of credit. Available borrowings under the facility at March 31, 1998 were $3,144,735 and may subsequently change based upon the semiannual reserve study and borrowing base determination. Subsequent to year end, the availability decreased and borrowing base increased in conjunction with the Kelt Ohio Acquisition (Note
14).

     The revolving line of credit is reviewed semi-annually and may be extended by an amendment to the current facility or converted to a term loan on July 1, 1999.

     Amounts outstanding under the reducing revolving line of credit bear interest at the lending bank's prime rate plus 1% or LIBOR plus 2.75%, or approximately 10% and 8.5% at March 31, 1997 and 1998, respectively. The weighted average interest rate on these borrowings was 9.9% and 10.1% for fiscal 1997 and 1998, respectively. The agreement requires the Company to pay a commitment fee of .5% on the unused amount of the available borrowings. The agreement contains certain restrictive covenants, including working capital, current

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES ratio, tangible net worth, and EBITDA calculations, as defined. The Company was in compliance with all covenants and restrictions at March 31, 1998.

     The revolving credit facility and the notes are collateralized by substantially all of the Company's assets including receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves.

     Future maturities of long-term debt for the years ended March 31, are as follows:

Fiscal 1999..........................................    $   88,300
Fiscal 2000..........................................     1,041,671
Fiscal 2001..........................................     1,371,413
Fiscal 2002..........................................     1,369,197
Fiscal 2003..........................................     1,368,345
Thereafter...........................................     2,020,409
                                                         ----------
                                                         $7,259,335
                                                         ==========

     The carrying amount of the Company's long-term debt approximates fair value, as primarily all of the Company's debt instruments carry adjustable interest rates which change periodically to reflect market conditions.

5. STOCKHOLDERS' EQUITY:

     In September, 1997, the Company sold 5,747,127 shares of its common stock for $5,000,000 to NUON International (NUON), pursuant to the terms of a stock purchase agreement (NUON Agreement). Under the terms of the NUON Agreement, and subject to the satisfaction of certain conditions, as defined, NUON may purchase an additional 5,747,127 shares of common stock by each of September 30, 1998 and September 30, 1999. Proceeds from the sale of common stock were utilized to repay notes payable to a stockholder, reduce the amount outstanding under the revolving credit facility and for working capital purposes.

A. PREFERRED STOCK

     The Board of Directors of North Coast has designated 563,270 shares of the 2,000,000 shares of preferred stock authorized as Series A, 6% Convertible Noncumulative Preferred stock (Series A Preferred stock) and 625,000 shares of preferred stock as Series B, Cumulative Convertible Preferred stock (Series B Preferred stock).

     Stockholders of Series A Preferred stock are entitled to vote such shares on any and all matters submitted to a vote of the stockholders of the Company based upon the number of votes such stockholders would have if the Series A Preferred stock been converted into shares of common stock of the Company. Holders of shares of Series A Preferred stock are entitled to receive, when and if declared by the Board of Directors, noncumulative cash dividends at an annual rate of $.60 per share. Shares of Series A Preferred stock are senior to shares of common stock with respect to such cash dividends and junior to shares of Series B Preferred stock.

     Series A Preferred stock is convertible, at the stockholder's option, into shares of common stock at the conversion rate of 2.3 shares of common stock for each share of Series A Preferred stock converted.

     All of the outstanding shares of Series A Preferred stock shall, at the option of North Coast, be converted into shares of common stock pursuant to an effective registration statement, as defined.

     In the case where North Coast issues warrants or rights to purchase shares of common stock of the Company, each record holder of outstanding shares of Series A Preferred stock will receive the kind and amount

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES of such warrants or rights so issued which such holder would have been entitled to upon such issuance had all of the holders of shares of Series A Preferred stock been converted, as defined.

     The Series A Preferred stock is redeemable at the option of North Coast at a price of $10 per share. North Coast does not have any obligation to redeem the Series A Preferred stock.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of North Coast, holders of the Series A Preferred stock are entitled to be paid $10 per share out of the assets of North Coast but after payment of other indebtedness of North Coast, after payment or distribution to the holders of Series B Preferred stock, but prior to any distribution to holders of the common stock.

     Holders of shares of Series B Preferred stock are entitled to receive, when, as and if declared by the Board of Directors cash dividends at an annual rate of $1.00 per share, payable quarterly.

     In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series B Preferred stock are entitled to receive the liquidation preference of $10 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock and Series A Preferred stock, as defined. After payment of the liquidation preference, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

     Each outstanding share of Series B Preferred stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

     Whenever distributions on the Series B Preferred stock have not been paid, as defined, the number of directors of the Company may be increased, and the holders of the Series B will be entitled to elect such additional directors to the Board of Directors, as defined. Such voting right will terminate when all such distributions accrued and in default have been paid in full or set apart for payment, as defined. The amount of dividends in arrears attributable to Series B preferred is $335,330 as of March 31, 1998.

     Effective December 18, 1995, the Series B Preferred stock was redeemable at the option of the Company, at $10 per share plus any accrued and unpaid dividends, as defined.

     There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred stock. In the event that the Company has failed to pay accrued dividends on the Series B Preferred stock, it may not redeem any of the outstanding shares of the Series B Preferred stock until all such accrued and unpaid distributions have been paid in full.

     The holders of Series B Preferred stock shall have the right, exercisable at their option, to convert any or all of such shares into 6.47 shares of common stock.

     In fiscal 1997, the Company commenced a conversion offer to its preferred shareholders (Series A and B) to convert their shares into common stock with additional shares offered as an incentive. Following the termination of the conversion offer in fiscal 1997, 223,159 shares of preferred Series A were tendered and exchanged for 1,115,795 shares of common stock and 195,201 shares of preferred Series B were tendered and exchanged for 1,561,608 shares of common stock.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

     The following table presents unaudited, pro forma operating results as if the stock conversion and the NUON common stock sale had occurred at the beginning of each period presented.

                                                             1997           1998
                                                           PRO FORMA      PRO FORMA
                                                          -----------    -----------
REVENUES................................................  $ 9,664,989    $ 8,590,632
NET INCOME..............................................      547,981        361,187
NET INCOME APPLICABLE TO COMMON STOCK...................  $   254,709    $    92,923
WEIGHTED AVERAGE SHARES OUTSTANDING.....................   16,497,101     16,547,053
INCOME PER SHARE -- BASIC AND DILUTED...................  $      0.02    $      0.01

     The pro forma operating results have been prepared for comparative purposes only. They do not purport to present actual operating results that would have been achieved had the conversions and stock sale been made at the beginning of each period presented or to necessarily be indicative of future results of operations.

B. COMMON STOCK WARRANTS

     Warrants issued in connection with the Series B Preferred stock entitle the holders thereof to purchase 1.15 shares of common stock with each warrant at a price of $2.61 per share, as defined. The warrants issued in connection with the Series B Preferred stock expired on December 18, 1997. There were 2,500,000 Series B warrants outstanding at March 31, 1996 and 1997, respectively.

     The Company has granted a shareholder certain warrants to purchase 200,000 shares of common stock at $1.20 per share and 300,000 shares of common stock at $1.00 per share, as defined. These warrants were exercisable on June 13, 1995 and expire on June 13, 2000 and 1998, respectively. The warrants may be redeemed by the Company for $.10 per share at its option upon 30 days written notice.

     In conjunction with the NUON Agreement, the Company issued NUON warrants to purchase 134,000 shares of common stock for $.875 per share. The Company is obligated to issue 134,000 warrants on each occasion NUON purchases an additional 5,747,127 shares of common stock. These warrants expire in September, 2002.

C. SERIES B UNIT WARRANTS

     In connection with the issuance of the Series B Preferred stock, the underwriter of the issue received 50,000 warrants to purchase Series B Units at $12.00 per unit. A Series B Unit consists of one share of Series B Preferred stock, and five warrants to purchase 1.15 shares of common stock at $2.61 per share. These warrants expired on December 18, 1997 and none of these warrants were exercised as of March 31, 1998.

D. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     North Coast has a stock option plan (the Option Plan) to provide incentives to stimulate interest in the development and financial success of the Company. The Option Plan provides for the granting of stock options to purchase common stock at an option price determined by North Coast's Compensation Committee (the Committee). The Committee shall determine the expiration date but no option shall be exercisable for a period of more than 10 years. The aggregate fair market value of the common stock exercisable for the first time during any calendar year shall not exceed $100,000. Options granted under the Option Plan terminate upon the employee leaving the Company. The Company, from time to time, may issue additional options outside the plan.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

     Stock option transactions during 1996, 1997 and 1998 are summarized as follows:

                                                               OPTIONS
                                                             OUTSTANDING    PRICE RANGE
                                                             -----------    -----------
March 31, 1995.............................................    553,369
Options granted............................................     10,000      $      .94
Options canceled...........................................    (63,538)     $.98-$2.17
                                                              --------
March 31, 1996.............................................    499,831
Options exercised..........................................       (100)     $      .78
Options granted............................................     18,100      $      .78
Options canceled...........................................     (4,475)     $.78-$1.38
                                                              --------
March 31, 1997.............................................    513,356
Options exercised..........................................       (250)     $      .78
Options canceled...........................................   (206,368)     $.78-$4.91
                                                              --------
March 31, 1998.............................................    306,738
                                                              ========

     Subsequent to year end, the Company granted 100,000 options to a company director at $.875 per share.

     A summary of stock options outstanding and exercisable at March 31, 1998 follows:

                                                         OPTIONS      OPTION
       EXERCISABLE AT MARCH 31, 1998 THROUGH:          OUTSTANDING    PRICE
       --------------------------------------          -----------    ------
February 20, 1999....................................    230,000      $1.52
January 18, 2000.....................................     17,500      $1.62
May 17, 2001.........................................     43,700      $ .98
March 19, 2003.......................................      4,888      $1.38
September 4, 2006....................................     10,650      $ .78
                                                         -------
                                                         306,738
                                                         =======

     Stock appreciation rights may be awarded by the Committee at the time or subsequent to the time of the granting of options. Stock appreciation rights awarded shall provide that the option holder shall have the right to receive an amount equal to 100% of the excess, if any, of the fair market value of the shares of common stock covered by the option over the option price payable, as defined.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's two stock option plans been determined based on the fair value at the grant date for awards in fiscal 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss per share would not change materially.

E. STOCK BONUS PLAN

     The Company has a Key Employees Stock Bonus Plan (the Bonus Plan) to provide key employees, as defined, with greater incentive to serve and promote the interests of the Company and its shareholders. The aggregate number of shares of common stock which may be issued as bonuses shall be 230,000 shares of common stock, as defined. The expenses of administering the Bonus Plan shall be borne by the Company. The Bonus Plan will terminate on February 1, 2001. The Company has issued 16,700 shares of common stock related to this plan during fiscal 1998 and 108,249 shares of common stock since inception.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

6. INCOME TAXES:

     The Company has adopted the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.

     Income taxes differed from the amount computed by applying the federal statutory rates to pretax book income as follows:

                                                     1996         1997         1998
                                                   ---------    ---------    ---------
Provision based on the statutory rate............  $(643,000)   $  99,000    $  89,000
Tax effect of:
Adjustment from prior years......................     39,000       28,000       12,000
Statutory depletion..............................   (109,000)    (143,000)    (132,000)
Other -- net.....................................     75,000       16,000       31,000
                                                   ---------    ---------    ---------
          Total..................................  $(638,000)   $      --    $      --
                                                   =========    =========    =========

     The components of the net deferred tax liability as of March 31, 1997 and 1998 were as follows:

                                                                1997         1998
                                                              ---------    ---------
DEFERRED TAX LIABILITIES:
  Property and equipment....................................  $(350,000)   $(389,000)
  Other, net................................................    (56,000)     (30,200)
                                                              ---------    ---------
          Total deferred tax liabilities....................   (406,000)    (419,200)
                                                              ---------    ---------
DEFERRED TAX ASSETS:
  Alternative minimum tax credit carryforwards..............    307,000      397,000
  Net operating loss carryforwards..........................         --      640,000
  Other financial reserves..................................     65,000       30,000
  Less- Valuation allowance.................................   (287,200)    (957,000)
                                                              ---------    ---------
          Total deferred tax assets.........................     84,800      110,000
                                                              ---------    ---------
     Net deferred tax liability.............................  $(321,200)   $(309,200)
                                                              =========    =========

     The Company has certain alternative minimum tax credit carryforwards and net operating loss carryforwards which may be available to offset future taxable income. A valuation allowance has been recorded against these amounts due to uncertainty as to the Company's ability to realize any future benefit.

7. PROFIT SHARING PLAN:

     The Company has a profit sharing plan that provides retirement and death benefits to participants and covers substantially all employees. Company contributions are discretionary and are allocated to the participants' accounts based upon their compensation and are subject to a graded vesting schedule which allows 20% vesting after two years of vesting service with an additional 20% vesting for each complete year of vesting service thereafter. Contributions of approximately $20,000 and $30,000 were accrued or paid for the years ended March 31, 1997 and 1998, respectively.

     North Coast provides no significant postretirement and/or postemployment benefits other than the profit sharing plan discussed above.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

8. OTHER COMMITMENTS AND CONTINGENCIES:

     North Coast Energy, Inc., as general partner of several limited partnerships, has committed to fund certain costs (primarily tangible well costs and saleslines additions) of the partnerships as they are incurred. At March 31, 1998, management estimates the commitment to fund such costs to be approximately $876,000. The commitment is expected to be funded by September 30, 1998.

     The Company shares in unlimited liability to third parties with respect to the operations of the partnerships it has sponsored and may be liable to limited partners for losses attributable to breach of fiduciary obligations. In certain partnerships, certain investors have participated as co-general partners in such partnerships. To make such investments more acceptable to potential investors (from a standpoint of risks to such investors) North Coast has agreed to indemnify these investor-general partners from any partnership liability which they may incur in excess of their contributions.

     The Company has entered into employment contracts with certain of its officers that provide for a minimum annual salary and incentives based on the Company's sales and profitability. The commitment, including minimum incentives, amounts to $430,000, $430,000 and $330,000, respectively, for the years ending March 31, 1996, 1997 and 1998 plus CPI adjustments. In addition, each employment contract provides for: reimbursement of certain business expenses; life insurance ranging from $500,000 to $1,000,000; disability benefits for a stated period of time as defined, and termination benefits of between one and three years' salary.

9. INDUSTRY SEGMENTS AND MAJOR CUSTOMERS:

     North Coast and its subsidiaries operate in a single industry segment, the acquisition, exploration and development of oil and gas properties. North Coast and its subsidiaries both originate and acquire prospects and drill or cause to be drilled, such prospects through joint drilling arrangements with other independent oil companies or through limited partnerships sponsored by the Company.

     The Company's revenue, other than revenue from oil and gas production, is derived primarily from public and private program partnerships sponsored by the Company. During 1996, 1997, and 1998 between 35% and 49% of the Company's oil and gas production revenues were derived from two and/or three significant purchasers. A significant portion of trade accounts receivable at March 31, 1997 and 1998 was attributable to these purchasers.

10. RECEIVABLES FROM AFFILIATES:

     Accounts receivable from affiliates consists primarily of receivables from the partnerships managed by the Company and are for administrative fees charged to the partnerships, and to reimburse the Company for amounts paid on behalf of the partnerships.

11. SUPPLEMENTAL INFORMATION RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED):

     The following supplemental unaudited oil and gas information is required by Statement of Financial Accounting Standards (SFAS) No. 69, "Disclosures about Oil and Gas Producing Activities."

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

     The tables on the following pages set forth pertinent data with respect to the Company's oil and gas properties, all of which are located within the United States.

         CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                                                              MARCH 31,
                                              -----------------------------------------
                                                 1996           1997           1998
                                              -----------    -----------    -----------
Proved oil and gas properties...............  $23,769,853    $24,290,505    $25,754,748
Accumulated depreciation, depletion,
  amortization and impairment...............  (10,392,335)   (10,488,719)   (10,892,238)
                                              -----------    -----------    -----------
Net capitalized costs.......................  $13,377,518    $13,801,786    $14,862,510
                                              ===========    ===========    ===========

               COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

                                                          YEAR ENDED MARCH 31,
                                                 --------------------------------------
                                                    1996          1997          1998
                                                 ----------    ----------    ----------
Property acquisition costs.....................  $  334,934    $  124,384    $  277,742
Exploration costs..............................     216,595       121,809       194,503
Development costs..............................   2,584,430     1,477,312     2,149,440

           RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                                                               MARCH 31,
                                                 --------------------------------------
                                                    1996          1997          1998
                                                 ----------    ----------    ----------
Oil and gas production.........................  $2,848,610    $3,137,556    $3,013,929
Gain (loss) on sale of oil and gas
  properties...................................       9,766       (26,031)        1,700
Production costs...............................    (796,530)     (777,163)     (840,346)
Exploration expenses...........................    (156,089)     (121,809)     (194,503)
Depreciation, depletion, amortization,
  impairment and other.........................  (2,550,431)     (695,877)     (627,636)
Abandonment of oil and gas properties..........     (60,506)      (73,528)      (88,947)
                                                 ----------    ----------    ----------
                                                   (705,180)    1,443,148     1,264,197
Provision (credit) for income taxes............    (349,000)      347,460       278,123
                                                 ----------    ----------    ----------
Results of operations for oil and gas producing
  activities (excluding corporate overhead and
  financing costs).............................  $ (356,180)   $1,095,688    $  986,074
                                                 ==========    ==========    ==========

     Provision (credit) for income taxes was computed using the statutory tax rates for the years ended March 31, 1996, 1997 and 1998 and reflects permanent differences, including the Partnership's results of operations for oil and gas producing activities that are reflected in the Company's consolidated income tax provision (credit) for the periods.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

              ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

                                                                OIL          GAS
                                                               (BBLS)       (MCF)
                                                              --------    ----------
Balance, March 31, 1995.....................................   419,700    20,234,000
  Extensions, discoveries and other additions...............    12,600     4,899,000
  Production................................................   (14,100)   (1,166,000)
  Revision of previous estimates............................  (205,900)   (3,299,000)
  Sales of minerals in place................................   (17,100)     (620,000)
                                                              --------    ----------
Balance, March 31, 1996.....................................   195,200    20,048,000
  Extensions, discoveries and other additions...............        --     2,267,000
  Production................................................   (16,200)   (1,153,000)
  Revision of previous estimates............................   (58,800)   (3,121,000)
  Sales of minerals in place................................        --    (1,082,000)
                                                              --------    ----------
Balance, March 31, 1997.....................................   120,200    16,959,000
  Extensions, discoveries and other additions...............     3,000     1,333,000
  Production................................................   (13,900)   (1,116,000)
  Revision of previous estimates............................    26,400     1,153,000
  Sales of minerals in place................................        --      (527,000)
                                                              --------    ----------
Balance, March 31, 1998.....................................   135,700    17,802,000
                                                              ========    ==========

                                                                OIL         GAS
                                                              (BBLS)       (MCF)
                                                              -------    ----------
PROVED DEVELOPED RESERVES:
  March 31, 1995............................................  178,600    15,788,000
  March 31, 1996............................................  151,800    16,303,000
  March 31, 1997............................................  120,200    14,472,000
  March 31, 1998............................................  126,700    15,087,000

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                    MARCH 31,
                                                   --------------------------------------------
                                                       1996            1997            1998
                                                   ------------    ------------    ------------
Future cash inflows from sales of oil and gas....  $ 59,810,000    $ 44,379,000    $ 46,349,000
Future production and development costs..........   (19,992,000)    (15,442,000)    (15,175,000)
Future income tax expense........................   (12,836,000)     (8,145,000)     (8,959,000)
                                                   ------------    ------------    ------------
Future net cash flows............................    26,982,000      20,792,000      22,215,000
Effect of discounting future net cash flows at
  10% per annum..................................   (13,720,000)    (10,447,000)    (11,557,000)
                                                   ------------    ------------    ------------
Standardized measure of discounted future net
  cash flows.....................................  $ 13,262,000    $ 10,345,000    $ 10,658,000
                                                   ============    ============    ============

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                     CHANGES IN THE STANDARDIZED MEASURE OF
                        DISCOUNTED FUTURE NET CASH FLOWS

                                                               YEAR ENDED MARCH 31,
                                                     -----------------------------------------
                                                        1996           1997           1998
                                                     -----------    -----------    -----------
Balance, beginning of year.........................  $11,635,000    $13,262,000    $10,345,000
Extensions, discoveries and other additions........    3,925,000      1,301,000        728,000
Sales of oil and gas, net of production costs......   (2,052,000)    (2,355,000)    (2,173,000)
Net changes in prices and production costs.........    3,019,000     (3,567,000)        26,000
Revisions of previous quantity estimates...........   (2,893,000)    (1,477,000)     1,122,000
Sales of minerals in place.........................     (158,000)      (859,000)      (259,000)
Net change in income taxes.........................   (1,034,000)     2,257,000       (246,000)
Accretion of discount..............................    1,163,000      1,326,000      1,035,000
Other..............................................     (343,000)       457,000         80,000
                                                     -----------    -----------    -----------
Balance, end of year...............................  $13,262,000    $10,345,000    $10,658,000
                                                     ===========    ===========    ===========

     Under the guidelines of SFAS No. 69, estimated future cash flows are determined based on year-end prices for crude oil, current allowable prices applicable to expected natural gas production, estimated production of proved crude oil and natural gas reserves, estimated future production and development costs of reserves based on current economic conditions, and the estimated future income tax expenses, based on year-end statutory tax rates (with consideration of true tax rates already legislated) to be incurred on pretax net cash flows less the tax basis of the properties involved. Such cash flows are then discounted using a 10% rate.

     The estimated quantities of proved oil and gas reserves and standardized measure of discounted future net cash flows include reserves from proved undeveloped acreage. The proved undeveloped acreage is included at the working interest which the Company estimates to retain in the properties, and the standardized measure was calculated using prices and operating costs and development costs expected in the area of interest. The quantities for fiscal 1997 and 1998 were reviewed by an independent petroleum engineering firm.

     The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. It is not intended to be representative of the fair market value of the Company's proved reserves. The valuation of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

12. RELATED PARTY TRANSACTIONS:

     During fiscal 1997, the Company paid finder's fees to two employees in the amount of $75,000 each. During fiscal 1998, the Company purchased wells and a pipeline from a shareholder for $62,000 and purchased 28 wells from an employee for $339,000.

13. ACCOUNTING STANDARDS:

     In fiscal 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets." Although the Company in the past has routinely reviewed its oil and gas properties for impairment, the Company changed its method of assessing the impairment of the capitalized costs of oil and gas properties, to a drilling program or property specific basis as applicable, to comply with the new standard. As a result of adoption, the Company incurred impairment expense of approximately $1,562,000, on a pretax basis, for

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES the year ended March 31, 1996. The impairment expense is included in the depreciation, depletion, amortization, impairment and other caption in the accompanying consolidated financial statements.

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which may require the Company to report certain information about operating segments including product, services and geographical areas. SFAS No. 131 is required to be adopted for financial statements with fiscal years beginning after December 15, 1997. The Company has not determined the impact, if any, of this standard.

14. SUBSEQUENT EVENT:

     In May 1998, the Company acquired oil and gas properties from Kelt Ohio (the "Kelt Ohio Acquisition") for a purchase price of approximately $16 million. The acquisition was accounted for as a purchase. The acquired assets include approximately 900 natural gas and oil wells, brine disposal facilities, drilling and service rigs, and natural gas compressors and gas gathering systems.

     The Company funded the acquisition primarily with borrowings under its revolving credit facility which was amended in May 1998 to increase the borrowing base to $25 million, as defined.

     The accompanying unaudited pro forma financial information gives effect to the Kelt Ohio Acquisition and the related financing in May 1998 for approximately $16 million. The unaudited pro forma operating results were prepared as if the Kelt Ohio Acquisition had occurred on April 1, 1997. The accompanying unaudited pro forma balance sheet information of the Company as of March 31, 1998 has been prepared as if the transaction had occurred as of that date.

                                                                YEAR ENDED
                                                              MARCH 31, 1998
                                                                PRO FORMA
                                                              --------------
                                                               (UNAUDITED)
REVENUES:
  Oil and gas production..................................      $7,169,392
  Drilling revenues.......................................       2,988,371
  Well operating transportation and other.................       2,088,115
  Administrative and agency fees..........................         965,724
                                                                ----------
                                                                13,211,602
                                                                ----------
COSTS AND EXPENSES:
  Oil and gas production expenses.........................       3,120,954
  Drilling costs..........................................       2,516,588
  Oil and gas operations..................................         652,672
  General and administrative expenses.....................       2,339,511
  Depreciation, depletion, amortization, impairment and
     other................................................       2,141,389
  Abandonment of oil and gas properties...................          88,947
                                                                ----------
                                                                10,860,061
                                                                ----------
INCOME FROM OPERATIONS....................................       2,351,541
OTHER INCOME:
  Interest................................................          62,263
  Other...................................................           3,690
  Gain on sale of property and equipment..................           1,609
                                                                ----------
                                                                    67,562
                                                                ----------

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                                                                YEAR ENDED
                                                              MARCH 31, 1998
                                                                PRO FORMA
                                                              --------------
                                                               (UNAUDITED)
OTHER EXPENSES:
  Interest................................................       2,448,092
                                                                ----------
                                                                 2,448,092
                                                                ----------
NET LOSS..................................................      $  (28,989)
                                                                ==========
NET LOSS, applicable to common stock (after preferred
  stock dividends paid or in arrears of $268,264 in
  1998)...................................................      $ (297,253)
                                                                ==========
BASIC AND DILUTED EARNINGS, per common share..............      $    (0.02)
                                                                ==========
WEIGHTED AVERAGE SHARES, outstanding......................      14,106,492
                                                                ==========

     Balance Sheet Data (at March 31, 1998 unaudited):

Cash and equivalents......................................    $ 1,578,984
Total assets..............................................    $39,811,516
Long-term debt............................................    $23,671,035
Stockholders' equity......................................    $12,339,287

     The pro forma operating results do not purport to present actual operating results that would have been achieved had the acquisition and financing been made at the beginning of the period presented or to necessarily be indicative of future results of operations.

                            THE KELT OHIO INTERESTS

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              ---------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................    F-34
FINANCIAL STATEMENTS:
  Statements of Revenues and Direct Operating Expenses......    F-35
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................    F-36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of North Coast Energy, Inc.:

     We have audited the accompanying statements of revenues and direct operating expenses of the Kelt Ohio Interests, as described in Note 1, for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion on Form 8-K/A of North Coast Energy, Inc.), as described in Note 1, and are not intended to be a complete presentation of the results of operations of the Kelt Ohio Interests.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Kelt Ohio Interests, as described in Note 1, for the years ended December 31, 1995, 1996, and 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Cleveland, Ohio
May 7, 1998

                            THE KELT OHIO INTERESTS

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                                     YEAR ENDED      YEAR ENDED      YEAR ENDED     THREE MONTHS ENDED
                                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,        MARCH 31,
                                        1995            1996            1997               1998
                                    ------------    ------------    ------------    ------------------
                                                                                       (UNAUDITED)
Revenues:
  Oil and gas production..........   $4,694,922      $4,631,339      $4,038,907         $1,040,305
  Transportation..................      204,934         236,161         439,730             42,786
                                     ----------      ----------      ----------         ----------
          Total Revenues..........    4,899,856       4,867,500       4,478,637          1,083,091
Direct operating expenses.........    1,958,076       1,910,663       2,150,311            631,883
                                     ----------      ----------      ----------         ----------
Excess of revenues over direct
  operating expenses..............   $2,941,780      $2,956,837      $2,328,326         $  451,208
                                     ==========      ==========      ==========         ==========

   The accompanying notes are an integral part of these financial statements.

                            THE KELT OHIO INTERESTS

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
1. GENERAL:

ORGANIZATION

     The accompanying statements present the revenues and direct operating expenses of certain working and other interests in oil and gas properties and related pipelines owned by Kelt Ohio, Inc. (the "Kelt Ohio Interests") which were purchased by North Coast Energy, Inc. ("North Coast") in May, 1998. Such financial statements were derived from the historical records of the predecessor owner and represent North Coast's interest.

BASIS OF PRESENTATION

     The historical financial statements reflecting financial position, results of operations, and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the Kelt Ohio Interests. During the periods presented, the Kelt Ohio Interests were not accounted for as a separate entity. These statements do not include depreciation, depletion and amortization, general and administrative expenses, interest expense, federal income tax expenses, or federal income tax credits allowed under Section 29 of the Internal Revenue Code. These statements have been prepared solely as a result of the requirements of Section 3.05 of Regulation S-X of the Securities and Exchange Commission (SEC), for filing by North Coast as a part of the SEC Form 8-K/A reporting the acquisition of the subject assets. Accordingly, the accompanying financial statements are not intended to be a complete presentation of the results of operations of the Kelt Ohio Interests in conformity with generally accepted accounting principles.

REVENUE RECOGNITION

     The Kelt Ohio Interests follows the full-cost method of accounting for its oil and gas properties. Under this method of accounting, all costs incurred in the acquisition of oil and gas properties and the exploration for the development of oil and gas reserves are capitalized. Revenues are recognized when oil and gas production is sold. Direct operating expenses are accrued when services are provided.

USE OF ESTIMATES

     Management has made a number of estimates and assumptions relating to the reporting of revenues and direct operating expenses to prepare the accompanying financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. SALES TO MAJOR CUSTOMERS:

     For the years ended December 31, 1995, 1996 and 1997 one purchaser accounted for approximately 90% of total revenues, respectively.

3. OIL AND GAS RESERVES INFORMATION (UNAUDITED):

     The estimates of the Kelt Ohio Interests in proved oil and gas reserves, which are located entirely in the United States, are based on evaluations by an independent petroleum engineer and by Kelt Ohio, Inc. These reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission which require that reserve reports be prepared under existing economic and operating conditions with no provision for price escalations except by contractual arrangements.

     North Coast's management emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as future information becomes available.

                            THE KELT OHIO INTERESTS

     The following unaudited table sets forth the estimated proved oil and gas reserve quantities of the Kelt Ohio Interests at December 31, 1995, 1996 and 1997:

                                                              CRUDE OIL    NATURAL GAS
                                                               (BBLS)        (MCFS)
                                                              ---------    -----------
PROVED RESERVES:
Balance, December 31, 1994..................................   263,400     24,260,000
  Production................................................   (34,400)    (1,929,000)
  Sales.....................................................   (35,100)    (1,128,000)
  Revisions.................................................    23,300      1,513,000
                                                               -------     ----------
Balance, December 31, 1995..................................   217,200     22,716,000
  Production................................................   (15,600)    (1,668,000)
  Revisions.................................................     8,400        448,000
                                                               -------     ----------
Balance, December 31, 1996..................................   210,000     21,496,000
  Production................................................   (11,900)    (1,480,000)
  Extensions................................................    30,600      1,084,000
  Revisions.................................................     8,200      4,337,000
                                                               -------     ----------
Balance, December 31, 1997..................................   236,900     25,437,000
                                                               =======     ==========
PROVED DEVELOPED RESERVES:
  Balance, December 31, 1995................................   208,500     22,202,000
                                                               =======     ==========
  Balance, December 31, 1996................................   195,700     20,395,000
                                                               =======     ==========
  Balance, December 31, 1997................................   213,000     20,664,000
                                                               =======     ==========

     The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure) is a disclosure requirement under Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

     Future net cash flows for the periods presented were derived from the December 31, 1995, 1996 and 1997 reserve estimates after considering historical production and drilling activities. December 31, 1995, 1996 and 1997 prices in the reserve estimates were adjusted for fixed and determinable escalations to the estimated future production less estimated future production costs based on period-end costs and future development costs. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. Future income tax estimates are not included, as the historical tax basis of the properties is not relevant.

                            THE KELT OHIO INTERESTS

     The standardized measure of discounted future net cash flows relating to proved oil and gas properties is as follows:

                                                         AS OF           AS OF           AS OF
                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          1995            1996            1997
                                                      ------------    ------------    ------------
Future cash inflows.................................  $71,339,000     $61,189,000     $74,558,000
Future costs:
  Production........................................   36,466,000      31,410,000      33,730,000
  Development.......................................      450,000         711,000       3,750,000
                                                      -----------     -----------     -----------
                                                       36,916,000      32,121,000      37,480,000
                                                      -----------     -----------     -----------
Undiscounted future net cash flows..................   34,423,000      29,068,000      37,078,000
10% discount factor.................................   16,458,000      13,860,000      18,685,000
                                                      -----------     -----------     -----------
Standardized measure................................  $17,965,000     $15,208,000     $18,393,000
                                                      ===========     ===========     ===========

     Changes in standardized measure of discounted future net cash flows from proved reserve quantities are as follows:

                                                       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          1995            1996            1997
                                                      ------------    ------------    ------------
Standardized measure, beginning of year.............   16,676,000      17,965,000      15,208,000
Extensions..........................................           --              --       2,330,000
Production..........................................   (2,737,000)     (2,721,000)     (1,889,000)
Sales...............................................     (986,000)             --              --
Accretion of discount...............................   (1,668,000)     (1,797,000)     (1,521,000)
Revisions of estimates, changes in price and
  other.............................................    6,680,000       1,761,000       4,265,000
                                                       ----------      ----------      ----------
Standardized measure, end of year...................   17,965,000      15,208,000      18,393,000
                                                       ==========      ==========      ==========

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              ---------
INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS.....    F-40
FINANCIAL STATEMENTS:
  Pro Forma Statements of Operations........................    F-41
  Pro Forma Combined Balance Sheet..........................    F-42
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................    F-43

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma combined financial statements give effect to the purchase by North Coast of certain oil and gas properties from Kelt Ohio, Inc. (the "Kelt Ohio Acquisition") in May 1998 for approximately $16 million. The unaudited pro forma combined statement of income for the year ended March 31, 1998 was prepared as if the Kelt Ohio Acquisition had occurred on April 1, 1997, the beginning of North Coast's fiscal year. The accompanying unaudited pro forma combined balance sheet as of March 31, 1998 has been prepared as if the transaction had occurred as of that date which is North Coast's fiscal year end.

     This information is not necessarily indicative of future consolidated results of operations and it should be read in conjunction with the separate historical statements and related notes of the respective entities appearing elsewhere in this Prospectus.

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 31, 1998

                                                    NORTH COAST       PRO FORMA       NORTH COAST
                                                    HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                    -----------      -----------      -----------
                                                                     (UNAUDITED)
REVENUES:
  Oil and gas production..........................  $3,013,929       $4,155,463(a)    $7,169,392
  Drilling revenues...............................   2,988,371               --        2,988,371
  Well operating transportation and other.........   1,622,608          465,507(a)     2,088,115
  Administrative and agency fees..................     965,724               --          965,724
                                                    ----------       ----------       ----------
                                                     8,590,632        4,620,970       13,211,602
                                                    ----------       ----------       ----------
COSTS AND EXPENSES:
  Oil and gas production expenses.................     840,346        2,280,608(a)     3,120,954
  Drilling costs..................................   2,516,588               --        2,516,588
  Oil and gas operations..........................     652,672               --          652,672
  General and administrative expenses.............   2,215,961          123,550(b)     2,339,511
  Depreciation, depletion, amortization,
     impairment and other.........................   1,242,200          899,189(c,d)   2,141,389
  Abandonment of oil and gas properties...........      88,947               --           88,947
                                                    ----------       ----------       ----------
                                                     7,556,714        3,303,347       10,860,061
                                                    ----------       ----------       ----------
INCOME FROM OPERATIONS............................   1,033,918        1,317,623        2,351,541
OTHER INCOME:
  Interest........................................      62,263               --           62,263
  Other...........................................       3,690               --            3,690
  Gain on sale of property and equipment..........       1,609               --            1,609
                                                    ----------       ----------       ----------
                                                        67,562               --           67,562
                                                    ----------       ----------       ----------
OTHER EXPENSE:
  Interest........................................     839,342        1,608,750(e)     2,448,092
                                                    ----------       ----------       ----------
                                                       839,342        1,608,750        2,448,092
                                                    ----------       ----------       ----------
INCOME (LOSS) BEFORE INCOME TAXES.................     262,138         (291,127)         (28,989)
PROVISION (CREDIT) FOR INCOME TAXES:
  Current.........................................      12,000               --           12,000
  Deferred........................................     (12,000)              --          (12,000)
                                                    ----------       ----------       ----------
NET INCOME (LOSS).................................  $  262,138       $ (291,127)      $  (28,989)
                                                    ==========       ==========       ==========
NET LOSS, applicable to common stock (after
  preferred stock dividends paid or in arrears of
  $268,264 in 1998)...............................  $   (6,126)      $ (291,127)      $ (297,253)
                                                    ==========       ==========       ==========
BASIC AND DILUTED EARNINGS, per common share......  $    (0.00)                       $    (0.02)
                                                    ==========                        ==========
BASIC WEIGHTED AVERAGE SHARES, outstanding........  14,106,492                        14,106,492
                                                    ==========                        ==========

              See notes to pro forma combined financial statements

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                        PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1998

                                                     NORTH COAST     PRO FORMA     NORTH COAST
                                                     HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                     -----------    -----------    -----------
                                                                    (UNAUDITED)
                      ASSETS
  Current assets--
     Cash and equivalents..........................  $ 1,578,984    $              $ 1,578,984
     Accounts receivable--
       Trade, net..................................    1,311,714             --      1,311,714
       Affiliates..................................       96,011             --         96,011
     Inventories...................................      189,223             --        189,223
     Deferred income taxes.........................       26,000             --         26,000
     Refundable income taxes.......................       38,000             --         38,000
     Other, net....................................        8,057        206,000(f)     214,057
                                                     -----------    -----------    -----------
          Total current assets.....................    3,247,989        206,000      3,453,989
                                                     -----------    -----------    -----------
  Property and equipment, at cost:
     Land..........................................       93,437             --         93,437
     Oil and gas properties........................   25,754,748     12,828,650(f)  38,583,398
     Pipelines.....................................    4,380,772      1,800,000(f)   6,180,772
     Vehicles......................................      420,026        278,350(f)     698,376
     Disposal wells and drilling equipment.........           --        778,000(f)     778,000
     Furniture and fixtures........................      508,417             --        508,417
     Buildings and improvements....................      786,689             --        786,689
                                                     -----------    -----------    -----------
                                                      31,944,089     15,685,000     47,629,089
  Less -- Accumulated depreciation, depletion,
     amortization and impairment...................  (13,155,288)            --    (13,155,288)
                                                     -----------    -----------    -----------
                                                      18,788,801     15,685,000     34,473,801
                                                     -----------    -----------    -----------
  Other assets, net................................      274,726      1,609,000(f)   1,883,726
                                                     -----------    -----------    -----------
                                                      22,311,516     17,500,000     39,811,516
                                                     ===========    ===========    ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities--
     Current portion of long-term debt.............       88,300             --         88,300
     Accounts payable..............................    1,824,740             --      1,824,740
     Accrued expenses..............................      250,073        100,000(f)     350,073
     Billings in excess of costs on uncompleted
       contracts...................................      302,881             --        302,881
                                                     -----------    -----------    -----------
          Total current liabilities................    2,465,994        100,000      2,565,994
                                                     -----------    -----------    -----------
  Long-term debt, net of current portion...........    7,171,035     16,500,000(f)  23,671,035
  Deferred income taxes, net.......................      335,200             --        335,200
  Other liabilities................................           --        900,000        900,000
  Stockholders' equity:
     Preferred stock...............................        3,438             --          3,438
     Common stock..................................      166,129             --        166,129
     Additional paid-in-capital....................   16,859,237             --     16,859,237
     Retained deficit..............................   (4,689,517)            --     (4,689,517)
                                                     -----------    -----------    -----------
          Total stockholders' equity...............   12,339,287             --     12,339,287
                                                     -----------    -----------    -----------
                                                     $22,311,516    $17,500,000    $39,811,516
                                                     ===========    ===========    ===========

              See notes to pro forma combined financial statements

                   NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
1. PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED MARCH 31, 1998:

     The accompanying unaudited pro forma consolidated statement of income for the year ended March 31, 1998 has been prepared as if the transaction had occurred on April 1, 1997, the beginning of North Coast's fiscal year, and reflects the following adjustments:

          (a) To record historical revenues and direct operating expenses of the Kelt Ohio Interests for the period April 1, 1997 to March 31, 1998, which reflects North Coast's fiscal year.

          (b) To record additional general administrative expenses for additional payroll costs related to the Kelt Ohio Interests.

          (c) To record the estimated adjustments to depreciation, depletion, amortization, impairment and other expenses attributable to the allocation of the purchase price using the successful efforts method of accounting.

          (d) To record additional amortization expense on deferred financing costs associated with the related financing of the Kelt Ohio Acquisition.

          (e) To record additional interest expense on the Kelt Ohio Interests purchase price of $16 million, plus other acquisition costs incurred, using North Coast's weighted average interest rate of 9 3/4%. A 1/4% per annum increase in the interest rate would increase the loss before taxes by $42,000.

2. PRO FORMA ADJUSTMENTS FOR THE KELT OHIO ACQUISITION AS OF MARCH 31, 1998:

     The accompanying unaudited pro forma consolidated balance sheet as of March 31, 1998 has been prepared as if the acquisition occurred on March 31, 1998, North Coast's fiscal year end and reflecting the following adjustment:

          (f) To record assets and liabilities under the purchase method of accounting based upon the purchase price of $16 million plus other acquisition costs incurred. Such purchase price has been allocated to the assets and liabilities based upon preliminary estimated fair values.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Incorporation of Certain Documents by
  Reference...........................     1
Prospectus Summary....................     2
Risk Factors..........................     8
Price Range of Common Stock and
  Dividend Policy.....................    14
Capitalization........................    15
Use of Proceeds.......................    16
Selected Consolidated Financial
  Data................................    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    23
Business..............................    32
Management............................    43
Summary Compensation Table............    46
Aggregated Option Exercises in Last
  Fiscal Year and Fiscal Year-End
  Values..............................    47
Certain Transactions..................    49
Principal and Selling Stockholders....    49
Description of Securities.............    50
Shares Eligible for Future Sale.......    58
Description of Certain Indebtedness...    59
Manner of Offering....................    60
Legal Matters.........................    60
Experts...............................    60
Available Information.................    61
Index to Consolidated Financial
  Statements..........................   F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                              21,647,847 SHARES OF

                                  COMMON STOCK

                            NORTH COAST ENERGY, INC.
                              --------------------

                                   PROSPECTUS
                              --------------------
                                          , 1999

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the shares of Common Stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee.........      4,023.26
Blue Sky Fees and Expenses..................................      1,000.00
Printing and Engraving Costs................................      1,000.00
Legal Fees and Expenses.....................................     15,000.00
Accountants Fee and Expenses................................      5,000.00
Miscellaneous...............................................      1,000.00
                                                                ----------
          Total.............................................    $27,023.26
                                                                ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees or agents of the Registrant against expenses, including attorney's fees, actually and reasonably incurred by such persons in connection with the defense of any action, suit or proceeding in which such a person is a party by reason of his being or having been a director, officer, employee or agent of the Registrant, or of any corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Registrant, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and provided further (if the threatened, pending or completed action or suit is by or in the right of the corporation) that he shall not have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation (unless the court determines that indemnity would nevertheless be proper under the circumstances). The Registrant's by-laws provide that the Registrant shall indemnify such individuals to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933.

     In addition, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv) of the preceding sentence. These provisions will not affect the availability of injunctive relief nor will it limit directors' liability for violations of the federal securities laws.

     In addition to the indemnification provisions contained in the Company's certificate of incorporation and by-laws, the Company has entered into Indemnification Agreements with each of its directors and executive officers. Generally, these Indemnification Agreements require the Company to reimburse such officers and directors for the costs of defending litigation by or in the right of the Company or otherwise, by reason of the fact such officer or director was acting in good faith in his capacity as such on behalf of the Company. These Indemnification Agreements also require the Company to reimburse the costs of a good-faith settlement of any such litigation by such officers and directors. Finally, the Indemnification Agreements may not restrict the officers' and directors' indemnity rights subsequently without the approval of the affected officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     No securities of the Company which were not registered under the Act have been issued or sold by the Company within the past three years except as follows:

     Common Stock was issued to NUON pursuant to a private offering at the then current price of $0.87 per share. NUON purchased 11,494,254 shares of Common Stock in two separate transactions on September 4, 1997 and September 30, 1998. NUON also has an option to purchase an additional 5,747,127 shares of Common Stock prior to September 30, 1999 for $0.87 per share.

     The Company issued Warrants to each of Messrs. Berns and Siegel to purchase 134,000 shares of Common Stock at a price of $0.875 per share associated with the NUON investment transactions of September 4, 1997 and September 30, 1998 described above. Messrs. Berns and Siegel are each entitled to additional Warrants to purchase 67,000 shares of Common Stock upon the exercise of NUON's option.

     Certain directors of the Company received Common Stock in lieu of cash compensation for director's fees between October 1996 and December 1997 in the following amounts: Mr. Pinkerton (8,464 shares); Mr. Grose (8,971 shares); Mr. Michaels (8,094 shares); Mr. Begley (16,715 shares); Mr. Wegrich (12,403 shares); Mr. Ebinger (11,973 shares); and Mr. Bauman (11,973 shares).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See the Exhibit Index at page E-1 of this Registration Statement.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective date thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities bring registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated in the Registration Statement by reference shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on February 5, 1999.

                                          NORTH COAST ENERGY, INC.

                                          By: /s/ GARRY REGAN

                                            ------------------------------------
                                              Garry Regan
                                              President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Charles M. Lombardy, Jr., Garry Regan, Timothy D. Wagers, Saul Siegel and Michael D. Phillips, or any one or more of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 5th day of February, 1999.


/s/ CHARLES M. LOMBARDY, JR.                    Chief Executive Officer and Director
--------------------------------------------    (principal executive officer)
Charles M. Lombardy, Jr.

/s/ GARRY REGAN                                 President and Director
--------------------------------------------
Garry Regan

                                                Director
--------------------------------------------
Leo J. M. J. Blomen

                                                Director
--------------------------------------------
Dominic A. Visconsi

/s/ CAREL W. J. KOK                             Director
--------------------------------------------
Carel W. J. Kok

                                                Director
--------------------------------------------
S. F. E. Bas Rosenbaum

/s/ C. RAND MICHAELS                            Director
--------------------------------------------
C. Rand Michaels

/s/ JOHN H. PINKERTON                           Director
--------------------------------------------
John H. Pinkerton

/s/ SAUL SIEGEL                                 Chief Operating Officer and Director
--------------------------------------------
Saul Siegel

/s/ JOS J. M. SMITS                             Director
--------------------------------------------
Jos J. M. Smits

/s/ RALPH L. BRADLEY                            Director
--------------------------------------------
Ralph L. Bradley

/s/ TIMOTHY WAGERS                              Treasurer and Chief Financial Officer
--------------------------------------------    (principal financial and accounting officer)
Timothy Wagers

                                 EXHIBIT INDEX

EXHIBIT                                                                    SEQUENTIAL
NUMBER                       DESCRIPTION OF DOCUMENTS                         PAGE
-------                      ------------------------                      ----------
    3.1    Certificate of Incorporation of the Registrant dated August        (B)
           30, 1988.
    3.2    Certificate of Stock Designation of the Registrant filed           (B)
           September 12, 1988.
    3.3    Certificate of Stock Designation of the Registrant filed           (B)
           September 14, 1989.
    3.4    Certificate of Correction filed March 22, 1991.                    (C)
    3.5    Certificate of Amendment to Certificate of Incorporation           (A)
           filed November 4, 1992.
    3.6    Certificate of Stock Designation filed December 29, 1992.          (D)
    3.7    Certificate of Amendment to Certificate of Incorporation           (G)
           filed August 29, 1994.
    3.8    Certificate of Amendment of Certificate of Incorporation            --
           filed December 16, 1998.
    5.1    Opinion of Calfee, Halter & Griswold LLP as to the validity of the shares of Common Stock.
   10.1    1988 Stock Option Plan.                                            (B)
   10.2    Form of Profit Sharing Plan.                                       (B)
   10.3    Form of Indemnity Agreement between the Registrant and each        (B)
           of its Directors and executive officers.
   10.4    North Coast Energy, Inc. Key Employees Stock Bonus Plan.           (B)
   10.5    Stock Option Agreement dated as of May 17, 1991 between            (C)
           Registrant and Timothy Wagers.
   10.6    Stock Option Agreement dated as of May 17, 1991 between the        (C)
           Registrant and Thomas A. Hill.
   10.7    Option Agreement dated February 22, 1994 by and between            (E)
           Registrant and Charles M. Lombardy, Jr.
   10.8    Option Agreement dated February 22, 1994 by and between            (E)
           Registrant and Garry Regan.
   10.9    Warrant to purchase 200,000 shares of Common Stock of the          (G)
           Company.
  10.10    Warrant to purchase 300,000 shares of Common Stock of the          (G)
           Company.
  10.11    Restated Employment Agreement dated May 3, 1995 by and             (H)
           between Registrant and Charles M. Lombardy, Jr.
  10.12    Restated Employment Agreement dated May 3, 1995 by and             (H)
           between Registrant and Garry Regan.
  10.13    Open End Mortgage and Promissory Note by and between Bank          (I)
           One, Akron, N.A. and the Company dated April 30, 1996.
  10.14    Purchase and Sale Agreement dated April 8, 1998 between Kelt       (J)
           Ohio, Inc., and North Coast Energy, Inc.
  10.15    Ratification and Amendment to Purchase and Sale Agreement          (J)
           dated May 12, 1998 between Kelt Ohio, Inc., and North Coast
           Energy, Inc.
  10.16    First Amendment to Credit Agreement and Promissory Note            (J)
           dated May 29, 1998 between ING (U.S.) Capital Corporation
           and North Coast Energy, Inc.
   11.1    Statement regarding computation of per share earnings.              --
   21.1    List of Subsidiaries.                                              (E)
   23.1    Consent of Arthur Andersen LLP.                                     --
   23.2    Consent of Calfee, Halter & Griswold LLP (included in
           Exhibit 5.1 of this Registration Statement)
   27.1    Financial Data Schedule for the period April 1, 1997 to             *
           March 31, 1998
   27.2    Financial Data Schedule for the period April 1, 1998 to             *
           September 30, 1998

---------------

(A) Incorporated herein by reference to the appropriate exhibit to the Registrant's Registration Statement on Form S-2 (Reg.
     No. 33-54288).
(B) Incorporated herein by reference to the appropriate exhibit to the Company's Registration Statement on Form S-1 (File
     No. 33-24656).
(C) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1991.
(D) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.
(E) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1994.
(F) Incorporated herein by reference to the appropriate exhibit to the Registrant's Quarterly Report on form 10-Q for the fiscal quarter ended September 30, 1994.
(G) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1995.
(H) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.
(I) Incorporated herein by reference to the appropriate exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.
(J) Incorporated herein by reference to the appropriate exhibit to the Registrant's Report on Form 8-K dated June 12, 1998.
*    Exhibits 27.1 and 27.2 furnished for Securities and Exchange
     Commission purposes only.